                                                      Filed Pursuant to
                                                      Rule 424(b)(3)
                                                      Registration No. 333-31810



                                    SNB CORP.
                                 499 S. BROADWAY
                             GREENVILLE, OHIO 45331
                            -------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
         A special meeting of shareholders of SNB Corp., an Ohio corporation, will be held at the North Office of Second National Bank, 1302 Wagner Avenue, Greenville, Ohio, on Tuesday, April 25, 2000, at 10:00 a.m., local time, for the following purposes:

       1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of December 17, 1999, as amended by the Amendment to Agreement and Plan of Merger dated as of March 3, 2000, by and between Park National Corporation, an Ohio corporation, and SNB Corp. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding SNB common share will be converted into the right to receive approximately 5.37 Park National common shares.

       2. To transact other business as may properly come before the special meeting or any adjournment.

         THE BOARD OF DIRECTORS OF SNB UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE AMENDMENT.

         Only shareholders of record as of the close of business on March 17, 2000 will be entitled to vote at the SNB special meeting and any adjournment of the special meeting.


         Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted at the SNB special meeting by delivering a later dated executed proxy card or a written notice of revocation to SNB or by voting in person at the special meeting. Your attendance at the special meeting will not, in and of itself, constitute a revocation of your proxy.

                                       By Order of the Board of Directors,



                                       /s/ Alan W. Greiner

Greenville, Ohio,
March 24, 2000                         Alan W. Greiner, Secretary


-----------------------------------------------------------          --------------------------------------------------
                PARK NATIONAL CORPORATION
                        PROSPECTUS                                                       SNB CORP.
                           FOR                                                        PROXY STATEMENT
                 835,500 COMMON SHARES OF                                                   FOR
                PARK NATIONAL CORPORATION                                   SPECIAL MEETING OF SHAREHOLDERS OF
    TO BE ISSUED IN CONNECTION WITH THE MERGER OF                                        SNB CORP.
                      SNB CORP. INTO                                           TO BE HELD ON APRIL 25, 2000
                PARK NATIONAL CORPORATION                                              AT 10:00 A.M.

-----------------------------------------------------------          --------------------------------------------------

         The boards of directors of Park National Corporation and SNB Corp. have each unanimously approved the merger agreement between SNB and Park National. If the merger is completed, the shareholders of SNB will receive approximately 5.37 Park National common shares for each common share of SNB which they own. In lieu of issuing fractional shares, Park National will make a cash payment based on a formula in the merger agreement. Following the merger, SNB's subsidiary Second National Bank will be a subsidiary of Park National, and SNB will no longer exist as a separate entity.


         On December 16, 1999, the last trading day prior to the joint public announcement by Park National and SNB of the proposed merger, Park National common shares, which are listed on the American Stock Exchange under the symbol "PRK," closed at $114.875 per share. On March 20, 2000, the last trading day before the date of this proxy statement/prospectus, Park National common shares closed at $95.00 per share.

         This document is a proxy statement for use by SNB in soliciting proxies for its special meeting of shareholders. It is also a prospectus for Park National relating to the issuance of Park National common shares in connection with the merger. It gives detailed information about the merger, and includes a copy of the merger agreement. We urge you to read the entire document before deciding how to vote. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER, WHICH ARE DESCRIBED BEGINNING ON PAGE 11.


         We cannot complete the merger unless the shareholders of SNB vote to adopt the merger agreement. YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO VOTE, THE EFFECT WILL BE A VOTE "AGAINST" ADOPTION OF THE MERGER AGREEMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PARK NATIONAL COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated March 21, 2000 and is first being mailed to SNB shareholders on or about March 24, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Park National from documents that Park National has filed with the Securities and Exchange Commission, but has not included or delivered with this proxy statement/prospectus. If you call or write us, we will send you these documents, including exhibits specifically incorporated by reference into this proxy statement/prospectus, without charge. You can contact us at:

                                      Park National Corporation
                                      50 North Third Street
                                      P.O. Box 3500
                                      Newark, Ohio  43058-3500
                                      Attention: David C. Bowers, Secretary
                                      (740) 349-3708
         PLEASE REQUEST DOCUMENTS FROM PARK NATIONAL NO LATER THAN APRIL 18, 2000. If you request any documents, Park National will mail the documents to you by first class mail, or another equally prompt means, by the next business day after we receive your request.


         See "Where You Can Find More Information" on page 70 for more information about the documents referred to in this proxy statement/prospectus.


                                                 TABLE OF CONTENTS

DESCRIPTION                                                                                                    PAGE
Questions and Answers About the Merger............................................................................1
Summary...........................................................................................................3
    Parties to the Merger.........................................................................................3
    SNB Special Meeting...........................................................................................4
    The Merger....................................................................................................5
        Reasons for the Merger....................................................................................5
        Opinion of McDonald Investments Inc.......................................................................5
        Exchange of Common Shares.................................................................................6
        Fractional Shares.........................................................................................6
        Exchange of Certificates..................................................................................6
        Accounting Treatment......................................................................................7
        Federal Income Tax Consequences...........................................................................7
        Interests of Persons in the Merger........................................................................7
        Resale of Park National Common Shares.....................................................................7
        Regulatory Approvals......................................................................................8
        Other Transactions Involving Park National................................................................8
    The Merger Agreement..........................................................................................8
        Representations and Warranties; Covenants.................................................................8
        Conditions; Effective Time................................................................................8
        Amendment and Termination.................................................................................9
        Recommendation of the Board of Directors..................................................................9
    Rights of Dissenting Shareholders.............................................................................9
    Selected Financial Data.......................................................................................9
    Comparison of Rights of Holders of Park National Common Shares and of SNB Common Shares......................10
Risk Factors.....................................................................................................11
    Since the market price of Park National common shares fluctuates, SNB shareholders cannot be sure of the market value of the Park National common shares they will receive in the merger......................11
    We cannot assure you that Park National and SNB will successfully integrate their businesses.................11
    The termination fee may discourage other companies from trying to acquire SNB even if the other acquisition could offer higher immediate value to SNB shareholders.......................................11
    Directors and executive officers of SNB may have interests that are different from or in addition to your interests as a shareholder..........................................................................11
    Park National's acquisition strategy could pose risks in the future..........................................12
The SNB Special Meeting..........................................................................................12
    Matters to be Considered at the SNB Special Meeting..........................................................12
    Voting at the SNB Special Meeting; SNB Record Date...........................................................12
Principal Shareholders of Park National..........................................................................13
Principal Shareholders of SNB....................................................................................16
The Merger.......................................................................................................17
    Background...................................................................................................17
    Reasons for the Merger.......................................................................................19
    Opinion of McDonald Investments Inc..........................................................................20
        Comparable Companies Analyses............................................................................22
        Comparable Transaction Analyses..........................................................................24
        Contribution Analyses....................................................................................26
        Accretion/Dilution Analysis..............................................................................26
        Discounted Cash Flow Analysis............................................................................26
        Other Analyses...........................................................................................27
    Effect on Outstanding Park National Common Shares and Exchange of SNB Common Shares..........................27
        Effect on Outstanding Park National Common Shares........................................................27
        Exchange of SNB Common Shares............................................................................27



        No Fractional Park National Common Shares to Be Issued...................................................28
        Closing of SNB Share Transfer Books; Exchange of Certificates Evidencing SNB Common Shares...............29
        Rights of Holders of SNB Share Certificates Prior to Surrender...........................................29
        Lost Share Certificates..................................................................................29
        Treatment of Outstanding SNB Options.....................................................................29
    Accounting Treatment of the Merger...........................................................................29
    Federal Income Tax Consequences of the Merger................................................................30
    Interests of Persons in the Merger...........................................................................30
    Resale of Park National Common Shares Received in the Merger.................................................31
    Regulatory Approvals.........................................................................................31
    Other Transactions Involving Park National...................................................................32
    Existing Relationship between Park National and SNB..........................................................32
The Merger Agreement.............................................................................................32
    The Merger...................................................................................................32
    Conversion of Shares.........................................................................................32
    Representations and Warranties...............................................................................33
    Conduct of Business Pending the Merger.......................................................................34
    Conditions to the Consummation of the Merger.................................................................37
    Effective Time of the Merger.................................................................................39
    Amendment and Termination....................................................................................40
    Costs and Expenses; Indemnification..........................................................................41
    Recommendation and Vote......................................................................................41
Rights of Dissenting Shareholders................................................................................42
Business of Park National........................................................................................43
    General......................................................................................................43
    Additional Information.......................................................................................45
Management of Park National......................................................................................45
    Board of Directors...........................................................................................45
    Executive Officers...........................................................................................48
    Compensation Committee Interlocks and Insider Participation..................................................48
    Executive Compensation.......................................................................................49
        Summary of Cash and Certain Other Compensation...........................................................49
        Grants of Options........................................................................................50
        Option Exercises and Holdings............................................................................51
        Pension Plan; Supplemental Executive Retirement Plan.....................................................51
    Compensation of Directors....................................................................................52
    Transactions Involving Management............................................................................53
Business of SNB..................................................................................................54
Comparison of Rights of Holders of Park National Common Shares and Holders of SNB Common Shares..................54
    Board of Directors...........................................................................................54
        Composition of Board of Directors........................................................................54
        Nominations..............................................................................................55
        Removal..................................................................................................55
        Vacancies................................................................................................56
    Voting Rights................................................................................................56
        Cumulative Voting........................................................................................56
        Special Voting Requirements..............................................................................56
        Amendments of Articles...................................................................................57
        Amendments to the Regulations............................................................................57
        Calling a Special Meeting................................................................................57
    Preemptive Rights............................................................................................58
    Dividends....................................................................................................58
    Anti-Takeover Statutes.......................................................................................58
        Ohio Control Share Acquisition Act.......................................................................58
        Ohio Merger Moratorium Statute...........................................................................59
    Director and Officer Liability and Indemnification...........................................................60



Regulation of Financial Institutions.............................................................................61
    Regulation of Bank Holding Companies.........................................................................61
    Transactions with Affiliates.................................................................................63
    Regulation of Nationally-Chartered Banks.....................................................................63
    Regulation of Ohio State-Chartered Banks and Consumer Finance Companies......................................63
    Federal Deposit Insurance Corporation........................................................................63
        Insurance Premiums.......................................................................................64
        Depositor Preference.....................................................................................64
        Liability of Commonly Controlled Banks...................................................................64
    Regulatory Capital...........................................................................................64
    Fiscal and Monetary Policies.................................................................................65
    Competition..................................................................................................65
    Prompt Corrective Regulatory Action..........................................................................65
    Limits on Dividends and Other Payments.......................................................................66
    Financial Services Modernization Act of 1999.................................................................67
Liquidity........................................................................................................68
    Park National................................................................................................68
Legal Matters....................................................................................................68
Experts..........................................................................................................68
Cautionary Statement Regarding Forward-Looking Information.......................................................69
Where You Can Find More Information..............................................................................70
    SEC Filings..................................................................................................70
    Registration Statement.......................................................................................70
    Documents Incorporated by Reference..........................................................................70



                                       List of Appendices
                                       ------------------
Appendix A-1        Agreement and Plan of Merger, dated as of December 17, 1999,
                    between Park National Corporation and SNB Corp.......................................       A-1
Appendix A-2        Amendment to Agreement and Plan of Merger, dated as of
                    March 3, 2000, between Park National Corporation and SNB Corp........................       A-70
Appendix B          Park National Corporation Annual Report to Shareholders
                    for fiscal year ended December 31, 1999..............................................       B-1
Appendix C          Opinion of McDonald Investments Inc..................................................       C-1
Appendix D          Ohio Revised Code Section 1701.85....................................................       D-1



                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       WHAT WILL SNB SHAREHOLDERS RECEIVE FOR THEIR SNB COMMON SHARES IN THE
         MERGER?

A. When the merger is completed, SNB shareholders will receive approximately 5.37 Park National common shares for each of their common shares of SNB. Because the market price of the Park National common shares may change from day to day, SNB shareholders cannot be sure of the market value of the Park National common shares they will receive in the merger at the time they vote their common shares. The closing price of a Park National common share on December 16, 1999, the last trading day before the announcement of the merger, was $114.875. The closing price of a Park National common share on March 20, 2000, the last trading day before the date of this proxy statement/prospectus was $95.00.


Q.       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. SNB paid a quarterly dividend of $3.48 per share on March 15, 2000 to shareholders of record on March 10, 2000. SNB plans to continue paying quarterly dividends at that rate on its common shares until the closing of the merger. SNB and Park National agreed in the merger agreement to cooperate to assure that during any applicable period, there will not be a payment of both a Park National and a SNB dividend to former SNB shareholders as a result of the merger.

Q.       WHAT WILL HAPPEN IF THE SHAREHOLDERS OF SNB DO NOT ADOPT THE MERGER
         AGREEMENT?

A. If the shareholders of SNB do not adopt the merger agreement, management and the board of directors will continue to operate SNB as before, and may consider other strategic alternatives. However, if SNB receives an alternative proposal prior to termination of the merger agreement and then enters into an agreement to sell SNB with another party prior to the expiration of one year from the date of termination of the merger agreement, then SNB may be required to pay Park National a termination fee of $2,000,000.

Q.       WHAT DO I NEED TO DO NOW?

A. After you have carefully read this document, please indicate on your proxy card how you want to vote. Sign and date the proxy card and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your SNB common shares may be represented and voted at the SNB special meeting.

         In order for us to complete the merger, the holders of at least a majority of the issued and outstanding SNB common shares must vote to adopt the merger agreement. THE BOARD OF DIRECTORS OF SNB UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

Q. WHAT HAPPENS IF I DO NOT SEND IN MY PROXY CARD, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY COMMON SHARES, OR IF I ABSTAIN FROM VOTING?

A. If you do not send in your proxy card, if you do not instruct your broker to vote your common shares, or if you abstain from voting, it will have the same effect as a vote "against" adoption of the merger agreement.

Q. IF MY BROKER HOLDS MY COMMON SHARES IN "STREET NAME," WILL MY BROKER VOTE MY COMMON SHARES FOR ME?

A. Your broker cannot vote your common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your common shares, your common shares will not be voted.

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the SNB special meeting. Just send in a later dated, signed proxy card or a written notice of revocation to the SNB Secretary, Alan W. Greiner, before the special meeting or attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. If you have instructed your broker to vote your common shares, you must follow the directions received from your broker to change those instructions.

Q.       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We are working toward completing the merger as quickly as possible. We anticipate completing the merger shortly after the special meeting is held, assuming that the SNB shareholders adopt the merger agreement.

Q.       WHERE CAN I FIND MORE INFORMATION ABOUT PARK NATIONAL?

A. Park National files reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site the SEC maintains at www.sec.gov and at the offices of the American Stock Exchange. You can also request copies of these documents from Park National.

Q.       WHO CAN ANSWER ANY OTHER QUESTIONS I MAY HAVE?

A.       If you have questions, you may contact us at:


          Park National Corporation                SNB Corp.
          50 North Third Street                    499 S. Broadway
          P.O. Box 3500                            Greenville, Ohio  45331
          Newark, Ohio  43058-3500                 Attention:  Alan W. Greiner,
          Attention: David C. Bowers, Secretary    Secretary
          (740) 349-3708                           (937) 548-2122

                                     SUMMARY
         This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that you may consider important. We urge you to read carefully the entire document and the other documents referred to in this document to fully understand the proposed merger.

         We propose a merger between Park National and SNB. If the holders of at least a majority of the issued and outstanding SNB common shares adopt the merger agreement, and if all other conditions to the consummation of the merger are satisfied, SNB will merge into Park. As a result, SNB's operating subsidiary, Second National Bank, a national banking association, will become a wholly-owned subsidiary of Park National. Park National will continue its corporate existence under Ohio law as the surviving corporation of the merger.

PARTIES TO THE MERGER


PARK NATIONAL CORPORATION (SEE PAGE 43)
50 North Third Street
P.O. Box 3500
Newark, Ohio  43058-3500
(740) 349-8451


         Park National is an Ohio corporation registered as a bank holding company under the Bank Holding Company Act of 1956, and subject to regulation by the Board of Governors of the Federal Reserve System.

         Through its banking subsidiaries, The Park National Bank, Newark, Ohio, a national banking association; The Richland Trust Company, Mansfield, Ohio, an Ohio state-chartered bank; Century National Bank, Zanesville, Ohio, a national banking association; and The First-Knox National Bank of Mount Vernon, a national banking association, Park National is engaged in a general commercial banking and trust business in small to medium population Ohio communities. In early 1999, Park National organized Guardian Financial Services Company, an Ohio consumer finance company based in Hilliard, Ohio. Park National's subsidiaries operate 59 full-service offices and a network of 65 automatic teller machines in 15 central and southern Ohio counties.

         Park National Bank is further divided into two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. First-Knox National Bank is similarly divided into two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio.

         As of December 31, 1999, Park National had total consolidated assets of approximately $2.6 billion.

SNB CORP. (SEE PAGE 54)
499 S. Broadway
Greenville, Ohio 45331
(937) 548-2139


         SNB, headquartered in Greenville, Ohio, is an Ohio corporation organized in 1984 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. SNB has only one subsidiary, Second National Bank.

         Second National Bank, organized as a national bank in 1883, has operated as a traditional community bank since its founding. The bank operates full service offices in West Central Ohio in the communities of Greenville (four offices), Arcanum (two offices), Fort Recovery (one office) and Versailles (one office). All facilities are owned.

         At December 31, 1999, Second National Bank had total assets of approximately $319 million, total deposits of approximately $234 million and shareholders' equity of approximately $34 million. Second National Bank had 119 employees at December 31, 1999.

         Second National Bank has focused on real estate lending. At December 31, 1999, approximately 70% of its loans were secured by real estate. Its loan portfolio by customer is diversified, approximately 55% consumer, 20% commercial and 25% agricultural. Lendable funds are obtained primarily from deposits and loan principal payments. Second National Bank offers a full line of checking and NOW accounts, passbook savings, certificates of deposit and individual retirement accounts. In addition to originating loans, Second National Bank invests in U.S. treasury and government agency securities, corporate notes and municipal securities.


SNB SPECIAL MEETING (SEE PAGE 12)


         SNB will hold a special meeting of shareholders on Tuesday, April 25, 2000, at 10:00 a.m., local time, at the North Office of Second National Bank, 1302 Wagner Avenue, Greenville, Ohio. Only the holders of record of the issued and outstanding SNB common shares at the close of business on March 17, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. As of the record date, there were 155,642 SNB common shares issued and outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the shareholders at the SNB special meeting.

         At the SNB special meeting, SNB will ask you to consider and vote upon:

         -   a proposal to adopt the merger agreement, and

         - the transaction of any other business that properly comes before the special meeting or any adjournment.

         The affirmative vote of the holders of at least a majority of the issued and outstanding SNB common shares, voting in person or by proxy, is required to adopt the merger agreement. If you abstain from voting or fail to return your properly executed proxy card, the effect will be a vote "against" adoption of the merger agreement. As of February 25, 2000, the directors and executive officers of SNB (7 persons) and their respective affiliates in the aggregate beneficially owned 44,448, or 28.6% of the outstanding SNB common shares.

         If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the SNB common shares represented by that proxy card will be voted at the special meeting, or any adjournment of the special meeting. The SNB common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted "FOR" adoption of the merger agreement.

         If you return a proxy card which has been voted "AGAINST" adoption of the merger agreement, your proxy will not be used to vote to adjourn the special meeting so that SNB may solicit further support for adoption of the merger agreement.

THE MERGER (SEE PAGE 17)

Reasons for the Merger (SEE PAGE 19)


         The board of directors of SNB believes that the merger with Park National is fair and in the best interests of SNB and its shareholders. In negotiating the terms of the merger, management of SNB considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

           - the value of the consideration to be received by SNB shareholders in the merger which represents an attractive price based on a number of factors, including relative earnings per share, premium to book value and prices paid in comparable transactions;

           - substantially enhanced liquidity available to SNB shareholders through ownership of Park National common shares;

           - the future prospects of Second National Bank, if it continues to operate as an independent, stand alone entity, and the potential effect that the proposed elimination of the "pooling-of-interests" method of accounting may have on prices paid for financial institutions in the future;

           - the opinion of McDonald Investments, Inc. that the exchange ratio provided for in the merger agreement was fair to SNB shareholders from a financial point of view;

           - the exceptional historical financial performance of Park National and its future earnings prospects, the potential growth of Park National's banking operations and the competence, experience, reputation and integrity of Park National's management; and

           - the willingness of Park National to allow Second National Bank to continue to operate under that name as a community bank and the excellent track record of Park National in operating successfully a family of community banks.

         In negotiating the terms of the merger, management of Park National considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

           -      earnings potential of the combined business;

           -      realization of economies of scale;

           - commitment of Second National Bank management to remain with Second National Bank following the merger; and

           -      expansion into two new counties in western Ohio.

         The boards of directors of Park National and SNB each believe that the operating results of Second National Bank will improve as a result of the merger thereby providing a benefit to shareholders. The boards expect the improvement to result from Second National Bank's ability to offer new loan and deposit products and trust services following the merger and from the sharing of management information and the gain of operating efficiencies in the merger. Park National anticipates that it will reduce Second National Bank's operating expense by eliminating duplicate back office functions and administrative expenses, and by converting its data processing operations to Park National.


Opinion of McDonald Investments Inc.  (SEE PAGE 20)


         SNB's financial advisor, McDonald Investments Inc., has delivered its written opinion to the board of directors of SNB to the effect that, as of December 16, 1999, the financial terms of Park National's offer to acquire SNB were fair to SNB and its shareholders. A copy of the updated opinion of McDonald Investments Inc., dated as of the date of this proxy statement/prospectus, is attached as Appendix C. You should read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made and matters considered by McDonald Investments Inc. as well as for a description of the limitations of the opinion.


Exchange of Common Shares (See page 27)


         At the effective time of the merger, SNB will merge into Park National, after which Park National will be the continuing and surviving corporation. As a result of the merger, each of the issued and outstanding SNB common shares will be converted into a number of Park National common shares equal to an exchange ratio set forth in the merger agreement. The exchange ratio will be determined by dividing 835,500 by the number of SNB common shares outstanding immediately prior to the effective time of the merger, including SNB common shares covered by options.

         On February 25, 2000, there were 155,642 SNB common shares issued and outstanding and 16 SNB common shares subject to an outstanding SNB option, the exercise price of which was $168 per share. Based on this, the exchange ratio will equal approximately 5.37, calculated by dividing 835,500 by 155,658.

         The Park National common shares are listed on the American Stock Exchange, under the symbol "PRK." The following table sets forth the high and low sales prices on the American Stock Exchange of the Park National common shares on December 16, 1999, the last trading day prior to the joint public announcement by Park National and SNB of the proposed merger, as well as the equivalent per share basis of the SNB common shares calculated by multiplying the high and low sales prices of the Park National common shares on December 16, 1999 by 5.37 (the exchange ratio, rounded to the nearest hundredth). There is no established public or other trading market for the SNB common shares.

                                                           High        Low
        Sales prices on December 16, 1999
        for Park National common shares...........      $ 114.875    $ 112.75

        Equivalent per share basis................      $  616.88    $ 605.47

         WE CANNOT GUARANTEE WHAT THE MARKET PRICE OF THE PARK NATIONAL COMMON SHARES WILL BE WHEN THE PARK NATIONAL COMMON SHARES ARE ACTUALLY ISSUED. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE PARK NATIONAL COMMON SHARES.


Fractional Shares (See page 28)


         Park National will not issue fractional common shares in the merger. In lieu of fractional shares, Park National will pay to each holder of SNB common shares who otherwise would be entitled to receive a fraction of a Park National share, an amount in cash, without interest, equal to the average Park National closing sale price for the 20 trading days prior to the expiration of the waiting period following Federal Reserve Board approval of the merger, multiplied by that fraction.


Exchange of Certificates (See page 29)


         As soon as practicable after the consummation of the merger, First-Knox National Bank, exchange agent for the merger, will advise each SNB shareholder of the merger by letter accompanied by instructions for surrendering the certificate or certificates evidencing the shareholder's SNB common shares to the exchange agent. Certificates for SNB common shares should not be sent to First-Knox National Bank until after receipt of the letter of transmittal and should not be returned to SNB with the enclosed proxy.

Accounting Treatment (See page 29)


         The consummation of the merger is conditioned upon the availability of the pooling-of-interests method of accounting for the merger. Accounting conventions provide that the exercise of dissenters' rights by shareholders owning, in the aggregate, more than 10% of the common shares of SNB may prevent the utilization of the pooling-of-interests method of accounting for the merger. Because pooling-of-interests accounting is a condition to the merger, the unavailability of this method could result in the termination of the merger agreement.


Federal Income Tax Consequences (See page 30)


         The consummation of the merger is conditioned upon receipt of an opinion of counsel to the effect that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. SNB shareholders will not recognize a gain or loss upon the issuance of Park National common shares to them. A gain or loss will be recognized, however, in respect of cash received upon the exercise of dissenters' rights by SNB shareholders and by SNB shareholders generally with respect to any cash received in lieu of fractional shares. Neither the opinion of counsel nor the discussion of federal income tax consequences in this proxy statement/prospectus is binding upon either the Internal Revenue Service or the courts. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.


Interests of Persons in the Merger (See page 30)


         Park National has agreed to indemnify each of the officers, directors and employees of SNB and its subsidiary, Second National Bank, to the full extent SNB and Second National Bank would have been required to indemnify that person under Ohio law and the governing documents of SNB and Second National Bank. The merger agreement also provides for the continuation of director and officer liability insurance for the directors and officers of SNB and Second National Bank for a period of six years.

         Second National Bank has entered into agreements with three senior executives, Alan W. Greiner, Ronald W. McClurg and Marvin J. Stammen, which provide for a severance payment if the executive's employment with Second National Bank is terminated for any reason other than death, disability or retirement of the executive, for "cause" or by the executive without "good reason" within three years following a change of control of SNB. The severance payment would be equal to the greater of:

         - the sum of the executive's annual base salary at the rate in effect as of the date his employment terminated (or, if higher, at the rate in effect at the time of the change in control) plus an amount equal to the average annual bonus awarded to the executive for the two years immediately preceding the year in which the termination occurs; or

         - the executive's average annual compensation (salary and bonus) for the five calendar years preceding the calendar year in which the change of control occurred.

Benefits under life insurance, medical, health and accident plans would also continue generally for a period of two years following termination of employment. These three agreements will remain in force until December 31, 2002.


Resale of Park National Common Shares (See page 31)


         The Park National common shares to be issued upon consummation of the merger have been registered with the SEC under the Securities Act and will be freely transferable, except for Park National common shares received by persons who may be deemed to be affiliates of SNB. The term "affiliate" generally includes executive officers and directors of SNB. Affiliates may not sell their Park National common shares, except under an effective registration statement under the Securities Act covering the Park National common shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, SNB has obtained customary agreements with all directors, officers and affiliates of SNB under which those persons have agreed not to dispose of their Park National common shares in a manner that would adversely affect the ability of Park National to treat the merger as a pooling-of-interests for financial accounting purposes.

Regulatory Approvals (See page 31)


         Consummation of the merger is subject to prior receipt by Park National and SNB of all necessary regulatory approvals. The principal regulatory approval required to be obtained is from the Federal Reserve Board. A bank holding company merger application was filed with the Federal Reserve Board on February 2, 2000. On March 6, 2000, that application was approved. Under the terms of that approval, Park National and SNB must complete the merger between March 21, 2000 and June 6, 2000, unless the time period is extended by the Federal Reserve Board.


Other Transactions Involving Park National (See page 32)


         On December 14, 1999, Park National entered into an agreement and plan of merger with U.B. Bancshares, Inc., an Ohio corporation registered as a bank holding company under the Bank Holding Company Act, under which U.B. Bancshares will merge with and into Park National. Under the terms of the U.B. Bancshares merger agreement, as amended on February 14, 2000, the shareholders of U.B. Bancshares on the effective date of that merger will receive an aggregate of 325,500 Park National common shares in exchange for their U.B. Bancshares common shares. Completion of the U.B. Bancshares merger is subject to various conditions, including approval of bank regulators and other governmental agencies, approval of U.B. Bancshares shareholders and other specified conditions to closing.


THE MERGER AGREEMENT (SEE PAGE 32)

Representations and Warranties; Covenants (See page 33)


         In the merger agreement, Park National and SNB each have made representations and warranties to the other. In addition, Park National and SNB each have made covenants, including covenants related to the conduct of business between the date of the merger agreement and the effective time of the merger.


Conditions; Effective Time (See pages 37 and 39)


         The consummation of the merger is subject to satisfaction or waiver of a number of conditions. These include:

     -   adoption of the merger agreement by SNB shareholders;

     -   absence of any legal prohibitions against the merger;

     - material compliance by Park National and SNB with their obligations under the merger agreement;

     - receipt of all required regulatory approvals and expiration of all applicable waiting periods;

     - less than 10% of SNB common shares are dissenting shares or would be subject to purchase as fractional share interests if issued in the merger;

     - the truth and correctness of the representations and warranties of Park National and SNB in all material respects; and

     - listing of the Park National common shares to be issued in the merger on the American Stock Exchange.

         As soon as possible after the satisfaction or waiver of all conditions, Park National will file a certificate of merger with the Ohio Secretary of State. We currently anticipate that we will complete the merger during the second quarter of 2000.

Amendment and Termination  (See page 40)


         We may agree in writing to amend or terminate the merger agreement at any time without completing the merger, even after the SNB shareholders have approved it. SNB also may decide not to proceed with the merger if the average closing sale price of a Park National common share, for the 20 trading day period ending on the trading day before the expiration of the waiting period following Federal Reserve Board approval of the merger, is less than $85.71 and if the ratio of the price decline for Park National common shares exceeds the ratio of decline for a specific group of bank holding companies. In addition, either SNB or Park National may decide to terminate the merger agreement:

      -  upon specified breaches by the other party;

      -  if the parties have not completed the merger by November 30, 2000;

      -  if a regulatory authority fails to approve the merger; or

      - upon the occurrence or the failure to occur of other conditions described in the merger agreement and described in greater detail later in this proxy statement/prospectus.

         Under specific circumstances, if the parties fail to consummate the merger, SNB could be required to pay a special fee to Park National. In the merger agreement, SNB has agreed not to solicit or encourage the submission of any other acquisition proposal by a third party. However, the board of directors of SNB is not prohibited from taking any action which is necessary in the exercise of its fiduciary duties. If the parties do not complete the merger because of another possible acquisition involving SNB, the merger agreement may require SNB to pay a $2,000,000 special fee to Park National. This fee could discourage other companies from trying to acquire SNB before the merger.


Recommendation of the Board of Directors (See page 41)


         The SNB board of directors believes that consummation of the proposed merger is in the best interest of SNB and its shareholders. Accordingly, the SNB board of directors recommends that you vote "FOR" adoption of the merger agreement.


RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE 42)


         Any shareholder of SNB who does not vote in favor of adoption of the merger agreement and who delivers a written demand for payment of the fair cash value of the shareholder's common shares in the manner provided by Section 1701.85 of the Ohio Revised Code will be entitled, if and when the merger is consummated and upon strict compliance with the procedures described in Section 1701.85, to receive the fair cash value of the shareholder's SNB common shares. The amount you will receive if you exercise your dissenters' rights may be equal to, more than or less than the value of the Park National common shares you would otherwise receive in the merger. A copy of Section 1701.85 is attached as Appendix D to this document. If you wish to submit a written demand for payment of the fair cash value of your SNB common shares, you must deliver such notice by May 5, 2000 to SNB Corp., 499 S. Broadway, Greenville, Ohio 45331, Attention:
Alan W. Greiner, Secretary.

SELECTED FINANCIAL DATA

         The following table presents selected consolidated financial data for Park National on an historical basis. Except for average balance information, the selected financial data for each of the years in the five-year period ended December 31, 1999 is derived from the audited consolidated financial statements of Park National, including notes to those financial statements, and other financial information included in the Park National annual report to shareholders included with this document, and should be read in conjunction with that information. All share and per share information for Park National has been restated to reflect the 5% share dividend effective as of December 15, 1999.


                 PARK NATIONAL UNAUDITED SELECTED FINANCIAL DATA

                                                                            Years Ended December 31,
                                                                 (Dollars in thousands, except per share data)
                                                        1999            1998           1997          1996          1995
                                                        ----            ----           ----          ----          ----

Interest income                                        $191,920        $185,946        $180,288     $163,193      $150,288
Interest expense                                         76,063          78,295          77,032       69,155        64,347
Net interest income                                     115,857         107,651         103,256       94,038        85,941
Provision for loan losses                                 6,969           6,798           6,999        5,294         5,248
Noninterest income                                       23,088          23,969          20,701       16,660        16,049
Noninterest expense                                      67,540          64,309          62,408       59,112        56,501
Income tax expense                                       18,689          18,941          16,857       14,592        12,412
                                                   ---------------------------------------------------------------------------
Net income                                              $45,747         $41,572         $37,693      $31,700       $27,829
                                                   ===========================================================================


Earnings per share - basic                                $4.69           $4.24           $3.82        $3.23         $2.82
Earnings per share - diluted                              $4.67           $4.22           $3.81        $3.22         $2.81

Cash dividends declared per share                         $2.36           $1.94           $1.60        $1.38         $1.19

Book value per share (period end)                        $24.60          $24.12          $22.52       $20.26        $18.87

Average common shares outstanding - basic             9,753,656       9,807,582       9,855,119    9,819,497     9,865,108
Average common share equivalents - diluted            9,793,202       9,855,802       9,894,960    9,855,530     9,895,562
Common shares outstanding (period end)                9,739,834       9,773,312       9,861,956    9,822,159     9,702,798

Average balances:
Assets                                               $2,517,489      $2,335,483      $2,219,582   $2,011,795    $1,872,999
Earning assets                                        2,359,189       2,178,527       2,084,146    1,891,653     1,756,689
Deposits                                              1,961,471       1,876,976       1,779,463    1,628,181     1,513,731
Short-term borrowings                                   295,309         190,175         162,626      126,721       139,035
Long-term debt                                            1,254          15,099          46,652       46,497        33,413
Shareholders' equity                                    235,466         226,601         206,999      187,755       168,432

Year-end balances:
Assets                                               $2,634,337      $2,460,779      $2,288,383   $2,184,970    $1,973,107
Long-term debt                                               76           8,430          30,868       62,375        33,415


COMPARISON OF RIGHTS OF HOLDERS OF PARK NATIONAL COMMON SHARES AND OF SNB COMMON SHARES

         After the merger, SNB shareholders will become shareholders of Park National and the articles and regulations of Park National will govern their rights as shareholders. Several differences exist between the articles and regulations of SNB and the articles and regulations of Park National. However, since SNB and Park National are both Ohio corporations, Ohio law will continue to govern the rights of SNB shareholders after the merger.

                                  RISK FACTORS

         You should consider the following matters in deciding how to vote. You also should consider the other information included or incorporated by reference in this document.

SINCE THE MARKET PRICE OF PARK NATIONAL COMMON SHARES FLUCTUATES, SNB SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE PARK NATIONAL COMMON SHARES THEY WILL RECEIVE IN THE MERGER.

         - At the time the merger is completed, each SNB common share will be converted into approximately 5.37 Park National common shares. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of the Park National common shares or the SNB common shares. As a result, the value of the Park National common shares received by SNB shareholders in the merger may be higher or lower than the market value of the Park National common shares at the time you vote on the merger agreement. SNB may decide not to proceed with the merger if the average closing sale price of Park National common shares, for the 20 trading day period ending on the trading day before the expiration of the waiting period following Federal Reserve Board approval of the merger, is less than $85.71 and if the ratio of the price decline for Park National common shares exceeds the ratio of decline for a specific group of bank holding companies. SNB, however, is not obligated to exercise this right and the parties could decide to proceed with the merger even if the average price for that period is less than $85.71 per share. If SNB notifies Park National that SNB intends to exercise its right, Park National may elect to complete the merger by increasing the number of Park National common shares to be issued to SNB shareholders as provided in the merger agreement.

WE CANNOT ASSURE YOU THAT PARK NATIONAL AND SNB WILL SUCCESSFULLY INTEGRATE THEIR BUSINESSES.

         - Second National Bank, a national banking association, is the only subsidiary of SNB. Park National currently intends to operate Second National Bank as a separate subsidiary after the merger under its present management. The merger will nevertheless require some integration of the management and operations of companies that have previously operated separately. This involves a number of risks, including the possible loss of key management personnel and additional demands on management resulting from the increase in the consolidated size of Park National after the merger.

THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE SNB EVEN IF THE OTHER ACQUISITION COULD OFFER HIGHER IMMEDIATE VALUE TO SNB SHAREHOLDERS.

         - We have agreed to a termination fee that could discourage other companies from trying to acquire SNB. Other acquisitions might be superior to the merger for SNB shareholders. If this termination fee were to be paid, SNB would experience a negative impact on its financial condition and results of operations. This could discourage other companies from trying to acquire SNB.

DIRECTORS AND EXECUTIVE OFFICERS OF SNB MAY HAVE INTERESTS THAT ARE DIFFERENT FROM OR IN ADDITION TO YOUR INTERESTS AS A SHAREHOLDER.

         - When considering the recommendations of the SNB board of directors, you should be aware that some members of the SNB board of directors and some executive officers of SNB may have interests in the merger that are different from, or in addition to, your interests as shareholders.

         - After the merger, Park National will indemnify each of the officers, directors and employees of SNB and Second National Bank from and against specific liabilities arising out of the fact that the individual is or was an officer, director or employee of SNB or Second National Bank. The merger agreement also provides for the continuation of director and officer liability insurance for SNB's directors and officers for a period of six years.

         - Second National Bank has entered into agreements with three senior executives, Alan W. Greiner, Ronald W. McClurg and Marvin J. Stammen, which provide for a severance payment if the executive's employment with Second National Bank is terminated for any reason other than death, disability or retirement of the executive, for "cause" or by the executive without "good reason" within three years following a change of control of SNB. The severance payment would be equal to the greater of:

              - the sum of the executive's annual base salary at the rate in effect as of the date his employment terminated (or, if higher, at the rate in effect at the time of the change in control) plus an amount equal to the average annual bonus awarded to the executive for the two years immediately preceding the year in which the termination occurs; or

              - the executive's average annual compensation (salary and bonus) for the five calendar years preceding the calendar year in which the change of control occurred.

         Benefits under life insurance, medical, health and accident plans would also continue generally for a period of two years following termination of employment. These three agreements will remain in force until December 31, 2002.

PARK NATIONAL'S ACQUISITION STRATEGY COULD POSE RISKS IN THE FUTURE.

      - On December 14, 1999, Park National entered into an agreement and plan of merger with U.B. Bancshares, Inc., under which U.B. Bancshares will merge with and into Park National. Under the terms of the U.B. Bancshares merger agreement, as amended on February 14, 2000, the shareholders of U.B. Bancshares on the effective date of the U.B. Bancshares merger will receive an aggregate of 325,500 Park National common shares in exchange for their U.B. Bancshares common shares. In addition, Park National has grown through acquisitions during recent years and anticipates that it will make additional acquisitions in the future. Park National may need to issue additional common shares to pay for future acquisitions, which would further dilute the ownership interest of Park National shareholders, including former SNB shareholders. Future acquisitions also may require Park National to use substantial cash or other liquid assets or to incur debt. If this occurs, Park National may be more susceptible to economic downturns and competitive pressures.

                            THE SNB SPECIAL MEETING

         This proxy statement/prospectus is furnished to the shareholders of SNB in connection with the solicitation on behalf of the board of directors of SNB of proxies for use at the SNB special meeting to be held at the North Office of Second National Bank, 1302 Wagner Avenue, Greenville, Ohio, on Tuesday, April 25, 2000 at 10:00 a.m., local time, or any adjournment. This proxy statement/ prospectus and the accompanying form of proxy card were first mailed to SNB shareholders on or about March 24, 2000.

MATTERS TO BE CONSIDERED AT THE SNB SPECIAL MEETING

         At the SNB special meeting, SNB shareholders will be asked to consider and vote upon the adoption of the merger agreement. SNB shareholders also will consider and vote upon any other business which properly comes before the SNB special meeting.

         The SNB Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" adoption of the merger agreement.

VOTING AT THE SNB SPECIAL MEETING; SNB RECORD DATE

         Only holders of record of SNB common shares at the close of business on March 17, 2000 will be entitled to notice of, and to vote at, the SNB special meeting. As of that date, there were 155,642 SNB common shares issued and outstanding. Each SNB common share entitles the holder to one vote on each matter to be submitted to the SNB shareholders at the SNB special meeting. A majority of the issued and outstanding SNB common shares constitutes a quorum for the SNB special meeting.

         The SNB Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" adoption of the merger agreement.

VOTING AT THE SNB SPECIAL MEETING; SNB RECORD DATE

         Only holders of record of SNB common shares at the close of business on March 17, 2000 will be entitled to notice of, and to vote at, the SNB special meeting. As of that date, there were 155,642 SNB common shares issued and outstanding. Each SNB common share entitles the holder to one vote on each matter to be submitted to the SNB shareholders at the SNB special meeting. A majority of the issued and outstanding SNB common shares constitutes a quorum for the SNB special meeting.

         SNB common shares represented by signed proxy cards or voting instructions that are returned to SNB will be counted toward the quorum in all matters even though they are marked as "abstain" or "against" or they are not marked at all. Broker non-votes will also count toward the establishment of a quorum. BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING COMMON SHARES IS REQUIRED TO ADOPT THE MERGER AGREEMENT, THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE IS THE SAME AS A "NO" VOTE.

         If you properly sign and return the accompanying proxy card to SNB prior to the SNB special meeting and do not revoke it, your proxy will be voted in accordance with the instructions contained on the card. If you do not give any instructions, the persons designated as proxies in the accompanying proxy card will vote "FOR" adoption of the merger agreement. In that event, you will not have the right to dissent from the merger and demand payment of the "fair cash value" of your SNB common shares.

         THE PROXIES OF THE SNB BOARD OF DIRECTORS MAY NOT VOTE SNB COMMON SHARES REPRESENTED BY YOUR PROXY CARD WHICH HAVE BEEN VOTED "AGAINST" ADOPTION OF THE MERGER AGREEMENT TO ADJOURN THE SNB SPECIAL MEETING FOR THE PURPOSE OF SOLICITING FURTHER SUPPORT FOR ADOPTION OF THE MERGER AGREEMENT.

         The SNB board of directors is not currently aware of any matters other than those referred to above which will come before the SNB special meeting. If any other matter should be presented at the SNB special meeting for action, the persons named in the accompanying proxy card will vote your common shares in their own discretion.

         You may revoke your proxy at any time before it is actually voted at the SNB special meeting by delivering written notice of revocation to the Secretary of SNB, Alan W. Greiner, by submitting a later dated proxy, or by attending the SNB special meeting and voting in person. YOUR ATTENDANCE AT THE SNB SPECIAL MEETING WILL NOT, IN AND OF ITSELF, CONSTITUTE A REVOCATION OF YOUR PROXY.

         Park National and SNB will share the expense of preparing, printing and mailing proxy materials to the SNB shareholders. In addition, proxies may be solicited personally or by telephone, mail or telegraph. Officers or employees of SNB may assist with personal or telephone solicitation and will receive no additional compensation for doing so. SNB will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the SNB common shares.


                     PRINCIPAL SHAREHOLDERS OF PARK NATIONAL

         The following table provides information regarding the beneficial ownership of Park National common shares as of February 25, 2000, for each of the current directors of Park National, each of the executive officers of Park National, all directors and executive officers of Park National as a group, and each person known by Park National to beneficially own more than 5% of the outstanding Park National common shares. As of February 25, 2000, none of the directors or executive officers of Park National held SNB common shares.

                                                 Amount and Nature of Beneficial Ownership (1)


                                                                     Park National
                                                                     Common Shares
                                                                      Which Can Be                        Percent of Class (2)
                                                                      Acquired Upon                       --------------------
Name of Beneficial                        Park National            Exercise of Options
Owner or Number of                        Common Shares                Exercisable                       February 25,     Post-
of Persons in Group                       Presently Held              Within 60 Days           Total        2000         Merger (3)
-------------------                       --------------           -------------------         -----        ----         ----------
The Park National Bank,
    Trust Department                       1,334,381  (4)                     0               1,334,381      13.7%        12.3%
50 North Third Street
Newark, OH  43055

John L. Warner                               851,828  (5)                     0                 851,828       8.8%         7.8%
868 Shoreham Road
Newark, OH  43055

Maureen Buchwald                               1,524                      1,303                   2,827       (6)          (6)
James J. Cullers                               8,510  (7)                   651                   9,161       (6)          (6)
C. Daniel DeLawder (8)                        82,686  (9)                 5,991                  88,677       (6)          (6)
D. C. Fanello                                  1,049  (10)                    0                   1,049       (6)          (6)
R. William Geyer                               4,882  (11)                    0                   4,882       (6)          (6)
Philip H. Jordan, Jr., Ph.D.                   3,609  (12)                    0                   3,609       (6)          (6)
Howard E. LeFevre                             47,989  (13)(14)                0                  47,989       (6)          (6)
Phillip T. Leitnaker                           2,513  (15)                    0                   2,513       (6)          (6)
Tami L. Longaberger                            1,663                          0                   1,663       (6)          (6)
William T. McConnell (8)                     193,630  (13)(16)                0                 193,630       2.0%         1.8%
James A. McElroy                              34,702  (17)                1,303                  36,005       (6)          (6)
John J. O'Neill                              142,002  (13)                    0                 142,002       1.5%         1.3%
William A. Phillips                            8,793  (18)                    0                   8,793       (6)          (6)

J. Gilbert Reese                             432,306  (13)(19)                0                 432,306       4.4%         4.0%
Rick R. Taylor                                 1,452                          0                   1,452       (6)          (6)
David C. Bowers (8)                           28,329  (20)                4,200                  32,529       (6)          (6)

All current executive officers and
   directors as a group (17 persons)       1,847,467  (21)               13,448               1,860,915      19.1%        17.1%

------------------------

         (1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Park National common shares reflected in the table. All fractional Park National common shares have been rounded to the nearest whole Park National common share.

         (2) The percent of class is based on 9,719,637 Park National common shares outstanding and entitled to vote on February 25, 2000 and the number of Park National common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of that date.


         (3) The post-merger percent of class is based on the issuance of 835,500 Park National common shares in the SNB merger and 325,500 Park National common shares in the U.B. Bancshares merger. For more information, see
"The Merger - Other Transactions Involving Park National" on page 32.


         (4) The Trust Department of Park National Bank, as the fiduciary of various agency, trust and estate accounts, has sole voting and investment power with respect to 1,324,931 of these Park National common shares and shared voting and investment power with respect to 9,450 of these Park National common shares. The officers and directors of Park National Bank and Park National disclaim beneficial ownership of the Park National common shares beneficially owned by the Trust Department of Park National Bank. The number shown does not include Park National common shares held by Park National Bank's Trust Department in various trust accounts, as to which Park National Bank's Trust Department has no voting or investment power.

         (5) The number shown includes 358,386 Park National common shares held by Mr. Warner in a family trust for which Mr. Warner serves as trustee and exercises sole voting and investment power; 9,450 Park National common shares held in a family trust for which he serves as co-trustee with Park National Bank's Trust Department and exercises shared voting and investment power; and 5,722 Park National common shares held by the wife of Mr. Warner as to which she exercises sole voting and investment power.

         (6) Represents ownership of less than 1% of the outstanding Park National common shares.

         (7) The number shown includes 592 Park National common shares held by Mr. Cullers' wife; 622 Park National common shares held in a trust with respect to which Mr. Cullers has sole voting and investment power; 4,513 Park National common shares held in a Keough plan maintained by Mr. Cullers' law firm with respect to which Mr. Cullers has voting and investment power; 160 Park National common shares held by Mr. Cullers as custodian for his grandchildren; and 88 Park National common shares held by Mr. Cullers' wife as custodian for their grandchildren. The number shown does not include 20,127 Park National common shares held by Mr. Cullers as trustee of a trust as to which the grantor has retained sole voting and investment power.


         (8) Executive officer of Park National named in the Summary Compensation Table on page 49.


         (9) The number shown includes 34,965 Park National common shares held by the wife of Mr. DeLawder as to which she exercises sole voting and investment power; 1,073 Park National common shares held by Mr. DeLawder's daughter and 1,072 Park National common shares held by Mr. DeLawder's son as to which Mr. DeLawder exercises shared voting and investment power; and 6,477 Park National common shares held for the account of Mr. DeLawder in the Park National 401(k) plan.

         (10) The number shown includes 1,049 Park National common shares held in a trust as to which Mr. Fanello has sole voting and investment power; but does not include 420 Park National common shares held in a grantor trust established for the benefit of the wife of Mr. Fanello, with respect to which Park National common shares Mr. Fanello has no voting or investment power.

         (11) The number shown includes 613 Park National common shares held by the wife of Mr. Geyer as to which she exercises sole voting and investment power; and 2,835 Park National common shares held in Mr. Geyer's account in a Keough plan.

         (12) The number shown includes 3,609 Park National common shares held in a trust with respect to which Mr. Jordan has sole voting and investment power.

         (13) The number shown does not include 27,803 Park National common shares owned by the Newark Campus Development Fund, an Ohio not for profit corporation, of which the following directors of Park National serve as officers and/or trustees: Messrs. LeFevre, McConnell, O'Neill and Reese. None of these individuals has the power to vote these Park National common shares without the consent of a majority of the Newark Campus Development Fund's board of trustees and, therefore, each disclaims beneficial ownership of the Park National common shares.

         (14) The number shown includes 47,989 Park National common shares held in an inter vivos trust created by Mr. LeFevre for which Park National Bank's Trust Department serves as trustee and Mr. LeFevre exercises sole voting and investment power.

         (15) The number shown includes 980 Park National common shares held jointly by Mr. Leitnaker and his wife as to which they share voting and investment power; and 525 Park National common shares held by the wife of Mr. Leitnaker as to which she exercises sole voting or investment power.

         (16) The number shown includes 70,954 Park National common shares held by the wife of Mr. McConnell as to which she exercises sole voting and investment power; 16,170 Park National common shares held in an inter vivos irrevocable trust established by Mr. McConnell with respect to which Park National Bank's Trust Department serves as trustee; and 3,676 Park National common shares held for the account of Mr. McConnell in the Park National 401(k) plan.

         (17) The number shown includes 20,127 Park National common shares held in a trust as to which Mr. McElroy exercises sole voting and investment power; 12,324 Park National common shares owned by AMG Industries, Inc., a corporation controlled by Mr. McElroy; and 651 Park National common shares held by Mr. McElroy's wife as to which she exercises sole voting and investment power.

         (18) The number shown includes 935 Park National common shares held for the account of Mr. Phillips in the Park National 401(k) plan and 3,675 Park National common shares held by Mr. Phillips' wife as to which she exercises sole voting and investment power.

         (19) The number shown includes 53,676 Park National common shares held by the wife of Mr. Reese as to which she exercises sole voting and investment power.

         (20) The number shown includes 4,250 Park National common shares held for the account of Mr. Bowers in the Park National 401(k) plan and 2,921 Park National common shares held by Mr. Bowers' wife as to which she exercises sole voting and investment power.

         (21) See Notes (5), (7) and (9) through (20) above.

                          PRINCIPAL SHAREHOLDERS OF SNB

         The following table furnishes information regarding the beneficial ownership of SNB common shares as of February 25, 2000 for each of the current directors of SNB, each of the executive officers of SNB, all directors and executive officers of SNB as a group, and each person known by SNB to beneficially own more than 5% of the outstanding SNB common shares. As of February 25, 2000, none of the directors or executive officers of SNB held Park National common shares.

                  Amount and Nature of Beneficial Ownership (1)
                  ---------------------------------------------

                                                                             Park National
                              SNB                                            Common                 Post-Merger
Name of Beneficial            Common Shares             Percentage           Shares to be           Percentage
Owner or Number               Presently                 Ownership            Received in            Ownership
of Persons in Group           Held                      of SNB (2)           Merger             of Park National (3)
--------------------          ----                      ----------           ------                  -----------
Fred C. Brumbaugh                 30,509                19.6%                  163,758                1.5%
  3300 Office Park Drive,
  Dayton, Ohio 45349

Martha Furman (5)                 30,485                19.6%                  163,629                1.5%
  1014 Popular Hill Road
  Baltimore, Maryland
  21210

Hilda B. Mangel (5)               27,625                17.7%                  148,278                1.4%
  205 Melrose Avenue
  Kenilworth, Illinois
  60043

Marvin J. Stammen                  8,155                5.2%                    43,772                (4)
  6497 Fairway Court
  Greenville, Ohio 45331

William D. Blaine                    700                (4)                      3,757                (4)

Neil J. Diller                       926                (4)                      4,970                (4)

Alan W. Greiner                    1,160                (4)                      6,226                (4)

Raymond H. Lear                    1,098                (4)                      5,893                (4)

Ronald W. McClurg                  1,900                1.2%                    10,198                (4)

All current directors and         44,448               28.6%                   238,574                2.2%
executive officers as a
group (7 persons) (6)

---------------

         (1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the SNB common shares reflected in the table.

         (2) The percent of class is based on 155,642 SNB common shares outstanding and entitled to vote on February 25, 2000. None of the named persons owns options to purchase SNB common shares.


         (3) The post-merger percent of class is based on 9,719,637 Park National common shares outstanding as of February 25, 2000, the issuance of 835,500 Park National common shares in the SNB merger and the issuance of 325,500 Park National common shares in the U.B. Bancshares merger. For more information, see "The Merger - Other Transactions Involving Park National" on page 32.


         (4) Represents ownership of less than 1% of the outstanding SNB common shares or Park National common shares, as appropriate.

         (5) Includes SNB common shares held by their spouses, children and trusts for the benefit of those family members.

         (6) Fred C. Brumbaugh, Marvin J. Stammen, William D. Blaine, Neil J. Diller, Raymond H. Lear and Ronald W. McClurg are directors of SNB. Alan W. Greiner is Secretary of SNB.

                                   THE MERGER

         This section of the proxy statement/prospectus contains a summary of the material terms of the merger. The following description summarizes all of the material terms of the merger; however, we do not address every provision of the merger agreement and qualify our description by reference to the merger agreement. A copy of the merger agreement, and an amendment to the merger agreement, is attached to this document as Appendix A. We urge you to read the merger agreement, including the amendment, in its entirety.


         Under the terms of the merger agreement, at the effective time of the merger, SNB will merge into Park National and the separate existence of SNB will end. At that time, each issued and outstanding SNB common share will be converted into approximately 5.37 Park National common shares. All SNB common shares that are owned by SNB as treasury shares will be canceled and retired and no Park National common shares or other consideration will be delivered in exchange for those shares. For more information, see "The Merger - Effect on Outstanding Park National Common Shares and Exchange of SNB Common Shares - Exchange of SNB Common Shares" on page 27. As discussed further below, the consideration to be received by the SNB shareholders in the merger was determined by arm's-length negotiations between the management of Park National and SNB.


         Park National has provided all information contained in this proxy statement/prospectus relating to Park National and SNB has provided all information relating to SNB. The party providing the information is responsible for the accuracy of that information.

BACKGROUND

         The following is a brief summary of the negotiations between the management and boards of directors of SNB and Park National.

         SNB's wholly-owned subsidiary, Second National Bank, has operated as an independent community bank since it was founded in 1883. In the summer of 1999, three factors primarily influenced the SNB board of directors to change SNB's historic course of remaining independent and consider a possible business combination with a larger financial institution:

         (1) the concern that significant consolidation among financial institutions, especially in Ohio and Indiana, would substantially increase competition from larger financial institutions offering an array of financial products which could adversely affect opportunities for growth of an independent, stand alone community bank;

         (2) the belief that the current merger market for financial institutions would provide shareholders of SNB an attractive price for their common shares and substantially enhanced liquidity for their investment; and

         (3) the negative impact that the possible elimination of the "pooling-of-interests" method of accounting might have on prices being paid for acquired financial institutions.

         On August 24, 1999, the executive committee of SNB met with representatives of McDonald Investments Inc. McDonald discussed with the committee McDonald's qualifications to serve as financial advisor to SNB and the then current merger market for financial institutions. On September 7, 1999, SNB formally engaged McDonald to act as its financial advisor and in that capacity to assess and report in detail on current market conditions for financial institution mergers and, if requested by the SNB board of directors, to assist in identifying and contacting a limited number of publicly traded financial institutions that might be interested in a merger with SNB.

         On October 20, 1999, the SNB board of directors authorized McDonald to contact a discrete number of financial institutions that McDonald believed would be interested in a possible business combination with SNB. SNB authorized McDonald to solicit, on a confidential basis, non-binding indications of interest for the acquisition of SNB from those institutions, with the understanding that the board of directors of SNB had not yet determined that the sale of SNB was desirable and in the best interests of SNB's shareholders.

         On November 19, 1999, the SNB board of directors met with McDonald. At the meeting, McDonald advised the board that it had received non-binding indications of interest to acquire SNB in stock-for-stock merger transactions from two institutions and had been informed that another institution was interested in making a proposal but was not currently in a position to submit a proposal. At the meeting, McDonald presented its report analyzing each of the proposals. In connection with its evaluation, McDonald presented a financial analysis of each of the offerors and a financial analysis of the proposed consideration, including a review of the historical performance of the stock of each offeror. McDonald stated that Park National's willingness to proceed with a definitive offer to acquire SNB was premised upon Park National being chosen as the sole institution to conduct due diligence and to proceed with the negotiation of a definitive merger agreement.

          At the meeting of the SNB board on November 19, 1999, Fred C. Brumbaugh, Chairman of the Board and President of SNB, and Marvin J. Stammen, Executive Vice President of SNB and President and Chief Executive Officer of Second National Bank, reported that they had met with representatives of Park National's senior management on October 28, 1999 and had a number of follow up telephone conversations. Messrs. Brumbaugh and Stammen stated that they believed that Park National's track record proved that it respected the "community bank" concept and understood how to enhance the financial performance of a community bank without impairing the bank's role or reputation in its community. They both believed that Park National had a strong management team, that its financial performance had been exceptional and that it offered the best cultural fit with Second National Bank. They further believed that Park National could continue and enhance the essential financial services that Second National Bank provided to the communities which it serves.

         After extensive discussion, the SNB board of directors determined that, based on McDonald's financial analysis, Park National's proposal represented the superior proposal from a financial point of view. The SNB board of directors also believed, based on Park National's reputation in the Midwestern banking community and its own members' knowledge of and respect for Park National's management, that it was in the best interest of shareholders of SNB to proceed to negotiate a merger agreement with Park National on an exclusive basis. The willingness of the

SNB board of directors to proceed with Park National on an exclusive basis was premised on Park National agreeing to conduct its due diligence and the merger negotiations on an expedited basis, with a view to executing a definitive merger agreement no later than December 20, 1999. Park National agreed to proceed expeditiously and on December 17, 1999, the merger agreement was executed.

REASONS FOR THE MERGER

         The decision of the Park National board of directors to approve the merger agreement and the decision of the SNB board of directors to approve the merger agreement and recommend that its shareholders adopt the merger agreement are the result of each board of directors' individual assessment of the opportunities to enhance shareholder value as a result of the merger.

         The board of directors of SNB believes that the merger with Park National is fair and in the best interest of SNB and its shareholders and recommends that its shareholders vote "FOR" adoption of the merger agreement. The SNB board of directors considered all of the following factors in approving the merger agreement and believes that each of the factors represents an important reason why it is recommending that its shareholders vote in favor of adopting the merger agreement:

            - the value of the consideration to be received by SNB shareholders in the merger represents an attractive price based on a number factors, including relative earnings per share, premium to book value and prices paid in comparable transactions;

             - substantially enhanced liquidity available to SNB shareholders through ownership of Park National common shares;

             - the future prospects of Second National Bank, if it continues to operate as an independent, stand alone entity, and the potential effect that the proposed elimination of the "pooling-of-interests" method of accounting may have on prices paid for financial institutions in the future;

             - McDonald's opinion that the exchange ratio provided for in the merger agreement was fair to SNB shareholders from a financial point of view;

             - the exceptional historical financial performance of Park National and its future earnings prospects, the potential growth of Park National's banking operations and the competence, experience, reputation and integrity of Park National's management; and

             - the willingness of Park National to allow Second National Bank to continue to operate under that name as a community bank and the excellent track record of Park National in operating successfully a family of community banks.

         In negotiating the terms of the merger, management of Park National considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

             -    earnings potential of the combined business;

             -    realization of economies of scale;

             - commitment of Second National Bank management to remain with Second National Bank following the merger; and

             -    expansion into two new counties in western Ohio.

         The boards of directors of Park National and SNB each believe that the operating results of Second National Bank will improve as a result of the merger thereby providing a benefit to shareholders. The boards expect the improvement to result from Second National Bank's ability to offer new loan and deposit products and trust services following the merger and from the sharing of management information and the gain of operating efficiencies in the merger. Park National anticipates that it will reduce Second National Bank's operating expense by eliminating duplicate back office functions and administrative expenses, and by converting its data processing operations to Park National.

         Park National's primary financial goal is to achieve a superior long-term return on shareholders' equity which the Park National board of directors believes may be achieved through the merger. The tables below compare
(1) the return on average assets for Park National, all U.S. bank holding companies with $1 billion to $3 billion in consolidated assets and SNB, and (2) the return on average equity for Park National, all U.S. bank holding companies with $1 billion to $3 billion in consolidated assets and SNB.

                                                         RETURN ON AVERAGE ASSETS
                                                         Year ended December 31,
                           -------------------------------------------------------------------------------------
                                     1997                       1998                          1999
                                     ----                       ----                          ----
Park National                       1.70%                       1.78%                         1.82%
Peer U.S. bank holding              1.28%                       1.20%                         1.19%
  companies
SNB                                 1.44%                       1.41%                          .27%

                                                         RETURN ON AVERAGE EQUITY
                                                         Year ended December 31,
                           -------------------------------------------------------------------------------------
                                     1997                        1998                          1999
                                     ----                        ----                          ----
Park National                       18.21%                      18.35%                        19.43%
Peer U.S. bank holding              14.19%                      13.63%                        13.84% (l)
  companies
SNB                                 12.50%                      11.72%                         2.29%

         (l) Peer group information for 1999 is as of September 30, 1999, because year-end information is not yet available.

OPINION OF MCDONALD INVESTMENTS INC.

         On September 7, 1999, SNB retained McDonald to act as SNB's financial advisor in connection with a possible business combination with a larger, publicly-owned financial institution. As part of its engagement, McDonald assessed and analyzed current market conditions for financial institution mergers, focusing on recent bank merger transactions involving acquired companies with asset size, financial condition, profitability and market penetration similar to those of SNB. If the SNB board of directors determined to further explore a business combination, McDonald agreed to identify and contact a limited number of suitable candidates, prepare a confidential information package, evaluate proposals and provide other investment banking assistance, including, if requested by SNB's board of directors, to render an opinion with respect to the fairness, from a financial point of view, to the holders of SNB common shares, of the consideration to be received in the business combination.

         McDonald is a nationally recognized specialist in the financial services industry, in general, and in Midwestern banks and thrifts in particular. McDonald is regularly engaged in valuations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for those institutions. SNB selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in that capacity.

         On December 16, 1999, McDonald delivered to SNB's board of directors its oral opinion, which McDonald subsequently confirmed in writing, that the exchange ratio determined by SNB and Park National for the merger was fair to SNB shareholders, from a financial point of view, as of the date of the opinion. McDonald also has delivered to SNB's board of directors a written opinion as of the date of this proxy statement/prospectus, which is substantially similar to the opinion delivered on December 16, 1999. No limitations were imposed by SNB on McDonald concerning the investigations made or the procedures followed in rendering its opinion.

         The full text of the McDonald opinion, which sets forth the assumptions made, matters considered and extent of review by McDonald, is attached as Appendix C to this proxy statement/prospectus. You should read McDonald's opinion in its entirety. The McDonald opinion is addressed to the SNB board of directors and does not constitute a recommendation to any shareholder of SNB as to how the shareholder should vote on the merger at the SNB special meeting.

         McDonald, in connection with rendering its opinion:

         - reviewed the merger agreement and its exhibits and related documents;

         - reviewed publicly available financial statements of SNB and Park National;

         - reviewed other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of SNB and Park National provided to McDonald or publicly available;

         - participated in meetings and telephone conferences with members of senior management of SNB and Park National concerning the financial condition, business, assets, financial forecasts and prospects of the respective corporations, as well as other matters McDonald believed relevant to its inquiry;

         - reviewed stock market information for Park National's common shares and compared it with similar information for various companies, the securities of which are publicly traded;

         - compared the results of operations and financial condition of SNB and Park National with those of various companies which McDonald deemed to be relevant for purposes of its opinion;

         - reviewed the financial terms, to the extent publicly available, of various acquisition transactions which McDonald deemed to be relevant for purposes of its opinion; and

         - performed other reviews and analyses as McDonald deemed appropriate.

         The oral and written opinions provided by McDonald to SNB were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates of those opinions.

         In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by SNB to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to financial forecasts established and developed for SNB and Park National with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of SNB and Park National as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion.

         McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to those loan portfolios and therefore assumes that the allowances for SNB and Park National are adequate to cover losses. In addition, McDonald does not assume responsibility for the review of individual credit files. McDonald also did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of SNB or Park National. Furthermore, McDonald assumed that the merger will be consummated in accordance with the terms of the merger agreement, without any waiver of any material terms or conditions by SNB and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for SNB, McDonald adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options. In particular, McDonald assumed that the merger will be recorded as a "pooling-of-interests" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to SNB's board of directors, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. The summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all of the analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge favorably or adversely from the estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

         Comparable Companies Analyses. McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Park National with corresponding information for:

        - 24 publicly traded bank holding companies with assets between $1.5 billion and $8 billion, which publicly traded bank holding companies are considered to be in the Park National peer group, and

        - 9 publicly traded bank holding companies with tangible equity/assets greater than 7%, an efficiency ratio less than 55% and a return on average equity greater than 18%, which publicly traded bank holding companies are considered to be in a high performing peer group of Park National.

         The publicly traded bank holding companies considered to be in the Park National peer group are listed below, ranked by asset size:

         1  Sky Financial Group Inc.              Bowling Green, OH
         2  Citizens Banking Corporation          Flint, MI
         3  Old National Bancorp                  Evansville, IN
         4  UMB Financial Corporation             Kansas City, MO
         5  Community First Bankshares            Fargo, ND
         6  First Midwest Bancorp, Inc.           Itasca, IL
         7  AMCORE Financial, Inc.                Rockford, IL
         8  Republic Bancorp Inc.                 Owosso, MI
         9  First Financial Bancorp.              Hamilton, OH
        10  1st Source Corporation                South Bend, IN
        11  First Commerce Bancshares             Lincoln, NE
        12  Corus Bankshares, Inc.                Chicago, IL
        13  Area Bancshares Corporation           Owensboro, KY
        14  Community Trust Bancorp, Inc.         Pikeville, KY
        15  National City Bancshares, Inc.        Evansville, IN
        16  Brenton Banks, Inc.                   Des Moines, IA
        17  Chemical Financial Corporation        Midland, MI
        18  First Financial Corporation           Terre Haute, IN
        19  Independent Bank Corporation          Ionia, MI
        20  Irwin Financial Corporation           Columbus, IN
        21  Wintrust Financial Corporation        Lake Forest, IL

        22  Second Bancorp, Incorporated          Warren, OH
        23  Mississippi Valley Bancshares         St. Louis, MO
        24  Mid-America Bancorp                   Louisville, KY

         The table below represents a summary analysis of the Park National peer group based on market prices as of December 15, 1999, and the latest publicly available financial data as of or for the twelve months ended September 30, 1999:

                                                                                     PARK
                                                           MEAN        MEDIAN      NATIONAL
                                                           ----        ------      --------
Price to Last Twelve Months Earnings Per Share            14.4x        14.3x         23.4x
Price to 1999 Estimated Earnings Per Share                13.7x        14.2x         24.2x
Price to 2000 Estimated Earnings Per Share                12.3x        12.3x         21.9x
Price to Book Value Per Share                              191%         187%         442%
Price to Tangible Book Value Per Share                     199%         202%         466%
Dividend Yield                                            2.46%        2.46%         2.29%
Return on Core Average Assets                             1.19%        1.21%         1.84%
Return on Core Average Equity                             13.61%       13.04%       19.28%
Leverage Ratio                                             8.1%         7.9%         8.7%
Efficiency Ratio                                           59%          58%           46%

         The publicly traded bank holding companies considered to be in the high performing peer group of Park National are listed below, ranked by asset size:

          1  Wachovia Corporation                  Winston-Salem, NC
          2  Fifth Third Bancorp                   Cincinnati, OH
          3  Comerica Incorporated                 Detroit, MI
          4  National Commerce Banc                Memphis, TN
          5  Valley National Bancorp               Wayne, NJ
          6  First BanCorp                         Santurce, PR
          7  TrustCo Bank Corp of NY               Schenectady, NY
          8  Oriental Financial Group, Inc.        Hato Rey, PR
          9  Mississippi Valley Banc               St. Louis, MO

         The table below represents a summary analysis of the high performing peer group of Park National based on market prices as of December 15, 1999, and the latest publicly available financial data as of or for the twelve months ended September 30, 1999:

                                                                                     PARK
                                                           MEAN        MEDIAN      NATIONAL
                                                           ----        ------      --------
Price to Last Twelve Months Earnings Per Share            16.8x        14.4x         24.6x
Price to 1999 Estimated Earnings Per Share                15.8x        14.2x         24.2x
Price to 2000 Estimated Earnings Per Share                14.1x        12.8x         21.9x
Price to Book Value Per Share                              328%         272%         464%
Price to Tangible Book Value Per Share                     346%         284%         490%
Dividend Yield                                            2.63%        2.97%         2.29%
Return on Core Average Assets                             1.63%        1.54%         1.84%
Return on Core Average Equity                             19.74%       19.42%       19.28%
Leverage Ratio                                             7.9%         7.5%         8.7%
Efficiency Ratio                                           44%          43%           46%

         McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for SNB with corresponding information for 13 publicly traded Midwestern bank holding companies with assets between $200 million and $600 million, which publicly traded Midwestern bank holding companies are considered to be in the SNB peer group. The SNB peer group is listed below:

          1  CoVest Bancshares, Inc.                Des Plaines, IL
          2  Wayne Bancorp, Inc.                    Wooster, OH
          3  Franklin Bank, N.A.                    Southfield, MI
          4  Ohio Valley Banc Corp.                 Gallipolis, OH
          5  Mahaska Investment Co                  Oskaloosa, IA
          6  Oak Hill Financial, Inc.               Jackson, OH
          7  Northern States Financial              Waukegan, IL
          8  Cass Commercial Corporation            Bridgeton, MO
          9  Princeton National Bancorp             Princeton, IL
         10  Community Bank Shares                  New Albany, IN
         11  Quad City Holdings, Inc.               Moline, IL
         12  Mercantile Bank Corporation            Grand Rapids, MI
         13  United Bancorp, Inc.                   Martins Ferry, OH

         The table below represents a summary analysis of the SNB peer group based on market prices as of December 15, 1999 and the latest publicly available financial data as of or for the twelve months ended September 30, 1999:

                                                           MEAN        MEDIAN         SNB
                                                           ----        ------         ---
Price to Last Twelve Months Earnings Per Share            15.4x         13.3x          NA
Price to 1999 Estimated Earnings Per Share                13.0x         12.3x          NA
Price to 2000 Estimated Earnings Per Share                11.0x         10.0x          NA
Price to Book Value Per Share                              149%          130%          NA
Price to Tangible Book Value Per Share                     165%          148%          NA
Dividend Yield                                            2.94%         3.00%          NA
Return on Core Average Assets                             1.03%         0.97%        1.26%
Return on Core Average Equity                            10.42%        10.03%       10.36%
Leverage Ratio                                             9.1%          8.4%        12.2%
Efficiency Ratio                                            60%           57%          56%

         Comparable Transaction Analyses. McDonald reviewed and compared actual information for groups of comparable pending and completed transactions it deemed pertinent to an analysis of the merger, including the following:

         - selected pending or completed transactions in the Midwest with seller's assets between $200 million and $600 million; and

         - selected pending or completed transactions nationwide with seller's assets between $200 million and $400 million.

The mean and median ratios of:

         -    price to last twelve months earnings,

         -    price to book value, and

         -    price to tangible book value

for each group were compared to the same ratios for the merger. The multiples for SNB were based on Park National's closing share price of $113.75 on December 15, 1999, using an exchange ratio of 5.37, which equates to a SNB share price of $610.84. The implied multiples for SNB are 26.0x last twelve months earnings, a 254% of book value and a 257% of tangible book value based on September 30, 1999 financials.

         The following is the list of the selected pending or completed transactions in the Midwest, with seller's assets between $200 million and $600 million, considered by McDonald:

                            BUYER                                                     SELLER
                            -----                                                     ------
BankIllinois Financial, Champaign, IL                          First Decatur Bancshares, Decatur, IL
Central Bancompany, Jefferson City, MO                         Mid-Continent Bancshares, Blue Springs, MO
Hillcrest Bancshares Inc., Overland Park, KS                   American Bank, Wichita, KS
Associated Banc-Corp, Green Bay, WI                            Riverside Acquisition Cp., Minneapolis, MN
Bremer Financial Corp., St. Paul, MN                           Dean Financial Services Inc., Saint Paul, MN
MidCity Finl Corp., Chicago, IL                                Damen Financial Corp., Schaumburg, IL
State Financial Services, Hales Corners, WI                    First Waukegan Corp., Glenview, IL
First Financial Bancorp, Hamilton, OH                          Sand Ridge Financial Corp, Highland, IN
Commercial Federal, Omaha, NE                                  Midland First Financial, Lee's Summit, MO
Union Planters Corp., Memphis, TN                              First & Farmers Bancshares, Somerset, KY
Old National Bancorp, Evansville, IN                           Southern Bancshares, Carbondale, IL
FBOP Corporation, Oak Park, IL                                 Pullman Group Inc., Chicago, IL
Union Planters Corp., Memphis, TN                              Southeast Bancorp, Corbin, KY
Citizens Bancshares Inc., Salineville, OH                      Ohio Bank, Findlay, OH
Popular Inc., San Juan, PR                                     Gore-Bronson Bancorp, Prospect Heights, IL
Commerce Bancshares, Kansas City, MO                           Fidelity Bankshares Inc., Garden City, KS
Mercantile Bancorp, St Louis, MO                               First Financial Bancorp, Iowa City, IA
Central Bancompany, Jefferson City, MO                         Colonial Bank, Des Peres, MO
Mercantile Bancorp, St Louis, MO                               Financial Services Corp of MW, Rock Island, IL
F&M Bancorporation, Kaukauna, WI                               BancSecurity Corp., Marshalltown, IA
Indiana United Bancorp, Greensburg, IN                         PTC Bancorp, Brookville, IN
FBOP Corporation, Oak Park, IL                                 P.N.B. Financial, Chicago, IL
Commercial Federal, Omaha, NE                                  First National Bank Shares, Great Bend, KS

         The following table represents a summary analysis of the Midwest transactions described above based on the announced transaction values.

                                                   MEAN                  MEDIAN
                                                   ----                  ------
Price to Last Twelve Months Earnings              21.4x                  21.2x
Price to Book Value                                254%                   262%
Price to Tangible Book Value                       284%                   287%


         The following is the list of selected pending or completed transactions nationwide, with seller's assets between $200 million and $400 million, considered by McDonald:

                          BUYER                                                  SELLER
                          -----                                                  ------
Wachovia Corp., Winston-Salem, NC                          B.C. Bankshares Inc., Canton, GA
Summit Bancorp, Princeton, NJ                              NMBT CORP, New Milford, CT
Wells Fargo & Co., San Francisco, CA                       North County Bancorp, Escondido, CA
Columbia Bancorp, Columbia, MD                             Suburban Bancshares Inc., Greenbelt, MD
East West Bancorp, San Marino, CA                          American International Bank, Los Angeles, CA
Old National Bancorp, Evansville, IN                       Heritage Financial Services, Clarksville, TN
Staten Island Bancorp, Staten Island, NY                   First State Bancorp, Howell Township, NJ
Gold Banc Corp., Leawood, KS                               Union Bankshares Ltd., Denver, CO

Tompkins Trustco, Ithaca, NY                               Letchworth Independent, Castile, NY
Compass Bancshares, Birmingham, AL                         Western Bancshares, Alburquerque, NM
Regions Financial Corp., Birmingham, AL                    Minden Bancshares, Minden, LA
Inwood Bancshares Inc., Dallas, TX                         Provident Bank, Dallas, TX
Wells Fargo & Co., San Francisco, CA                       Texas Bancshares Inc., San Antonio, TX
National Commerce Bancorp, Memphis, TN                     First Financial Corp., Mount Juliet, TN
Central Bancompany, Jefferson City, MO                     Mid-Continent Bancshares, Blue Springs, MO
Hillcrest Bancshares Inc., Overland Park, KS               American Bank, Wichita, KS
Compass Bancshares, Birmingham, AL                         Hartland Bank NA, Austin, TX
Community First Bankshares, Fargo, ND                      Valley National Corp, El Cajon, CA
Zions Bancorp, Salt Lake City, UT                          Regency Bancorp, Fresno, CA
Synovus Financial Corp., Columbus, GA                      Merit Holding Corp., Tucker, GA
CVB Financial Corp., Ontario, CA                           Orange National Bancorp, Orange, CA
Texas Regional Bancshares, McAllen, TX                     Harlingen Bancshares, Harlingen, TX
Associated Banc-Corp, Green Bay, WI                        Riverside Acquisition Cp., Minneapolis, MN

         The following table represents a summary analysis of the nationwide transactions described above based on the announced transaction values.

                                                  MEAN                MEDIAN
                                                  ----                ------
Price to Last Twelve Months Earnings              20.7x               21.0x
Price to Book Value                                269%                260%
Price to Tangible Book Value                       295%                304%

         Contribution Analyses. McDonald analyzed the contribution of each corporation to the pro forma corporation relative to their approximate ownership of the pro forma corporation. The analysis indicated that SNB shareholders would hold approximately 7.6% of the pro forma diluted shares. SNB's approximate contributions are listed below by category:

               Assets                                      9.7%
               Loans                                       9.7%
               Deposits                                   10.3%
               Shareholders' Equity                       12.3%
               Tangible Shareholders' Equity              13.0%
               LTM Earnings                                7.0%
               2000 Estimated Earnings                     6.9%

         Accretion/Dilution Analysis. On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma corporation as reviewed by SNB and Park National, McDonald compared pro forma equivalent per share calculations with respect to earnings, cash dividends, book value and tangible book value to the stand-alone per share projections for SNB.

         The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

         - significant accretion to earnings per share for SNB's shareholders in 2000, with increasing amounts of accretion in 2001 and 2002;

         - significantly higher cash dividends per share for SNB's shareholders, assuming Park National maintains its dividend policy; and

         - dilution to both book value per share and tangible book value per share for SNB's shareholders over the period of the analysis.

         Discounted Cash Flow Analysis. McDonald performed a discounted cash flow analysis with regard to SNB on a stand-alone basis. This analysis used a discount rate of 14% and a range of earnings terminal multiples of

14.0x to 22.0x. The analysis resulted in a range of present values of $287.80 to $435.18 for SNB on a stand-alone basis. As indicated above, this analysis was based on estimates reviewed by SNB's management and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of the methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

         Other Analyses. McDonald also reviewed other information including pro forma estimated balance sheet composition and pro forma financial performance.

         NO OTHER CORPORATION USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO SNB, PARK NATIONAL OR THE COMBINED ENTITY AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE MERGER IS NOT PURELY MATHEMATICAL; RATHER, THE ANALYSIS INVOLVES COMPLEX CONSIDERATIONS AND JUDGEMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE CORPORATIONS AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE CORPORATIONS TO WHICH SNB, PARK NATIONAL AND THE COMBINED ENTITY ARE BEING COMPARED.

         IN CONNECTION WITH RENDERING THE MCDONALD OPINION, MCDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH THE ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION WITH THE ANALYSES.

         McDonald is a member of all principal securities exchanges in the United States and is a wholly-owned subsidiary of KeyCorp, a diversified financial institution with assets in excess of $80 billion. McDonald, in the conduct of its broker-dealer activities, has purchased securities from, and sold securities to, Park National. McDonald also may have purchased and sold securities of Park National for McDonald's own account and for the accounts of its customers.

         SNB has agreed to pay McDonald a fee of 1% of the total transaction value for its services. SNB paid McDonald a $75,000 fee for its services in rendering its oral opinion on December 16 and a $100,000 fee for its services in rendering its written opinion dated as of the date of this proxy statement/prospectus. These opinion fees will be credited against the amount of the total transaction fee payable to McDonald at closing. SNB also has agreed to reimburse McDonald for up to $10,000 in reasonable out of pocket expenses incurred in connection with its engagement, and to indemnify McDonald against various liabilities, including liabilities under the federal securities laws.

EFFECT ON OUTSTANDING PARK NATIONAL COMMON SHARES AND EXCHANGE OF SNB COMMON SHARES

Effect on Outstanding Park National Common Shares

         Each issued and outstanding Park National common share will continue to be one Park National common share after consummation of the merger.

Exchange of SNB Common Shares

         At the effective time of the merger, all SNB common shares that are owned by SNB as treasury shares will be canceled and retired and no Park National common shares or other consideration will be delivered in exchange for those shares. The exact number of Park National common shares to be received for each outstanding SNB common share, is determined by dividing 835,500 Park National common shares by the sum of:

         - the number of SNB common shares outstanding immediately prior to the effective time of the merger, and

         - the number of SNB common shares which may be acquired upon the exercise of SNB options in effect immediately prior to the effective time of the merger.

         At February 25, 2000, there were 155,642 SNB common shares outstanding and 16 SNB common shares subject to an option. If the merger had been effective at that date, approximately 5.37 Park National common shares would have been issued for each SNB common share. The merger agreement prohibits SNB from issuing any additional common shares, except for the 16 common shares that are subject to the outstanding option.

         If necessary, this exchange ratio will be proportionately adjusted to prevent dilution as a result of a share split, share dividend, recapitalization or similar transaction with respect to the outstanding Park National common shares prior to the effective date of the merger.

         If both of the following conditions are met, SNB may elect to terminate the merger agreement at any time during the three-day period beginning with the determination date for the merger. The determination date for the merger is the date on which the waiting period expires following approval by the Federal Reserve Board of the merger:

        - the average of the closing sale prices of a Park National common share on the American Stock Exchange during the 20 trading day period ending on the trading day immediately prior to the determination date must be less than $85.71, and

        - the ratio of that 20 trading day average closing price to $114.875, the closing price of a Park National common share on the American Stock Exchange on December 16, 1999, must be less than the number obtained by dividing:

              - the sum of the average daily closing sales prices of a share of common stock during the 20 trading day period ending on the trading day immediately prior to the determination date of each company comprising an index group of 17 similar bank holding companies (multiplied by a designated weight), by

              - the sum of each per share closing price of the common stock of each index group company (multiplied by a designated weight) on December 16, 1999.

         If SNB notifies Park National of its intent to terminate the merger agreement because both conditions described above are satisfied, Park National will be entitled to prevent termination by giving notice to SNB, within five days after SNB's notice of termination to Park National, of its intent to prevent termination and agreeing that for purposes of calculating the exchange ratio, the number of Park National common shares exchanged in the merger will be increased to the number determined by dividing $71,611,000 by its 20 day average closing price described above.


         Before making any decision to terminate the merger agreement as a result of the events described above, the SNB board of directors will consult with its financial and other advisors and will consider all financial and other information it deems relevant to its decision. The SNB board of directors is under no obligation to resolicit the SNB shareholders in the event SNB elects to exercise its termination right in connection with the occurrence of any of the above-described events. The SNB board of directors will make its decision regarding resolicitation of the shareholders based on the market conditions and other circumstances relating to the merger existing at the time. For more information, see "The Merger Agreement - Amendment and Termination" on page 40.


No Fractional Park National Common Shares to Be Issued

         Park National will not issue scrip or fractional interests in Park National common shares in the merger. In lieu of fractional interests, Park National will pay the cash value of the fraction to each holder of SNB common shares who otherwise would have been entitled to a fraction of a Park National share, upon surrender of the holder's certificates representing SNB common shares. The shareholder will receive an amount of cash, without interest, determined by multiplying the fractional share interest by the Park National average closing price for the 20 trading day period ending on the trading day immediately prior to the date on which the waiting period expires for Federal Reserve Board approval of the merger.

Closing of SNB Share Transfer Books; Exchange of Certificates Evidencing SNB Common Shares

         SNB will close its share transfer books in respect of the SNB common shares at the effective time of the merger.

         As soon as practicable after the effective time of the merger, each SNB shareholder will be advised of the effectiveness of the merger by letter accompanied by a letter of transmittal and instruction for use to surrender the certificate or certificates representing SNB common shares to Park National's exchange agent, First-Knox National Bank.

         The letter of transmittal will be used to exchange SNB certificates for Park National common shares and cash in lieu of any fractional share interest. If any certificate representing Park National common shares is to be issued in a name other than that in which the SNB certificate surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting the exchange must pay to Park National or First-Knox National Bank, any applicable transfer or other taxes required by reason of the issuance of the Park National certificate. CERTIFICATES FOR SNB COMMON SHARES SHOULD NOT BE FORWARDED TO FIRST-KNOX NATIONAL BANK UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO SNB WITH THE ENCLOSED PROXY CARD.

Rights of Holders of SNB Share Certificates Prior to Surrender

         Upon surrender to First-Knox National Bank of SNB certificates and a properly completed letter of transmittal, the holder of the SNB certificates will be entitled to receive in exchange for the SNB certificates a certificate or certificates representing the Park National common shares, and cash in lieu of any resulting fractional share interest, to which the holder is entitled. Unless and until the shareholder surrenders the SNB certificates together with a properly completed letter of transmittal, no dividend payable to holders of record of Park National common shares as of any time after the effective time of the merger will be paid to that holder. Upon surrender of the holder's outstanding SNB certificates to First-Knox National Bank together with a properly completed letter of transmittal, the former SNB shareholder will receive the dividends, without interest, that have become payable as of that time with respect to the Park National common shares to be issued upon surrender and conversion.

Lost Share Certificates

         Any SNB shareholder who has lost or misplaced a certificate for any of the holder's SNB common shares should immediately call Alan W. Greiner, Secretary of SNB at (937) 548-2122 for information regarding the procedures to be followed in order to obtain Park National common shares in exchange for the holder's SNB common shares.

Treatment of Outstanding SNB Options

         As of February 25, 2000, there was one unexercised SNB option outstanding for 16 common shares of SNB. Under the merger agreement, the sole SNB option holder is to exercise the SNB option by the date on which the SNB shareholders adopt the merger agreement.

ACCOUNTING TREATMENT OF THE MERGER

         The merger, if completed as proposed, will qualify as a pooling-of-interests for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Park National and SNB will be retroactively combined for the entire fiscal period in which the merger occurs and for all periods prior to the merger at historically recorded amounts.

         The obligations of Park National and SNB to effect the merger are conditioned, among other things, upon their receipt from Park National's auditors of a letter, dated the closing date of the merger, to the effect that, for financial reporting purposes, the merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the merger agreement. For more information, see "The Merger Agreement - Conditions to the Consummation of the Merger" on page 37. The merger agreement further provides that neither Park National nor SNB will intentionally take or cause to be taken any action, whether before or after the effective time of the merger, which would disqualify the merger as a pooling-of-interests for accounting purposes.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Park National and SNB will receive an opinion of Vorys, Sater, Seymour and Pease LLP as of the closing date to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Park National and SNB each will be parties to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and accordingly, for federal income tax purposes:

         - neither Park National nor SNB will recognize any gain or loss as a result of the merger;

         - shareholders of SNB who exchange their SNB common shares solely for Park National common shares in the merger will not recognize any gain or loss, except to the extent that those shareholders receive cash in lieu of a fractional share;

         - the tax basis of Park National common shares received by shareholders of SNB who exchange all of their SNB common shares solely for Park National common shares in the merger will be the same as the tax basis of the SNB common shares surrendered in exchange; and

         - the holding period of the Park National common shares received in the merger will include the holding period of SNB common shares surrendered in exchange, provided the SNB common shares were held as capital assets at the effective time of the merger.

         The merger agreement provides that neither Park National nor SNB will intentionally take or cause to be taken any action, whether before or after the effective time of the merger, which would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Vorys, Sater, Seymour and Pease LLP will base its opinion on facts, representations and assumptions set forth in the opinion, the merger agreement and certificates of officers of SNB and Park National, which will not have been independently investigated or verified.


         THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO SNB SHAREHOLDERS WHO PERFECT DISSENTERS' RIGHTS. FOR MORE INFORMATION, SEE "RIGHTS OF DISSENTING SHAREHOLDERS" ON PAGE 42.


         THIS DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES, INCLUDING, FOR EXAMPLE, FOREIGN SHAREHOLDERS. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS UNDER THE INTERNAL REVENUE CODE AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND THE PARTIES WILL NOT SEEK OR OBTAIN ANY RULINGS OF THE INTERNAL REVENUE SERVICE. WE CAN PROVIDE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE TAX CONSEQUENCES OF THE MERGER DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO AN SNB SHAREHOLDER WHO ACQUIRED SNB COMMON SHARES UPON EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN THOSE TAX LAWS.

INTERESTS OF PERSONS IN THE MERGER

         Park National has agreed to indemnify each of the officers, directors and employees of SNB and Second National Bank to the full extent SNB and Second National Bank would have been required to indemnify that person under Ohio law and the governing documents of SNB and Second National Bank. The merger agreement also provides for the continuation of director and officer liability insurance for the directors and officers of SNB and Second National Bank for a period of six years. For more information, see "The Merger Agreement -- Costs and Expenses; Indemnification" on page 41 and "Comparison of Rights of Holders of Park National Common Shares and Holders of SNB Common Shares -- Director and Officer Liability and Indemnification" on page 60.


         Second National Bank has entered into agreements with three senior executives, Alan W. Greiner, Ronald W. McClurg and Marvin J. Stammen, which provide for a severance payment if the executive's employment with Second National Bank is terminated for any reason other than death, disability or retirement of the executive, for "cause" or by the executive without "good reason" within three years following a change of control of SNB. The severance payment would be equal to the greater of:

         - the sum of the executive's annual base salary at the rate in effect as of the date his employment terminated (or, if higher, at the rate in effect at the time of the change in control) plus an amount equal to the average annual bonus awarded to the executive for the two years immediately preceding the year in which the termination occurs; or

         - the executive's average annual compensation (salary and bonus) for the five calendar years preceding the calendar year in which the change of control occurred.

Benefits under life insurance, medical, health and accident plans would also continue generally for a period of two years following termination of employment. These three agreements will remain in force until December 31, 2002.

RESALE OF PARK NATIONAL COMMON SHARES RECEIVED IN THE MERGER

         The Park National common shares that will be issued if the merger is consummated have been registered under the Securities Act and will be freely transferable, except for Park National common shares received by persons, including directors and executive officers of SNB, who may be deemed to be "affiliates" of SNB, as that term is defined in Rule 145 under the Securities Act. Affiliates may not sell their Park National common shares acquired in the merger, except under an effective registration statement under the Securities Act or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Under Rule 145, an affiliate may resell Park National common shares received in the merger as long as Park National complies with specific reporting requirements and the affiliate complies with volume and manner of sale requirements.

         SNB has obtained written agreements from all directors, officers and affiliates of SNB not to dispose of their Park National common shares in a manner that would adversely affect the ability of Park National to treat the merger as a pooling-of-interests for financial accounting purposes.

         PERSONS WHO MIGHT BE DEEMED AFFILIATES OF SNB SHOULD CONSULT WITH THEIR LEGAL ADVISORS PRIOR TO MAKING ANY OFFER OR SALE OF PARK NATIONAL COMMON SHARES RECEIVED IN THE MERGER.

REGULATORY APPROVALS

         Consummation of the merger is subject to prior receipt by Park National and SNB of all necessary regulatory approvals. The principal regulatory approval required to be obtained is from the Federal Reserve Board.

         The application to the Federal Reserve Board, which was submitted on February 2, 2000 to the Federal Reserve Bank of Cleveland under delegated authority, sought approval, as required by the Bank Holding Company Act, of the merger. On March 6, 2000, the Federal Reserve Bank of Cleveland approved the transaction. Under the terms of the approval of the Federal Reserve Bank of Cleveland, SNB and Park National must complete the merger between March 21, 2000 and June 6, 2000, unless that period is extended by the Federal Reserve Board.

         Park National has filed an application with the American Stock Exchange to list the common shares to be issued in the merger.

         The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by SNB shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

         We will not complete the merger before we receive all requisite regulatory approvals and all applicable waiting periods have expired and any conditions have been complied with. We cannot guarantee that we will obtain all approvals or that those approvals will not impose conditions which would have a material adverse effect on the business, operations, assets or financial condition of Park National and the Park National subsidiaries taken as a whole or otherwise materially impair the value to Park National of SNB and Second National Bank as a whole. If the Federal Reserve Board imposes this type of condition, the merger agreement permits the boards of directors of Park National and SNB to abandon the merger.


         We cannot assure you as to when, or if, we will obtain necessary regulatory approvals. If we do not complete the merger by November 30, 2000, either of us may terminate the merger agreement. For more information, see "The Merger Agreement - Amendment and Termination" on page 40.


OTHER TRANSACTIONS INVOLVING PARK NATIONAL

         On December 14, 1999, Park National entered into an agreement and plan of merger with U.B. Bancshares, under which U.B. Bancshares will merge with and into Park National. Under the terms of the U.B. Bancshares merger agreement, the shareholders of U.B. Bancshares on the effective date of that merger will receive an aggregate of 325,500 Park National common shares in exchange for their U.B. Bancshares common shares. Completion of the U.B. Bancshares merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of the U.B. Bancshares shareholders and other specified conditions to closing.

EXISTING RELATIONSHIP BETWEEN PARK NATIONAL AND SNB

         Except in connection with the merger agreement and the transactions contemplated by the merger agreement, SNB has not conducted business with, nor has it had any business relationship with, Park National prior to the transactions described in the merger agreement. As of February 25, 2000, neither Park National nor any of its affiliates owned any SNB common shares.


                              THE MERGER AGREEMENT

THE MERGER

         The merger agreement provides that, subject to the adoption of the merger agreement by the shareholders of SNB and the satisfaction or waiver of the other conditions to the merger, SNB will merge into Park National. Following completion of the merger, SNB will no longer exist as a separate corporation. The merger agreement provides for Park National and SNB to implement the merger by filing a certificate of merger with the Ohio Secretary of State, consistent with the applicable provisions of the merger agreement.

         The material provisions of the merger agreement are briefly summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, including the amendment to the merger agreement, which is reprinted as Appendix A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by this reference. We urge you to read the merger agreement, including the amendment, in its entirety for a more complete description of the merger.

CONVERSION OF SHARES

         At the effective time of the merger, each SNB common share outstanding immediately prior to the effective time of the merger, will be converted into approximately 5.37 Park National common shares. All SNB common shares that are owned by SNB as treasury shares will be canceled and retired, and no Park National common shares or other consideration will be delivered in exchange for those shares. For more information, see "The Merger - Effect on Outstanding Park National Common Shares and Exchange of SNB Common Shares" on page 27.


REPRESENTATIONS AND WARRANTIES

         In the merger agreement, SNB has made representations and warranties concerning the following items:

         - due organization, good standing and authority to carry on business of SNB and Second National Bank;
         -  capital structure of SNB;
         -  Second National Bank, the only subsidiary of SNB;
         - corporate power and authority to enter into the merger agreement and consummate the merger and enforceability of the merger agreement and related matters;
         - financial statements and reports and absence of undisclosed liabilities;
         -  absence of any material adverse change to SNB or Second National
            Bank;
         -  loans; allowance for loan losses;
         -  regulatory reports and records filed by SNB and Second National
            Bank;
         -  taxes of SNB and Second National Bank;
         -  property of SNB and Second National Bank;
         -  legal proceedings involving SNB or Second National Bank;
         - absence of regulatory proceedings involving SNB or Second National Bank;
         - absence of conflicts of the merger agreement with applicable laws, contracts and corporate documents;
         - commissions, finder's fees or similar payments payable only to McDonald;
         -  employment agreements and compliance with employment laws;
         - employee benefit plans and compliance with provisions of the Employee Retirement Income Security Act of 1974;
         -  compliance with laws;
         - accuracy and completeness of information supplied by SNB for inclusion in the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part;
         -  insurance;
         -  required governmental proceedings in connection with the merger;
         -  material contracts, absence of defaults;
         -  environmental matters;
         - absence of actions that would prevent the merger from being accounted for as a pooling-of-interests;
         -  compliance with takeover laws;
         -  risk management instruments;
         -  complete and accurate books and records;
         -  Year 2000 compliance;
         -  repurchase agreements; and
         -  accuracy of representations and warranties.

         Park National has made representations and warranties concerning the following items:

         - Park National's due organization, good standing and authority to carry on business;
         - corporate power and authority to enter into the merger agreement and consummate the merger and enforceability of the merger agreement and related matters;
         -  capitalization of Park National;
         - absence of conflicts of the merger agreement with applicable laws, contracts and corporate documents;
         -  financial statements and reports;
         -  absence of any material adverse change as to Park National;
         -  compliance with takeover laws;
         -  reports and records filed by Park National with the SEC;
         -  no commissions, finder's fees or similar payments;
         -  required governmental proceedings in connection with the merger;

         - absence of actions that would prevent the merger from being accounted for as a pooling-of-interests;
         - accuracy and completeness of information supplied by Park National in the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part;
         -  Year 2000 compliance;
         -  deposit insurance; and
         -  accuracy of representations and warranties

         Park National and SNB believe that the representations and warranties contained in the merger agreement are customary in transactions similar in nature to the merger. For more information, see Articles Three and Four of the agreement and plan of merger which is attached as Appendix A to this document.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement requires SNB to conduct its business and the business of Second National Bank in the ordinary and usual course consistent with past practice. Under this covenant, the merger agreement specifically prohibits SNB from:

         - taking any action which would be inconsistent with any representation or warranty of SNB in the merger agreement; and

         - engaging in any lending activities other than in the ordinary course of business consistent with past practice.

         The merger agreement also requires SNB not to take, and to cause Second National Bank not to take, any of the following actions without the consent of Park National:

         - selling, transferring, mortgaging, pledging, encumbering or subjecting to any lien, any of the assets of SNB or Second National Bank, except in the ordinary course of business for full and fair consideration;

         - making any capital expenditure or capital additions or betterments which, in the aggregate, exceed $40,000, except for expenditures of up to $157,000 for designated computer equipment;

         - becoming bound by, entering into, or performing any material contract or commitment which is other than in the ordinary course of its business or which would cause or result in SNB being unable to perform its obligations under the merger agreement;

         - declaring, paying or setting aside for payment any dividends or making any distributions on its capital shares other than:

            - semi-annual cash dividends on SNB common shares in an amount not to exceed $4.00 per share or, in lieu of the semi-annual cash dividends, quarterly dividends in an amount less than $3.49 on a per share, per quarter basis in the year 2000, and

            -    those payable by Second National Bank to SNB.

         - purchasing, redeeming, retiring or otherwise acquiring any of its shares;

         - issuing or granting any option or right to acquire any of its shares or effecting any split, recapitalization, combination, exchange of shares, readjustment or other share reclassification;

         -  amending its governing documents;

         - merging or consolidating with any other person or otherwise reorganizing, except for the merger;

         - acquiring all or any portion of, the assets, business, deposits or properties of any other entity, except by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business and consistent with past practices;

         - entering into, establishing, adopting or amending any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement, or similar arrangement, related to the plan or arrangement, in respect of any director, officer or employee, or taking any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable under those plans or arrangements. SNB, however, may:

              - take any of these actions in order to satisfy either applicable law or previously disclosed contractual obligations existing as of December 17, 1999 or regular annual renewal of insurance contracts; and

              - terminate its defined contribution retirement plan at any time before the effective time of the merger, with benefit distributions deferred until the Internal Revenue Service issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination. In this event, SNB and Park National will cooperate in good faith to apply for approval and to agree upon associated plan termination amendments that will, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the Park National Corporation Employee's Voluntary Salary Deferral Plan and Trust that Park National maintains for its employees and employees of its subsidiaries;

         - paying any general wage or salary increase, other than normal pay increases consistent with past practices, or entering into or amending or renewing any employment, consulting, severance or similar agreements or arrangements with any officer, director or employee, except, in each case, for changes required by law or to satisfy previously disclosed contractual obligations existing as of December 17, 1999;

         - entering into or terminating any contract requiring the payment or receipt of $15,000 or more in any 12-month period or amending or modifying in any material respect any of its existing material contracts;

         - incurring any indebtedness for money borrowed or incurring any material obligation or liability other than in the ordinary course of business;

         - taking any action that would, or is reasonably likely to, prevent or impede the merger from qualifying for pooling-of-interest accounting or as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code;

         - implementing or adopting any change in its accounting principles, practices or methods, other than as required by generally accepted accounting principles;

         - waiving or canceling any right of material value or material debts, except in the ordinary course of business consistent with past practices;

         -    taking any action that would result in:

               - any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger,

               -  any of the conditions to the merger not being satisfied, or

               - a violation of any provision of the merger agreement except as required by law or regulation;

         - causing any material adverse change in the amount or general composition of deposit liabilities;

         - making any material investment, except in the ordinary course of business;

         -     except as required by applicable law or regulation:

               - implementing or adopting any material change in its interest rate risk management and other risk management policies, procedures or practices,

               - failing to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or

               - failing to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

         -     entering into any agreement to do any of the foregoing.

         The merger agreement also requires SNB and Second National Bank to:

         - use commercially reasonable efforts to maintain their property and facilities in their present condition and working order, ordinary wear and tear excepted;

         - perform all of their obligations under all agreements relating to or affecting their properties, rights and business, except where nonperformance would not have a material adverse effect;

         - use commercially reasonable efforts to maintain and preserve their respective business organizations intact, retain present key employees and maintain the respective relationships of customers, suppliers and others having business relationships with them;

         - maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them as of September 30, 1999 and upon the renewal or termination of that insurance, use commercially reasonable best efforts to renew or replace that insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured were maintained by them as of September 30, 1999;

         - provide reasonable access by Park National to information of SNB and Second National Bank; and

         - timely file all tax returns and pay any tax shown on those tax returns as due.

         The merger agreement requires each of Park National and SNB:

         - to use their reasonable best efforts to take all actions necessary to satisfy all of the conditions to the merger, to comply with all applicable legal requirements, to make all necessary filings, to obtain all necessary governmental and third party consents and to otherwise consummate the merger;

         - to take all necessary steps to exempt the agreement and the merger from the requirements of any takeover law and any provisions in their governing documents and to assist in any challenge to the validity or applicability to the merger of any takeover law;

         - to notify the other party in writing if it becomes aware of any fact, condition or occurrence that would cause or constitute a breach of any representation, warranty or covenant in the merger agreement, would make the satisfaction of the conditions in the agreement unlikely or impossible, would, in the case of SNB, have a material adverse effect, either individually or in the aggregate, with other facts, conditions or occurrences, or, in the case of SNB, would be required to be set forth in an amendment to the Registration Statement on Form S-4 or a supplement to this proxy statement/prospectus; and

         - not to take any action subsequent to the date of the merger agreement that would adversely affect the ability of Park National to treat the merger as a pooling-of-interests or the characterization of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

         Park National also has agreed:

         - to file a listing application with the American Stock Exchange covering the Park National common shares that it will issue in the merger; and

         - to indemnify the officers, directors and employees of SNB and Second National Bank as described below.

         Employees of SNB and Second National Bank will have the opportunity to continue as employees of Park National or one of its subsidiaries, subject to the right of Park National and its subsidiaries to terminate an employee for cause. After the effective time of the merger, SNB and Second National Bank employees will continue to participate in the SNB employee benefit plans (other than the SNB option plan) until Park National determines that those employees will, subject to eligibility requirements, participate in Park National's employee benefit plans and that all or some of the SNB plans will be terminated or merged into Park National's employee benefit plans. Park National will give SNB and Second National Bank employees credit for years of service for purposes of eligibility and vesting, but not for benefit accrual purposes, in Park National's employee benefit plans, and the employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under SNB's welfare plans, or to any waiting period relating to that coverage. In addition, if Park National adopts a new plan or program for its employees or executives, to the extent its employees or executives receive past service credits for any reason, Park National will credit similarly-situated employees and executives of SNB and Second National Bank with equivalent credit for service with SNB, Second National Bank and any of their predecessors.

         Park National and SNB have agreed to coordinate the payment of dividends with respect to the Park National common shares and the SNB common shares and the record dates and payment dates relating to dividends.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         The obligation of each of Park National and SNB to consummate the merger is subject to a number of conditions, including the following:

         - the adoption of the merger agreement by the requisite vote of SNB shareholders;

         - all necessary regulatory approvals have been obtained in connection with the merger and all statutory waiting periods have expired;

         - no regulatory approvals contain any conditions, restrictions or requirements which Park National reasonably determines would either before or after the effective time, have a material adverse effect on Park National or prevent Park National from realizing the economic benefits of the merger and related transactions;

         - no court or other governmental or regulatory authority has enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to, or entered, any statute, rule, regulation, judgment, decree, injunction or other order prohibiting or delaying consummation of the transactions contemplated by the merger agreement;

         - the Form S-4 Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued or no proceedings for that purpose initiated or threatened by the SEC;

         - all permits and other authorizations required under state securities laws to consummate the transactions contemplated by the merger agreement and issue the common shares of Park National to be issued in the merger have been received;

         - Park National has received from Ernst & Young LLP, its opinion, dated the date of or shortly prior to the closing date of the merger that the merger qualifies for pooling-of-interests accounting treatment; and

         - the Park National common shares to be issued in the merger have been approved for listing on the American Stock Exchange.

         The obligation of Park National to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of SNB contained in the merger agreement are true and correct in all material respects as of the closing of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and SNB has delivered a certificate to Park National to that effect;

         - SNB has performed all obligations required by SNB under the merger agreement and SNB has delivered a certificate to Park National to that effect;

         - Park National has received the opinion of Vorys, Sater, Seymour and Pease LLP stating that the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

         - Park National has received the opinion of Thompson, Hine & Flory LLP, legal counsel to SNB, stating that:

                  - SNB is a corporation duly organized and in good standing under the laws of the State of Ohio,

                  - the merger agreement was duly approved by the SNB board of directors and duly adopted by the SNB shareholders,

                  - the merger agreement was duly executed by SNB and, with stated exceptions, constitutes the binding obligation of SNB and is enforceable in accordance with its terms against SNB, and

                  - upon the filing of the certificate of merger with the Secretary of State of Ohio, the merger will become effective;

         - less than 10% of the common shares issued by Park National in the merger are (1) subject to purchase as fractional share interests and (2) dissenting shares; and

         -        Park has received a statement issued by SNB pursuant to
                  Section 1.897-2(h) of the regulations issued under the Internal Revenue Code certifying that the SNB shares are not an U.S. real property interest.

         The obligation of SNB to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of Park National contained in the merger agreement are true and correct in all material respects as of the closing of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and Park National has delivered a certificate to SNB to that effect;

         - Park National has performed all obligations required by Park National under the merger agreement and Park National has delivered a certificate to SNB to that effect;

         - SNB has received the opinion of Vorys, Sater, Seymour and Pease LLP, legal counsel to Park National, stating that the merger constitutes a "reorganization" within the meaning of
                  Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by shareholders of SNB who receive shares of Park National in exchange for shares of SNB and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests;

         - SNB has received the opinion of Vorys, Sater, Seymour and Pease LLP, legal counsel to Park National, stating that:

                  - Park National is a corporation in good standing under the laws of the State of Ohio,

                  - the merger agreement was duly executed by Park National and with stated exceptions, constitutes the binding obligation of Park National and is enforceable in accordance with its terms against Park National,

                  - the common shares of Park National to be issued as consideration in the merger, when issued, will be duly authorized, fully paid and non-assessable, and

                  - upon the filing of the certificate of merger with the Secretary of State of Ohio, the merger will become effective; and

         - SNB has received a fairness opinion from McDonald, dated as of the date of the proxy statement/prospectus, stating that the consideration to be issued in the merger is fair to the shareholders of SNB from a financial point of view.

         Where the law permits, Park National or SNB could decide to complete the merger even though one or more conditions was not satisfied. By law, neither Park National nor SNB can waive (1) the condition of adoption of the merger agreement by SNB's shareholders or (2) any court order or law having the effect of making illegal or otherwise prohibiting the consummation of the merger. Whether any of the conditions would be waived would depend upon the facts and circumstances as determined by the reasonable business judgment of the board of directors of Park National or SNB.

EFFECTIVE TIME OF THE MERGER

         Upon satisfaction or waiver of all conditions under the merger agreement, we will file an appropriate certificate of merger with the Ohio Secretary of State. The merger will become effective upon the filing of the certificate of merger or at a time after the filing that we agree to in writing and state in the certificate of merger.

         The closing of the transactions contemplated by the merger agreement will take place on a day designated by Park National which is not (1) earlier than the third business day after the last of the conditions described in the merger agreement has been satisfied or waived in accordance with the terms of the merger agreement, or (2) later than the last business day of the month in which that third business day occurs. However, the date chosen by Park National may not fall after November 30, 2000 or after the date or dates on which any regulatory authority approval or extension expires. We are also free to agree to close the transactions on a different date.

AMENDMENT AND TERMINATION

         We may amend the merger agreement at any time before or after the SNB special meeting. However, after approval of the matters to be considered at the special meeting, we may not make an amendment which by law requires further approval by the SNB shareholders, unless we obtain that further approval.

         We may agree in writing to terminate the merger agreement at any time before completion of the merger, even if the SNB shareholders have adopted it.

         Either SNB or Park National may decide to terminate the merger agreement if:

         - the merger has not been completed by November 30, 2000, unless the failure to complete the merger arises out of or results from the breach of the merger agreement by the party seeking to terminate;

         - the shareholders of SNB fail to adopt the merger agreement by the requisite vote at the special meeting or adjournment of the special meeting of shareholders; or

         -        a governmental authority fails to approve the merger.

         Park National may decide to terminate the merger agreement if:

         - SNB breaches any representation and warranty in the merger agreement and does not cure the breach within 30 days following receipt of written notice of the breach or cannot cure the breach within that time, except that the breach individually or in the aggregate, must have or be reasonably likely to have a materially adverse effect; or

         - SNB fails to comply in any material respect with any covenant or agreement in the merger agreement within 30 days following receipt by SNB of written notice of the breach or cannot cure the breach during that time.

         SNB may decide to terminate the merger agreement if:

         - Park National breaches any representation and warranty in the merger agreement and does not cure the breach within 30 days following receipt of written notice of the breach, or cannot cure the breach within that time, except that the breach, individually or in the aggregate, must have or be reasonably likely to have a materially adverse effect;

         - Park National fails to comply in any material respect with any covenant or agreement in the merger agreement within 30 days following receipt by Park National of written notice of the breach or cannot cure the breach during that time;

         - SNB determines, based on advice of its counsel, that termination is required for its board of directors to comply with its fiduciary duties to shareholders by reason of another acquisition proposal having been made, except that SNB must not have otherwise breached its obligations to not solicit or initiate or knowingly encourage the acquisition proposal and to notify Park National of any proposal and that SNB must pay a termination fee of $2,000,000 to Park National prior to termination;

         - during the three-day period beginning with the determination date of the merger (the date on which the waiting period expires following Federal Reserve Board approval of the merger), if both of the following conditions are satisfied:

                  - the average of the closing sales price of a Park National common share on the American Stock Exchange during the 20 trading day period ending on the trading day immediately prior to the determination date is less than $85.71, and

         - the ratio of that 20 trading day average closing price to $114.875 (the closing price of a Park National common share on the American Stock Exchange on December 16, 1999) is less than the number obtained by dividing:

                  - the sum of the average daily closing sales prices of a share of common stock during the 20 trading day period ending on the trading day immediately prior to the determination date of each company comprising an index group of 17 similar bank holding companies (multiplied by a designated weight), by

                  - the sum of each per share closing price of the common stock of each index group company (multiplied by a designated weight) on December 16, 1999;

                  however, if SNB notifies Park National of its intent to terminate the merger agreement due to the satisfaction of the conditions relating to the average closing price, Park National may prevent termination by giving notice to SNB within five days after SNB's notice of termination to Park National of its intent to prevent termination, and agreeing that for purposes of calculating the exchange ratio, the number of Park National common shares exchanged in the merger will be increased to the number determined by dividing $71,611,000 by the average closing price calculated as described above.

         In the event of termination, the merger agreement will become void except that provisions regarding acquisition proposals of SNB, confidentiality, press releases, payment of fees and expenses, the accuracy and completeness of information submitted to the SEC and the effect of the termination of the merger agreement will survive termination. In addition, if the parties do not complete the merger because of another possible acquisition involving SNB, the merger agreement may require SNB to pay a $2,000,000 special fee to Park National.

COSTS AND EXPENSES; INDEMNIFICATION

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs and expenses, except that Park National and SNB will share all expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus equally and Park National will pay all fees due to regulatory authorities and the SEC in connection with the transactions contemplated by the merger agreement.

         Park National has agreed to indemnify the present officers, directors and employees of SNB and Second National Bank to the full extent SNB and Second National Bank would have been required to indemnify that person under Ohio law and the governing documents of SNB and Second National Bank. In addition, for a period of six years after the effective time of the merger, Park National will provide director's and officer's liability insurance on terms no less favorable than those in effect as of December 17, 1999, to indemnify the present and former officers and directors of SNB and Second National Bank with respect to claims against those persons arising from facts or events which occurred prior to the effective time of the merger. Park National will not be required to pay more than 200% of the amount spent by SNB as of December 17, 1999 in order to maintain or procure that insurance, but if that limit is met, Park National must use its reasonable best efforts to maintain or obtain as much comparable insurance as can be obtained up to the 200% limit.

RECOMMENDATION AND VOTE

         The board of directors of SNB believes that the consummation of the proposed merger is in the best interest of SNB and its shareholders. The affirmative vote of the holders of a majority of the outstanding SNB common shares is required for the merger agreement to be adopted. THE SNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         The following is a description of the steps you must take to perfect dissenters' rights with respect to the merger. The description is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is included as Appendix D to this proxy statement/prospectus. We recommend that you consult with your own counsel if you have questions with respect to your rights under the statute.

         "Dissenters' rights" is your right to dissent from the merger and to have the "fair cash value" of your SNB common shares determined by a court and paid in cash. The "fair cash value" of a SNB common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. Fair cash value is determined as of the day prior to the day on which the vote of the SNB shareholders to adopt the merger agreement is taken. When determining fair cash value, any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the fair cash value of a common share exceed the amount specified in the demand of the particular shareholder discussed in numbered paragraph 3 below.

         To perfect your dissenters' rights, you must satisfy each of the following conditions:

         1. You Must be a Shareholder of SNB on the Record Date. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares on March 17, 2000. If you have a beneficial interest in SNB common shares held of record in the name of any other person for which you desire to perfect dissenters' rights, you must cause the shareholder of record to timely and properly act to perfect those rights.

         2. You Must Not Vote in Favor of Adoption of the Merger Agreement. Only a shareholder whose SNB common shares are not voted in favor of adoption of the merger agreement is entitled, if the merger is completed, to be paid the fair cash value of the SNB common shares held of record by the shareholder on April 24, 2000. If you vote for adoption of the merger agreement, your vote will constitute a waiver of your dissenters' rights.

         3. You Must Serve a Written Demand. On or before the tenth day after the SNB special meeting, you must serve a written demand for payment of the fair cash value of your shares to SNB. Your written demand must state your name, address, the number of common shares as to which you seek relief and the amount claimed by you as the fair cash value of the common shares.

         4. You Must Deliver Your Share Certificates for Legending, if Requested by SNB. If requested by SNB, you must submit your share certificates for dissenting shares to SNB within fifteen days after SNB sends its request. SNB will then endorse the share certificates with a legend that demand for fair cash value has been made.

         5. You Must File a Petition in Court, if You and SNB Cannot Agree on the Fair Cash Value of Your Dissenting Shares. If SNB and any dissenting shareholder cannot agree on the fair cash value of the dissenting shares, either SNB or the shareholder must, within three months after service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Darke County, Ohio, for a determination of the fair cash value of the dissenting shares.

         You must mail or deliver any written demand for payment to SNB, 499 S. Broadway, Greenville, Ohio 45331, Attention: Alan W. Greiner, Secretary. Because you must deliver the written demand within the ten-day period following the SNB special meeting, we recommend, but do not require, that if you use the mails, you use certified or registered mail, return receipt requested, to confirm that you have made a timely delivery.

         If you dissent from the merger, your right to be paid the fair cash value of your SNB common shares will terminate:

         -        if, for any reason, the merger is not completed;

         - if you fail to serve a timely and appropriate written demand upon SNB;

         - if you do not, upon request of SNB, make timely and appropriate surrender of the share certificates evidencing your dissenting shares for endorsement of a legend that you have made a demand for the fair cash value of your common shares;

         - if you withdraw your demand with the consent of the SNB board of directors;

         - if you and SNB do not agree upon the fair cash value per share of your SNB common shares and you have not timely filed or joined in an appropriate petition in the Court of Common Pleas of Darke County, Ohio; or

         -        if you otherwise fail to comply with the requirements of
                  Section 1701.85 of the Ohio Revised Code.

         A dissenting shareholder of SNB who receives payment for shares in cash will recognize capital gain or loss (if the shares were held as a capital asset at the effective time of the merger) equal to the difference between the cash received and the holder's basis in the shares, provided the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenters' rights will not constitute a "dividend" if, as a result of the exercise, the shareholder owns no shares in Park National as the surviving corporation in the merger (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code).

         If you are not in favor of the merger but do not wish to exercise dissenters' rights, you may, in the alternative, attempt to sell your SNB common shares in the open market at the then current market price.

                            BUSINESS OF PARK NATIONAL

 GENERAL

         Park National is a bank holding company which is incorporated under Ohio law. Through its banking subsidiaries, Park National Bank, Richland Trust, Century National Bank and First-Knox National Bank, Park National is engaged in a general commercial banking and trust business in small to medium population Ohio communities. Guardian Financial provides consumer finance services in the central Ohio area. Park National's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions and operate 59 full-service offices and a network of 65 automatic teller machines in 15 central and southern Ohio counties.

         Park National Bank, Richland Trust, Century National Bank and First-Knox National Bank provide the following principal services:

         - the acceptance of deposits for demand, savings and time accounts and the servicing of those accounts;

         - commercial, industrial, consumer and real estate lending, including installment loans and automobile leasing, credit cards and personal lines of credit;

         -        safe deposit operations;

         -        trust services;

         -        cash management;

         -        electronic funds transfers; and

         - a variety of additional banking-related services tailored to the needs of individual customers.

         Park National Bank also leases equipment under terms similar to its commercial lending policies. Park Leasing Company, a division of Park National Bank, originates and services direct leases of equipment which Park National Bank acquires with no outside financing. In addition, Scope Leasing, Inc., a wholly-owned subsidiary of Park National Bank, specializes in aircraft financing.

         Park National is subject to regulation by the Federal Reserve Board. As national banks, Park National Bank, Century National Bank and First-Knox National Bank are supervised and regulated by the Office of the Comptroller of the Currency. As an Ohio state-chartered bank, Richland Trust is supervised and regulated by the Ohio Division of Financial Institutions. In addition, as insurer of their deposits, the Federal Deposit Insurance Corporation has some regulatory authority over Park National Bank, Richland Trust, Century National Bank and First-Knox National Bank, including authority to impose assessments for deposit insurance. As an Ohio consumer finance company, Guardian Financial is supervised and regulated by the Ohio Division of Financial Institutions.

         Park National Bank, in addition to having seven offices in Newark (including the main office and the Operations Center) has offices in Granville, Heath (two offices), Hebron, Johnstown, Kirkersville, Pataskala and Utica in Licking County, an office in Columbus in Franklin County, an office in Cincinnati in Hamilton County and offices in Baltimore, Pickerington and Lancaster (seven offices) in Fairfield County. The offices in Fairfield County comprise the Fairfield National Division. Park National Bank also operates nine stand-alone automatic banking center locations.

         Richland Trust, in addition to six offices in Mansfield (including the main office), has offices in Butler, Lexington, Ontario and Shelby (two offices) in Richland County. Richland Trust also operates three stand-alone automatic banking center locations.

         Century National Bank, in addition to having four offices (including the main office) and a mortgage lending office in Zanesville, has offices in New Concord and Dresden in Muskingum County, Malta in Morgan County, New Lexington in Perry County, Logan in Hocking County, Athens in Athens County and Coshocton in Coshocton County. Century National Bank also operates seven stand-alone automatic banking center locations.

         First-Knox National Bank, in addition to having three offices (including the main office and operations center) in Mount Vernon, has offices in Loudonville and Perrysville in Ashland County, an office in Millersburg in Holmes County, offices in Centerburg, Danville and Fredericktown in Knox County, two offices in Mount Gilead in Morrow County and an office in Bellville in Richland County. The offices in Ashland County comprise the Farmers and Savings Division. First-Knox National Bank also operates four stand-alone automatic banking center locations.

          Guardian Financial has its main office in Hilliard in Franklin County and an office in Mansfield where it leases space from Richland Trust.

ADDITIONAL INFORMATION


         For additional information concerning Park National, see "Where You Can Find More Information" on page 70.


                           MANAGEMENT OF PARK NATIONAL

BOARD OF DIRECTORS

         The following table gives information concerning the individuals who are and will remain the members of the board of directors of Park National, the surviving corporation in the merger, as of February 25, 2000. Unless the table indicates otherwise, each person has held his or her principal occupation for more than five years.

                                          Position(s) Held with               Director of Park
                                          Park National and its Principal         National
                                          Subsidiaries and                      Continuously
Name                              Age     Principal Occupations                      Since          Term Expires In
----                              ---     ---------------------             ----------------------  ---------------
William T. McConnell              66      Chairman of the Board since               1986                  2000
                                          1994, Chief Executive Officer
                                          from 1986 to January, 1999, and
                                          President from 1986 to 1994, of
                                          Park National; Chairman of the Board
                                          since 1993, Chief Executive Officer
                                          from 1983 to January, 1999, President
                                          from 1979 to 1993, and Director of
                                          Park National Bank; Director of
                                          Century National Bank; Director of
                                          First-Knox National Bank

C. Daniel DeLawder                50      Chief Executive Officer since             1994                  2002
                                          January, 1999, and President
                                          since 1994, of Park National;
                                          Chief Executive Officer since
                                          January, 1999, President since
                                          1993, Executive Vice President
                                          from 1992 to 1993, and Director
                                          of Park National Bank; Chairman
                                          of Advisory Board since 1989
                                          and President from 1985 to 1992
                                          of the Fairfield National
                                          Division of Park National Bank;
                                          Director of Richland Trust;
                                          Chairman of the Board of
                                          Guardian Finance since February
                                          1999

Maureen Buchwald                  68      Vice President of Ariel                   1997                  2001
                                          Corporation (manufacturer of
                                          reciprocating compressors)
                                          until her retirement in 1997;
                                          Director of First-Knox National
                                          Bank


                                          Position(s) Held with               Director of Park
                                          Park National and its Principal         National
                                          Subsidiaries and                      Continuously
Name                              Age     Principal Occupations                      Since          Term Expires In
----                              ---     ---------------------             ----------------------  ---------------
James J. Cullers                  69      Senior Partner, Zelkowitz,                1997                  2000
                                          Barry & Cullers, Attorneys at
                                          Law, Mount Vernon, Ohio;
                                          Director of First-Knox National
                                          Bank

D. C. Fanello                     78      Vice Chairman and founder of              1990                  2001
                                          Shiloh Corporation, Mansfield,
                                          Ohio (stamping/blanking);
                                          Director of Richland Trust

R. William Geyer                  68      Partner, Kincaid, Taylor                  1992                  2000
                                          and Geyer, Attorneys at
                                          Law, Zanesville, Ohio;
                                          Director of Century National
                                          Bank

Philip H. Jordan, Jr., Ph.D.      68      Retired.  From 1975 to 1995,              1997                  2002
                                          President of Kenyon College;
                                          Chairman of the Board and
                                          Director of First-Knox National
                                          Bank

Howard E. LeFevre                 92      Chairman of the Board of                  1987                  2002
                                          Freight Service, Inc., Newark,
                                          Ohio (leasing and warehousing);
                                          Director of Park National Bank

Phillip T. Leitnaker              72      President and owner of Phillip            1990                  2001
                                          Leitnaker Construction, Inc.
                                          Baltimore, Ohio (construction
                                          company); Owner of Leitnaker
                                          Farms, Baltimore, Ohio
                                          (farming); President and
                                          majority owner of D & B Paving
                                          Company, Baltimore, Ohio
                                          (paving company); Member of
                                          Advisory Board of Fairfield
                                          National Division of Park
                                          National Bank

                                          Position(s) Held with               Director of Park
                                          Park National and its Principal         National
                                          Subsidiaries and                      Continuously
Name                              Age     Principal Occupations                      Since          Term Expires In
----                              ---     ---------------------             ----------------------  ---------------
Tami L. Longaberger               38      Chief Executive Officer since             1996                  2002
                                          1998, President since 1994 and
                                          President, Sales and Marketing,
                                          from 1991 to 1993, of The
                                          Longaberger Company, Dresden,
                                          Ohio (specialty goods
                                          manufacturer); Director of
                                          Century National Bank

James A. McElroy                  67      Chairman of the Board, AMG                1997                  2000
                                          Industries, Inc. (manufacturer
                                          of automobile parts), Mount
                                          Vernon, Ohio; Director of
                                          First-Knox National Bank

John J. O'Neill                   79      President/Owner of Southgate              1987                  2002
                                          Corporation, Newark, Ohio (real
                                          estate development and
                                          management); Director of Park
                                          National Bank

William A. Phillips               67      Chairman of the Board since               1990                  2000
                                          1986, Chief Executive Officer
                                          from 1986 to 1998, and Director
                                          of Century National Bank

J. Gilbert Reese                  74      Senior Partner, Reese, Pyle,              1987                  2001
                                          Drake & Meyer, P.L.L.,
                                          Attorneys at Law, Newark, Ohio;
                                          Chairman Emeritus of First
                                          Federal Savings and Loan
                                          Association of Newark, Newark,
                                          Ohio; Director of Park National
                                          Bank

Rick R. Taylor                    52      President of Jay Plastics                 1995                  2001
                                          Corp., Mansfield, Ohio (plastic
                                          parts manufacturer); Director
                                          of Richland Trust

John L. Warner                    72      Agent, Dawson, Coleman &                  1987                  2000
                                          Wallace Insurance Agency, Inc.
                                          (successor to W. A. Wallace
                                          Co.), Newark, Ohio
                                          (insurance);  Director of Park
                                          National Bank

EXECUTIVE OFFICERS

         The following table lists the names and ages of the executive officers of Park National as of February 25, 2000, the positions presently held by those officers and their individual business experience during the past five years. These individuals will be the executive officers of the surviving corporation in the merger. The board of directors may remove any of the executive officers at any time.

                                                            Positions Held with Park National and its Principal
Name                                     Age                       Subsidiaries and Principal Occupation
----                                     ---                       -------------------------------------
William T. McConnell                     66           Chairman of the Board since 1994, Chief Executive Officer from
                                                      1986 to January, 1999, President from 1986 to 1994 and Director of Park National; Chairman of the Board since 1993, Chief
                                                      Executive Officer from 1983 to January, 1999, President from 1979 to 1993, and Director of Park National Bank; Director of Century
                                                      National Bank; Director of First-Knox National Bank

C. Daniel DeLawder                       50           Chief Executive Officer since January, 1999, President since
                                                      1994 and Director of Park National; Chief Executive Officer
                                                      since January, 1999, President since 1993, Executive Vice
                                                      President from 1992 to 1993, and Director of Park National
                                                      Bank; Chairman of Advisory Board since 1989 and President from
                                                      1985 to 1992 of the Fairfield National Division of Park
                                                      National Bank; Director of Richland Trust; Chairman of the
                                                      Board of Guardian Financial since February 1999

David C. Bowers                          63           Secretary since 1987, Chief Financial Officer and Chief
                                                      Accounting Officer from 1990 to 1998, and Director from 1989 to 1990, of Park National; Executive Vice President since
                                                      January 1999, Senior Vice President from 1986 to January 1999, and Director of Park National Bank; Director of Guardian
                                                      Financial

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The executive committee of the board of directors of Park National performs the functions of a compensation committee. C. Daniel DeLawder, who is Chief Executive Officer and President of Park National and Park National Bank, serves as a member of the executive committee. William T. McConnell, who serves as Chairman of the Board of Park National and Park National Bank, serves as a member of the executive committee of the Park National board of directors. Mr. McConnell sits on the board of directors of Freight Service, Inc. but not on its compensation committee. Howard E. LeFevre, Chairman of the Board and a director of Freight Service, Inc., serves as a member of the executive committee of the Park National board of directors.

         J. Gilbert Reese, who is senior partner in the law firm of Reese, Pyle, Drake & Meyer, P.L.L. which rendered legal services to certain of Park National's subsidiaries during the 1999 fiscal year and continues to do so, is also a member of the executive committee.

         John L. Warner, who serves as an agent for Dawson, Coleman & Wallace Insurance Agency, Inc. (and served as an agent for W.A. Wallace Co. prior to its acquisition by Dawson, Coleman & Wallace, in January 1999), also serves as a member of the executive committee of the Park National board of directors. During each of Park National's last three fiscal years, Park National and its subsidiaries have purchased insurance through these two agencies. The aggregate premiums paid to Dawson, Coleman & Wallace (and W.A. Wallace Co. prior to the acquisition) by Park National and its subsidiaries during 1999 were $351,113. The aggregate premiums paid to W.A. Wallace Co. by Park National and its subsidiaries during 1998 and 1997 were $205,245 and $136,363, respectively.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the last three fiscal years, the cash compensation paid by Park National and its subsidiaries, as well as other compensation paid or accrued for those years, to each of Park National's executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                   Compensation
                                                                                   ------------
                                                                                      Awards
                                                       Annual Compensation            ------
                                                       -------------------          Park National
                                                                                    Common Shares
Name and                                                                         Underlying Options         All Other
Principal Position                        Year      Salary ($)    Bonus($)(1)          (#)(2)           Compensation ($)
------------------                        ----      ----------    -----------          ------           ----------------
William T. McConnell, Chairman of the     1999      $326,000         $      0                0             $11,204(4)
    Board of Park National and Park       1998      $325,988         $423,942                0             $ 8,276
    National Bank (3)                     1997      $166,400         $373,895                0             $ 7,657

C. Daniel DeLawder, President and Chief   1999      $326,000         $436,261            1,050             $ 8,491(4)
    Executive Officer of Park National    1998      $217,000         $311,799            1,050             $ 6,983
    and Park National Bank (3)            1997      $110,000         $249,263            1,732             $ 6,366

David C. Bowers, Secretary of Park        1999      $167,000         $181,508                0             $ 8,322(4)
    National and Executive Vice           1998      $164,000         $137,403            1,050             $ 7,242
    President of Park National Bank (3)   1997      $ 97,000         $122,554            1,706             $ 6,549

------------------

         (1) All bonuses reported were earned under Park National's incentive bonus plan. The amount of bonus reported for each executive officer for 1999 reflects the amount of bonus determined and paid for the 1999 fiscal year as of the date of this proxy statement/prospectus.

         (2) These numbers represent options for Park National common shares granted under the 1995 incentive stock option plan. Each number has been adjusted to reflect a 5% share dividend distributed on December 15, 1999. See the table under "Grants of Options" immediately following this section for more detailed information on these options.

         (3) Mr. McConnell stepped down from his positions as Chief Executive Officer of Park National and Park National Bank and Mr. DeLawder assumed those positions effective January 1999. Mr. Bowers became Executive Vice President of Park National Bank in January 1999.

         (4) "All Other Compensation" in 1999 for Messrs. McConnell, DeLawder and Bowers includes (a) the amounts of $7,065, $2,150 and $2,236, respectively, representing the amount of the premium deemed to have been paid on behalf of each executive officer under a "split-dollar" life insurance policy which has a death benefit equal to approximately two times the named executive officer's highest annual total compensation during his employment with Park National Bank;
(b) the amounts of $1,000, $5,000 and $5,000, respectively, representing contributions to the Park National 401(k) plan on their behalf to match 1999 pre-tax elective deferral contributions (included in "Salary") made by each executive officer to the Park National 401(k) plan; and (c) the amounts of $3,139, $1,341 and $1,086, respectively, representing the amount of the premium deemed to have been paid on behalf of each executive officer under the life insurance policy which funds that officer's account under the SERP.

Grants of Options

         The following table summarizes information concerning individual grants of options made during the 1999 fiscal year to each of the executive officers of Park National. Park National has never granted stock appreciation rights.

                                            OPTION GRANTS IN LAST FISCAL YEAR

                               Number of        Percent of                                        Potential Realizable
                              Park National        Total                                            Value at Assumed
                              Common Shares      Options                                         Annual Rates of Share
                               Underlying       Granted to        Exercise                         Price Appreciation
                                Options        Employees in        Price        Expiration         for Option Term (1)
          Name                  Granted         Fiscal Year      ($/Share)         Date             5%             10%
          ----                  -------         -----------      ---------         ----           ---------------------
William T. McConnell               0                --               --               --              --            --

C. Daniel DeLawder             1,050(2)(3)        1.47%          $90.48(2)       5/11/04         $26,250       $58,002

David C. Bowers                    0                --               --               --              --            --
-----------------

         (1) The amounts reflected in this table represent the specified assumed rates of appreciation only and have been rounded to the nearest whole dollar. Actual realized values, if any, on an option exercise will be dependent on the actual appreciation of the Park National common shares over the term of the option. There can be no assurances that the potential realizable values reflected in this table will be achieved.

         (2) This option was granted under the 1995 incentive stock option plan as an original option and was fully exercisable as of the grant date (May 11, 1999). The number of Park National common shares underlying the option and the exercise price have been adjusted to reflect the 5% share dividend distributed by Park National on December 15, 1999.

         (3) Upon the exercise of an option, the executive committee which administers the 1995 incentive stock option plan will automatically grant a new reload option covering the same number of Park National common shares as were the subject of the exercise; however, an optionee (a) may not be granted reload options in any one year of the term of the original option as established on the date of grant of the original option covering, with respect to all reload options granted in that one year, more than the number of Park National common shares which were subject to the original option on the date of grant of the original option; and (b) will be granted a reload option covering only that number of Park National common shares which will allow the reload option and any other outstanding options granted to the optionee under the 1995 incentive stock option plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code. If an option is exercised on or after the optionee's termination of employment, no reload options will be granted in connection with the exercise. If an optionee's employment terminates due to his retirement, his options may thereafter be exercised in full for a period of three months, subject to the stated term of the options. If an optionee's employment terminates due to his death or long-term disability, his options may thereafter be exercised in full for a period of one year, subject to the stated term of the options. If an optionee's employment is terminated for any other reason, his options are forfeited.

Option Exercises and Holdings

         The following table summarizes information concerning unexercised options held as of the end of the 1999 fiscal year by each of the executive officers of Park National. No executive officer exercised options during the 1999 fiscal year.

                                                     AGGREGATED FISCAL YEAR-END OPTION VALUES

                                        Number of Park National
                                              Common Shares                       Value of Unexercised
                                         Underlying Unexercised                        In-the-Money
                                          Options at FY-End(#)                    Options at FY-End($)(1)
                                    ---------------------------------          --------------------------
             Name                    Exercisable        Unexercisable        Exercisable        Unexercisable
             ----                    -----------        -------------        -----------        -------------
William T. McConnell                       0                  0                   --                 --

C. Daniel DeLawder                     5,991 (2)              0             $189,206 (2)             --

David C. Bowers                        4,200 (2)              0             $151,513 (2)             --
---------------

         (1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Park National common shares on December 31, 1999 ($96.00) less the exercise price of in-the-money options at the end of the 1999 fiscal year; and has been rounded to the nearest whole dollar.

         (2) These numbers have been adjusted to reflect the 5% share dividend distributed by Park National on December 15, 1999.

Pension Plan; Supplemental Executive Retirement Plan

         The following table shows the estimated pension benefits payable to a covered participant assuming retirement at a "normal retirement age" of 65 on October 1, 1999 under the Park National pension plan based on compensation that is covered under the Park National pension plan, years of service with Park National and its subsidiaries and payment in the form of a 10-year certain and life annuity:

                               PENSION PLAN TABLE

                                       Estimated Annual Pension Benefits (rounded to nearest $100)(1)
                                       --------------------------------------------------------------
                                                Based on Years of Credited Service Indicated
                                                --------------------------------------------
    Annualized
     Average                                             Years of Credited Service
     Monthly             -------------------------------------------------------------------------------------------
   Compensation                10              15              20             25            30         35 or more
--------------------     --------------- --------------- --------------- ------------- -------------- --------------
      $100,000              $11,600         $17,400          $23,200        $29,000      $34,000        $39,700
       125,000               14,600          21,800           29,100         36,400       43,700         51,000
       150,000               17,900          26,700           35,600         44,400       53,300         62,200
       160,000               19,100          28,600           38,100         47,700       57,200         66,700
        and more

---------------

         (1) Applicable provisions of the Internal Revenue Code currently limit the amount of annual compensation used to determine plan benefits under a defined benefit pension plan, such as the Park National pension plan, and the amount of plan benefits payable annually under such a plan. The Park National pension plan is operated in compliance with those provisions.

         The Park National pension plan covers employees of Park National, Park National Bank (both the Park National Division and the Fairfield National Division), Richland Trust, Century National Bank, First-Knox National Bank (both the First-Knox National Division and the Farmers and Savings Division) and Guardian Financial who have attained age 21 and completed one year of credited service. The Park National pension plan is funded and noncontributory.

         A participant's "average monthly compensation" for purposes of the Park National pension plan is based upon an amount equal to the total compensation paid by Park National or one of its subsidiaries, including elective deferral contributions, for the five consecutive years of credited service which produce the highest annual compensation within the last ten years preceding retirement divided by sixty. The projected "annualized average monthly compensation" as of the October 1, 1999 anniversary of the Park National pension plan was $160,000 for each of Messrs. McConnell, DeLawder and Bowers. Messrs. McConnell, DeLawder and Bowers had approximately 39, 28 and 13 years of credited service, respectively, under the Park National pension plan as of October 1, 1999.

         Benefits under the Park National pension plan become fully vested upon five years of credited service. The Park National pension plan provides for the payment of monthly benefits at "normal retirement date" (the later of age 65 or the fifth anniversary of the time participation in the Park National pension plan commenced, but no later than age 70 1/2) based upon 29% of an employee's average monthly compensation up to "covered compensation" (as determined annually from a table prepared by the Internal Revenue Service) plus 45% of an employee's average monthly compensation in excess of covered compensation, with these benefits being reduced by 1/420th for each month of credited service less than 420 months at normal retirement date. The Park National pension plan also provides for the payment of minimum monthly benefits at normal retirement date based upon 29% of an employee's average monthly compensation, with these minimum benefits being reduced 1/300th for each month of credited service less than 300 months at normal retirement date. Benefits payable under the Park National pension plan are not subject to any deduction for Social Security benefits. Benefits payable under the Park National pension plan are adjusted for retirement before normal retirement date. The normal form of payment of retirement benefits under the Park National pension plan will be a life annuity with 120 monthly payments guaranteed. Various other payment options are available under the Park National pension plan.

         Park National adopted the Park National SERP in December 1996. The Park National SERP currently benefits 29 officers of Park National and its subsidiaries. The Park National SERP is a non-qualified benefit plan designed to restore benefits lost due to limitations under the Internal Revenue Code on the amount of compensation covered by and the benefits payable under a defined benefit plan. Park National has purchased life insurance contracts to fund the Park National SERP. The Park National SERP is designed to provide a monthly retirement benefit of $4,433, $10,662, and $4,686 for Messrs. McConnell, DeLawder and Bowers, respectively. The Park National SERP also provides a life insurance benefit for officers of Park National and its subsidiaries participating in the Park National SERP that die before age 86. These additional benefits will only be achieved if the investment from the insurance contracts on funds invested in the contracts exceed a base level return to Park National during the life of each officer.

COMPENSATION OF DIRECTORS

         Each director of Park National who is not an employee of Park National or one of its subsidiaries receives as fees an annual retainer (which was paid in the form of 100 Park National common shares for the 1999 fiscal year), $750 for each meeting of the Park National board of directors attended, and $200 for each meeting of a committee of the Park National board of directors attended. If the date of a meeting of the Park National board of directors is changed from that provided for by resolution of the Park National board of directors and a non-employee director is unable to attend the rescheduled meeting, he or she receives $750 as though he or she had attended the meeting. Messrs. DeLawder, McConnell and Phillips receive no compensation for serving as members of the board of directors since they are employees of one of the subsidiaries of Park National.

         Park National and its subsidiaries maintain a life insurance policy with a death benefit of $100,000 on behalf of each director of Park National who is not an executive officer of Park National or one of its subsidiaries. The director has the right to designate the beneficiary to whom his or her share of the proceeds under the policy is to be paid. A director becomes fully vested with respect to his or her policy after three years of service. Park National and its subsidiaries maintain on behalf of each director who is an executive officer of Park National or one of its subsidiaries, in his capacity as an executive officer, a life insurance policy which will have a death benefit payable thereunder in an amount equal to approximately two times the named executive officer's highest annual total compensation during his employment with Park National and its subsidiaries. The executive officer has the right to designate the beneficiary to whom his share of the proceeds under the policy is to be paid. An executive officer's policy remains in effect following his retirement as long as specified conditions are met.

TRANSACTIONS INVOLVING MANAGEMENT


         As discussed more fully in the section entitled "Management of Park National -- Compensation Committee Interlocks and Insider Participation" on page 48, during each of Park National's last three fiscal years, Park National and its subsidiaries have purchased insurance through Dawson, Coleman & Wallace (and its predecessor W. A. Wallace Co.) for which John L. Warner, a director of Park National, serves as an agent.


         J. Gilbert Reese, a director of Park National, is senior partner in the law firm of Reese, Pyle, Drake & Meyer, P.L.L. which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.

         R. William Geyer, a director of Park National, is a partner in the law firm of Kincaid, Taylor and Geyer which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.

         James J. Cullers, a director of Park National, is senior partner in the law firm of Zelkowitz, Barry & Cullers which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.

         Directors and executive officers of Park National, members of their immediate families and corporations or organizations with which they are affiliated had banking transactions with Park National Bank (both the Park National Division and the Fairfield National Division), Richland Trust, Century National Bank and First-Knox National Bank (both the First-Knox National Division and the Farmers and Savings Division), in the ordinary course of their respective businesses during the last three fiscal years. Park National expects that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons. These loans have been subject to and are presently subject to no more than a normal risk of uncollectibility and present no other unfavorable features. The aggregate amount of loans to the seventeen directors and executive officers of Park National and their associates as a group at December 31, 1999 was approximately $21,710,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who are not also directors or executive officers of Park National, totaled $31,028,000 at December 31, 1999. The aggregate amount of loans to the directors and executive officers of Park National and their associates as a group at December 31, 1998 was approximately $23,488,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who were not also directors or executive officers of Park National, totaled $21,591,000 at December 31, 1998. The aggregate amount of loans to the directors and executive officers of Park National and their associates as a group at December 31, 1997 was approximately $20,880,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who were not also directors or executive officers of Park National, totaled $22,675,000 at December 31, 1997. As of the date of this proxy statement/prospectus, all of the outstanding loans were performing loans.

                                 BUSINESS OF SNB

         SNB, headquartered in Greenville, Ohio, is an Ohio corporation organized in 1984 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. SNB has only one subsidiary, Second National Bank.

         Second National Bank, organized as a national bank in 1883, has operated as a traditional community bank since its founding. The bank operates full service offices in West Central Ohio in the communities of Greenville (four offices), Arcanum (two offices), Fort Recovery (one office) and Versailles (one office). All facilities are owned.

         At December 31, 1999, Second National Bank had total assets of approximately $319 million, total deposits of approximately $234 million and shareholders' equity of approximately $34 million. Second National Bank had 119 employees at December 31, 1999.

         Second National Bank has focused on real estate lending. At December 31, 1999, approximately 70% of its loans were secured by real estate. Its loan portfolio by customer is diversified, approximately 55% consumer, 20% commercial and 25% agricultural. Lendable funds are obtained primarily from deposits and loan principal payments. The bank offers a full line of checking and NOW accounts, passbook savings, certificates of deposit and individual retirement accounts. In addition to originating loans, the bank invests in U.S. treasury and government agency securities, corporate notes and municipal securities.

         There is no public market for SNB common shares. Price quotations for SNB common shares are not, and have not been, available. At February 25, 2000, there were 216 holders of record of SNB common shares.

         SNB has declared a quarterly dividend of $3.48 per share, payable on March 15, 2000 to shareholders of record on March 10, 2000. SNB paid a semi-annual dividend of $4.00 in January, 2000; a semi-annual dividend of $3.25 per share in January and July of 1999; and a semi-annual dividend of $2.50 per share in January and July of 1998.

         COMPARISON OF RIGHTS OF HOLDERS OF PARK NATIONAL COMMON SHARES
                        AND HOLDERS OF SNB COMMON SHARES

         As a result of the merger, the holders of SNB common shares will become holders of Park National common shares, which are listed on the American Stock Exchange under the symbol "PRK". Following the merger, the Park National articles and regulations will govern the rights of those shareholders. Both SNB and Park National are incorporated in Ohio, so the Ohio General Corporation Law will continue to govern the rights of SNB shareholders after the merger.

         Differences exist between the rights of holders of Park National common shares and the rights of holders of SNB common shares arising from the distinctions between the articles and regulations of Park National and SNB. The rights, however, of holders of Park National common shares and those of holders of SNB common shares are similar in many material respects. The significant differences are addressed below.

BOARD OF DIRECTORS

         Composition of Board of Directors. The Park National regulations provide for a board of directors consisting of not more than sixteen and not less than five directors. Park National currently has sixteen directors. The regulations divide Park National's board of directors into three classes with staggered terms whereby one class is elected each year for a three-year term.

         The SNB regulations provide for a board of directors consisting of not less than five and no more than twenty-five directors. SNB currently has six directors. The SNB board of directors is not classified into different classes.

         Classification of directors makes it more difficult for shareholders to change the composition of the board of directors. Generally, two annual meetings, instead of one, are required to change the composition of more than one-half of the board of directors. Should a shareholder attempt to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and extra time period would allow the board sufficient time to review the proposal as well as any available alternatives in order to act in what it believes to be the best interests of the shareholders. The classification provisions, however, also may discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of Park National. As a result, Park National may miss an opportunity to enter into a transaction that could be beneficial to Park National or its shareholders.

         Under the Park National regulations, there are two ways to change the number of directors. The number of directors can be changed by the affirmative vote of the holders of a majority of the shares represented in person or by proxy at any shareholder meeting to change the number of directors or by a majority of the Park National directors then in office. In the case of a change approved by the directors, the directors may not increase the number of directors to a number which exceeds by more than two the number of directors last elected by the shareholders and cannot exceed sixteen.

         Under the SNB regulations, the number of directors also may be changed by either the shareholders or the directors. The shareholders may change the size of the board of directors by a resolution approved by the affirmative vote of the holders of a majority of shares represented, in person or by proxy, at any meeting called for the purpose of electing directors and the directors may change the number of directors at any meeting at which a quorum is present by a majority of the directors present.

         Nominations. The Park National regulations provide that shareholder nominations for election to the Park National board of directors must be made in writing and must be delivered or mailed to the President of Park National not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors. However, if Park National gives less than twenty-one days' notice of the meeting to its shareholders, the nomination must be mailed or delivered to the President of Park National not later than the close of business on the seventh day following the day on which Park National mailed the notice of the meeting. The notification must include the following information to the extent known by the notifying shareholder:

         -        the name and address of each proposed nominee;

         -        the principal occupation of each proposed nominee;

         - the total number of Park National common shares that will be voted for each proposed nominee;

         -        the name and residence address of the notifying shareholder;
                  and

         - the number of Park National common shares beneficially owned by the notifying shareholder.

         Nominations which the Chairman of the meeting determines are not made in accordance with the Park National regulations may be disregarded.

         The SNB regulations do not contain any similar nomination procedures.

         Removal. The holders of a majority of the voting power of Park National entitled to elect directors may remove a director with or without cause. Unless all directors (or all directors of a particular class) are removed, however, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all of the directors (or all of the directors of a particular class), would be sufficient to elect at least one director.

         The SNB articles and regulations do not include provisions limiting the removal of directors. As a result, Ohio statutory law exclusively governs the removal of a director from the board of SNB. Under Section 1701.58 of the Ohio Revised Code, the shareholders may remove any director from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power entitled to elect directors. Unless all directors are removed (or all directors of a particular class), however, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all of the directors (or all directors of a particular class), would be sufficient to elect at least one director.

         Vacancies. Pursuant to the Park National regulations, the Park National directors then in office, even if less than a majority of the whole authorized number of directors, may fill vacancies in the board of directors or newly created directorships for the unexpired term by the vote of a majority of their number.

         Under the SNB regulations, the directors in office, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board of directors for the unexpired term of the director. If any vacancy in the board of directors is not filled by the directors then in office, shareholders entitled to elect directors have the right to fill that director position at any meeting of the shareholders called for that purpose. Any director elected by the shareholders in this manner is elected to serve until the next annual election of directors and until his successor is elected or until his earlier resignation, removal from office, or death.

VOTING RIGHTS

         Cumulative Voting. The holders of Park National and SNB common shares have the right to cumulate votes in the election of directors. With cumulative voting, it is possible for the holders of a minority of the common shares to elect one or more directors to the board of directors, even though the holders of a majority of the common shares oppose the election of the director(s). The absence of cumulative voting eliminates the ability of a minority of the shareholders of a corporation to elect one or more directors to that corporation's board of directors and allows the holders of a majority of the shares of that corporation to elect each of the directors.

         Special Voting Requirements. The Park National articles contain special voting requirements that may be deemed to have anti-takeover effects. These voting requirements are described in Article Eighth and apply when any of the following actions are contemplated:

         - any merger or consolidation of Park National with a beneficial owner of 20% or more of the voting power of Park National or an affiliate or associate of that 20% beneficial owner;

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Park National to or with a 20% beneficial owner or its affiliates or associates;

         - any merger of Park National or one of its subsidiaries with a 20% beneficial owner or its affiliates or associates;

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Park National or one of its subsidiaries of all or any part of the assets of a 20% beneficial owner (or its affiliates or associates), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner or its affiliates or associates, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Park National, unless all such dispositions by the 20% beneficial owner or its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets having an aggregate fair value in excess of 2% of the total consolidated assets of Park National;

         - any reclassification of Park National common shares or any recapitalization involving the common shares of Park National consummated within five years after a 20% beneficial owner becomes such;

         - any agreement providing for any of the previously described business combinations; and

         -        any amendment to Article Eighth of the Park National articles.

         The enlarged majority vote required when Article Eighth applies is the greater of:

         - four-fifths of the outstanding Park National common shares entitled to vote on the proposed business combination, or

         - that fraction of the outstanding Park National common shares having:

                  -        as the numerator a number equal to the sum of:

                           - the number of Park National common shares beneficially owned by the 20% beneficial owner, plus

                           - two-thirds of the remaining number of Park National common shares outstanding,

                  - and as the denominator, a number equal to the total number of outstanding Park National common shares entitled to vote.

         Article Eighth does not apply where (1) the shareholders who do not vote in favor of the transaction and whose proprietary interest will be terminated in connection with a transaction are paid a "minimum price per share" and (2) a proxy statement satisfying the requirements of the Exchange Act is mailed to the Park National shareholders for the purpose of soliciting shareholder approval of the transaction. If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by the Park National articles or regulations.

         The SNB articles state that notwithstanding any provisions of the General Corporation Law of Ohio, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of SNB, that action, unless otherwise expressly required by statute, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of SNB. Under this provision of the SNB articles, the affirmative vote of the holders of at least a majority of the voting power of SNB is required to approve any merger, business combination or similar transaction involving SNB.

         Amendments of Articles. The Park National articles and regulations do not provide any voting requirements for amending the articles other than Article Eighth, as described above. Accordingly, the Ohio General Corporation Law applies. Under the Ohio General Corporation Law, the affirmative vote of at least two-thirds of the voting power of Park National is required to amend the Park National articles.

         The SNB articles provide that, notwithstanding any provisions of the Ohio General Corporation Law requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation, that action, unless otherwise expressly required by statute, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of SNB. Accordingly, the affirmative vote of the holders of at least a majority of the voting power of SNB is required to amend the SNB articles.

         Amendments to the Regulations. The Park National regulations may be amended by the affirmative vote of two-thirds of the voting power of Park National at a meeting held for that purpose or without a meeting by the written consent of two-thirds of the voting power of Park National. The SNB regulations may be amended at any regular meeting of the shareholders by a vote of a majority of the voting power of SNB or without a meeting, by the written consent of a majority of the voting power of SNB.

         Calling a Special Meeting. Under the Park National regulations, meetings of shareholders may be called by the Chairman of the Board, the President, or, in case of the President's absence, death, or disability, the Vice President authorized to exercise the authority of the President, the Secretary, the board of directors at a meeting or acting without a meeting by a majority of the board of directors or the holders of at least 25% of the voting power of Park National.

         Under the SNB regulations, meetings of the shareholders may be called by the Chairman of the Board, the President, or in case of the President's absence, death or disability, the Vice President authorized to exercise the authority of the President, the board of directors through action at a meeting, a majority of the directors then in office acting without a meeting, and by the President or Secretary upon the written request of shareholders holding of record 50% or more of all shares outstanding and entitled to vote at the meeting.

PREEMPTIVE RIGHTS

         The shareholders of Park National have preemptive rights under specified circumstances. A preemptive right allows a shareholder to maintain a proportionate share of ownership by purchasing shares of any new share issuance. The purpose of the right is to protect shareholders from dilution of value and control when new shares are issued.

         On the offering or sale of any shares of Park National, on reasonable terms fixed by the Park National board of directors, shareholders of the same class of shares have the right to purchase additional shares in proportion to their respective share holdings at the price fixed for the sale of the shares. This right does not exist where:

         -        the shares offered or sold are treasury shares;

         - the shares offered or sold are issued as a share dividend or distribution;

         - the shares are offered or sold in connection with any merger or consolidation to which Park National is a party or any acquisition of, or investment in, another business entity or its assets by Park National;

         - the shares are offered or sold under the terms of a stock option plan or employee benefit, compensation or incentive plan which has been approved by the holders of three-fourths of the issued and outstanding shares of Park National; or

         - the shares offered or sold are released from preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to preemptive rights.

         The SNB articles specifically eliminate preemptive rights.

DIVIDENDS

         As Ohio corporations, SNB and Park National, may, in the discretion of their respective boards of directors, generally pay dividends to their shareholders out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus.


         The ability of Park National and SNB to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared by their subsidiaries. In addition, the Federal Reserve Board expects each of Park National and SNB to serve as a source of strength to its subsidiary banks, which may require it to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders. For more information, see "Regulation of Financial Institutions -- Limits on Dividends and Other Payments" on page 66.


ANTI-TAKEOVER STATUTES

         Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code or the "Ohio Control Share Acquisition Act" provides that notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of shares of an "issuing public corporation" that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

         - one-fifth or more but less than one-third of the voting power;

         - one-third or more but less than a majority of the voting power; or

         -        a majority or more of the voting power.

         An "issuing public corporation" is an Ohio corporation with fifty or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no valid close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Act, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders at which at least a majority of the voting power is represented in person or by proxy, the acquisition is approved by both:

         - a majority of the voting power of the corporation represented in person or by proxy at the meeting, and

         - a majority of the voting power at the meeting exercised by shareholders, excluding:

                  -        the acquiring shareholder,

                  - directors of the corporation who are also employees and officers, and

                  - persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

         The Ohio Control Share Acquisition Act does not apply to a corporation whose articles or regulations so provide. The Ohio Control Share Acquisition Act applies to SNB since it has not taken any corporate action to opt out of it. Park National has opted out of the application of the Ohio Control Share Acquisition Act in its regulations.

         Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code or the "Ohio Merger Moratorium Statute" prohibits certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of shares representing 10% or more of the voting power of the corporation (an "interested shareholder") for at least three years after the interested shareholder becomes such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation's shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

         For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder or persons related to such shareholder are prohibited:

         -        the sale or acquisition of any interest in assets,

         -        mergers and similar transactions,

         -        a voluntary dissolution,

         - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the corporation's outstanding shares,

         - a transaction that increases the interested shareholder's proportionate ownership of the corporation, and

         - any other benefit that is not shared proportionately by all shareholders.

         After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

         - the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion specified in the corporation's articles), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or

         - the business combination results in shareholders, other than the interested shareholder, receiving a "fair price" for their shares determined by the method described in Section 1704.03(A)(4).

         A corporation may elect not to be covered by the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles. The Ohio Merger Moratorium Statute applies to SNB since it has not taken any corporate action to opt out of it. Park National has opted out of the Ohio Merger Moratorium Statute in its articles.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         The regulations of Park National provide that Park National will indemnify its directors or officers against expenses (including attorney's fees, filing fees, court reporter's fees and transcript costs) judgments, fines and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of Park National or, at the request of Park National, were serving another entity in a similar capacity. In order to receive indemnification, the directors or officers must have acted in good faith and in a manner they reasonably believed to be in the best interests of Park National. With regard to criminal matters, Park National will indemnify directors and officers if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of Park National and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Park National will not indemnify any officer or director of Park National who was a party to any completed action or suit instituted by, or in the right of, Park National for any matter asserted in the action as to which the officer or director has been adjudged to be liable for acting with reckless disregard for the best interests of Park National or misconduct, other than negligence, in the performance of his duty to Park National. If, however, the Court of Common Pleas of Licking County, Ohio or the court in which the action was brought determines that the officer or director is fairly and reasonably entitled to indemnity, Park National must indemnify the officer or director to the extent permitted by the court.

         Park National will make any indemnification not precluded by Park National's regulations only upon a determination that the director or officer has met the applicable standard of conduct. The determination may be made only:

         -        by a majority vote of a quorum of disinterested directors;

         - if a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel;

         -        by the shareholders; or

         - by the Court of Common Pleas of Licking County, Ohio or the court, if any, in which the action was brought.

         Park National will pay expenses incurred in defending any action, suit or proceeding in advance upon receipt of an undertaking by or on behalf of the director or officer to repay that amount if the director or officer is not entitled to be indemnified by Park National.

         The regulations of Park National state that the indemnification provided by the regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Park National regulations provide that Park National may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Park National, or who is or was serving another entity at the request of Park National, against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not Park National would have the obligation or power to indemnify him under the Park National regulations. Park National has purchased and maintains those policies.

         The regulations of SNB provide that SNB will indemnify, to the full extent permitted by Ohio law, any person who served as a director, officer, employee or agent of SNB, or any person who served at the request of SNB as a director, trustee, officer, employee or agent of another corporation, for any losses, liabilities, damages and expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred by him in any claim, action, suit or proceeding, by reason of any act or omission to act as a director, trustee, officer, employee or agent. The SNB regulations further state that the indemnification provided for by the regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled.


         Park National also has agreed to indemnify the present officers, directors and employees of SNB and Second National Bank to the full extent required under Ohio law and the governing documents of SNB and Second National Bank. In addition, for a six-year period from the date of the merger, Park National will maintain directors' and officers' liability insurance policies covering the officers and directors of SNB and Second National Bank so long as the cost does not exceed 200% of the current premiums paid by SNB for its directors' and officers' liability insurance policies. For more information, see "The Merger Agreement - Costs and Expenses; Indemnification" on page 41.



                      REGULATION OF FINANCIAL INSTITUTIONS

         Park National and SNB, as bank holding companies, are regulated extensively under federal law. Second National Bank, Park National Bank, Century National Bank and First-Knox National Bank, as national banks, and Richland Trust Company, as an Ohio state-chartered bank, are regulated extensively under federal and state law. Guardian Financial, as an Ohio state-chartered consumer finance company, is regulated under state law. Park National and SNB are subject to regulation, supervision and examination by the Federal Reserve Board. Second National Bank, Park National Bank, Century National Bank and First-Knox National Bank are subject to regulation by the Office of the Comptroller of Currency
(OCC) and the Federal Deposit Insurance Corporation (FDIC). Richland Trust is subject to regulation, supervision and examination by the Ohio Division of Financial Institutions and the FDIC and Guardian Financial is subject to regulation, supervision and examination by the Ohio Division of Financial Institutions.

         The following information describes federal and Ohio statutory and regulatory provisions and is qualified in its entirety by reference to the full text of the particular statutory or regulatory provisions. These statutes and regulations are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Park National, SNB and their respective subsidiaries could have a material effect on their respective businesses.

REGULATION OF BANK HOLDING COMPANIES

         Park National and SNB are registered with the Federal Reserve Board as bank holding companies under the Bank Holding Company Act of 1956. Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and additional information as the Federal Reserve Board may require, and are subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to:

         -        assess civil money penalties,

         -        issue cease and desist or removal orders, and

         - require that a bank holding company divest subsidiaries, including its bank subsidiaries.

In general, the Federal Reserve Board may initiate enforcement actions for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support those subsidiary banks. Under this policy, the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The Bank Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to:

         - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it,

         - acquire all or substantially all of the assets of another bank or bank holding company, or

         -        merge or consolidate with any other bank holding company.

         Section 4 of the Bank Holding Company Act also prohibits a bank holding company, with exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks that ownership of shares of that company is appropriate. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include:

         - operating a savings association, mortgage company, finance company, credit card company or factoring company;

         -        performing certain data processing operations;

         -        providing investment and financial advice; and

         - acting as an insurance agent for certain types of credit-related insurance.


         Effective March 11, 2000, subject to conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective March 11, 2000, no regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. For more information, see "Regulation of Financial Institutions - Financial Services Modernization Act of 1999" on page 67.


         Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or other securities of the bank holding company or its subsidiaries and the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

TRANSACTIONS WITH AFFILIATES

         Sections 23A and 23B of the Federal Reserve Act restrict transactions by banks and their subsidiaries with their affiliates. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of that bank's capital stock and surplus (i.e., tangible capital) and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities those persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated under the Federal Reserve Act by the Federal Reserve Board. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals, the amount of loans an institution may make to such persons is based, in part, on the institution's capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

REGULATION OF NATIONALLY-CHARTERED BANKS

         As national banking associations, Second National Bank, Park National Bank, Century National Bank and First-Knox National Bank are subject to regulation under the National Banking Act and are periodically examined by the OCC. They are subject, as member banks, to the rules and regulations of the Federal Reserve Board. Each is an insured institution. Second National Bank, Park National Bank and First-Knox National Bank are members of the Bank Insurance Fund, and Century National Bank is a member of the Savings Association Insurance Fund. As a result, they are subject to regulation by the FDIC. The establishment of branches of each of Second National Bank, Park National Bank, Century National Bank and First-Knox National Bank is subject to prior approval of the OCC.

REGULATION OF OHIO STATE-CHARTERED BANKS AND CONSUMER FINANCE COMPANIES

         The FDIC is the primary federal regulator of Richland Trust. The FDIC issues regulations governing the operations of Richland Trust and examines Richland Trust. The FDIC may initiate enforcement actions against insured depository institutions and persons affiliated with them for violations of laws and regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the FDIC may appoint a conservator or a receiver for a nonmember bank.

         As a bank incorporated under Ohio law, Richland Trust is subject to regulation and supervision by the Ohio Division of Financial Institutions. Division regulation and supervision affects the internal organization of Richland Trust, as well as its savings, mortgage lending and other investment activities. The Division of Financial Institutions may initiate supervisory measures or formal enforcement actions against Ohio banks. Ultimately, if the grounds provided by law exist, the Division of Financial Institutions may place an Ohio bank in conservatorship or receivership. Whenever the Superintendent of Financial Institutions considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate or subsidiary of an Ohio bank.

         As a consumer finance company incorporated under Ohio law, Guardian Financial is also subject to regulation and supervision by the Division of Financial Institutions. Division regulation and supervision affects the lending activities of Guardian Financial. If the grounds provided by law exist, the Division of Financial Institutions may suspend or revoke an Ohio consumer finance company's ability to make loans.

FEDERAL DEPOSIT INSURANCE CORPORATION

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of the "BIF" and savings associations are "SAIF" members. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member (as Century National Bank did when it converted to a national bank charter in April 1998), or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

         Insurance Premiums. Insurance premiums for SAIF and BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as well capitalized, adequately capitalized or undercapitalized. The FDIC assigns banks to one of three supervisory subgroups within each capital group. The supervisory subgroup to which a bank is assigned is based on a supervisory evaluation provided to the FDIC by the bank's primary federal regulator and information which the FDIC determines to be relevant to the bank's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the bank's state supervisor). A bank's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Effective January 1, 2000, the BIF assessment rate and the SAIF assessment rate became the same. This assessment (which includes the FICO assessment) currently ranges from 2.12 to 29.12 cents per $100 of domestic deposits. An increase in this assessment rate could have a material adverse effect on the earnings of the affected banks, depending on the amount of the increase.

         Insurance of deposits may be terminated by the FDIC upon a finding that the bank has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition enacted or imposed by the bank's regulatory agency.

         Depositor Preference. The Federal Deposit Insurance Act provides that, in the event of the "liquidation or other resolution" of a bank, the claims of depositors of the bank, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the bank. If a bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors.

         Liability of Commonly Controlled Banks. Under the Federal Deposit Insurance Act, a bank is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled bank or (b) any assistance provided by the FDIC to a commonly controlled bank in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies and state member banks. The OCC and the FDIC have each also adopted risk-based capital guidances for national banks and state non-member banks, respectively. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of prompt corrective action regulatory provisions.

         The minimum guideline for the ratio of total capital to risk-weighted assets, including certain off-balance sheet items such as standby letters of credit, is 8%. This total risk-based capital ratio must be at least 10% for a bank holding company to be considered well capitalized. At least half of the minimum total risk-based capital ratio (4%) must be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, a limited amount of qualifying preferred stock, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value, commonly known as "Tier 1" risk-based capital. To be considered well capitalized, the Tier 1 risk-based capital ratio must be at least 6%. The remainder of total risk-based capital, commonly known as "Tier 2" risk-based capital, may consist of mandatory convertible debt, subordinated debt, preferred stock not qualifying as Tier 1 capital, a limited amount of the loan and lease loss allowance and net unrealized gains, after applicable taxes, on available-for-sale equity securities with readily determinable fair values, subject to limitations established by the guidelines.

         Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights, 0%, 20%, 50% and 100%, is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         The Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Federal Reserve Board guidelines provide for a minimum ratio of Tier 1 risk-based capital to average assets, excluding the loan and lease loss allowance, goodwill and certain other intangibles, or "leverage ratio," of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the leverage ratio for a bank holding company must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels. The OCC and the FDIC have each also adopted minimum leverage ratio guidelines for national banks and for state non-member banks, respectively.

         Park National and SNB are in compliance with the current applicable capital guideline ratios. As of December 31, 1999, Park National had a total risk-based capital ratio of 14.41%, a Tier 1 risk-based capital ratio of 13.15% and a leverage ratio of 9.05%. As of that same date, SNB had a total risk-based capital ratio of 18.21%, a Tier 1 risk-based capital ratio of 16.95% and a leverage ratio of 11.55%. Park National anticipates that it will continue to meet current capital guideline ratios after the consummation of the merger. Park National's management believes that each of its subsidiary banks is "well capitalized" according to the guidelines described above. SNB believes that Second National Bank is "well capitalized" according to those guidelines.

FISCAL AND MONETARY POLICIES

         The business and earnings of Park National and SNB are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Park National and SNB are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve Board are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Park National and SNB.

COMPETITION

         The financial services industry is highly competitive. The subsidiaries of Park National and SNB compete with financial services providers, such as banks, savings associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

PROMPT CORRECTIVE REGULATORY ACTION

         The federal banking agencies have established a system of prompt corrective action to resolve problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking agencies may, or in some cases must, take supervisory actions depending upon a bank's capital level. For example, the banking agencies must appoint a receiver or conservator for a bank within 90 days after it becomes "critically undercapitalized" unless the bank's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on a bank's capital category. For example, a bank that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, aspects of the depository institution's capital plan for the plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions:

         - a bank that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater is deemed to be "well capitalized";

         - a bank with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater and a capital adequacy, asset quality, management administration, earnings and liquidity (or CAMEL) 1 rating), is considered to be "adequately capitalized";

         - a bank that has a total risk-based capital of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, and a leverage ratio that is less than 4% (or a leverage ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized";

         - a bank that has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized"; and

         - a bank that has tangible equity (Tier 1 capital minus intangible assets other than purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized".

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         There are various legal limitations on the extent to which subsidiary banks may finance or otherwise supply funds to their parent holding companies. Under federal and Ohio law, subsidiary banks may not, subject to limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by the exceptions.

         None of Second National Bank or the Park National banking subsidiaries may pay dividends out of their surplus if, after paying the dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and minimum leverage ratio requirements established by the OCC and the FDIC. In addition, each bank must have the approval of its regulatory authority if a dividend in any year would cause the total dividends for that year to exceed the sum of the bank's current year's "net profits" (or net income, less dividends declared during the period based on regulatory accounting principles) and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by Second National Bank or any of the Park National banking subsidiaries may be restricted at any time at the discretion of its regulatory authorities, if the regulatory authorities deem the dividends to constitute unsafe and/or unsound banking practices or if necessary to maintain adequate capital.

         The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary banks. The Federal Reserve Board, however, expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for further investment in their subsidiary bank(s), rather than for dividends for shareholders of the bank holding company. As stated previously, none of Second National Bank or the

Park National banking subsidiaries may pay dividends to SNB or Park National, respectively, if, after paying the dividends, the respective bank(s) would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by Second National Bank or one of Park National's banking subsidiaries may be restricted at any time at the discretion of its applicable regulatory authorities, if they deem the dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting Park National's ability to pay dividends on the Park National common shares issuable in the merger.

FINANCIAL SERVICES MODERNIZATION ACT OF 1999

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, or the Financial Services Modernization Act of 1999, which effective March 11, 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Act of 1991 prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

         The Financial Services Modernization Act defines "financial in nature" to include:

         -        securities underwriting, dealing and market making;

         -        sponsoring mutual funds and investment companies;

         -        insurance underwriting and agency;

         -        merchant banking activities; and

         - activities that the Federal Reserve Board has determined to be closely related to banking.

         A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

         The specific effects of the enactment of the Financial Services Modernization Act on the banking industry in general and on Park National and SNB in particular have yet to be determined due to the fact that the Financial Services Modernization Act was only recently adopted.

                                    LIQUIDITY

PARK NATIONAL

         Park National's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

         Cash and cash equivalents increased by $3.9 million during 1999 to $104.2 million at year-end. Cash provided by operating activities was $59.3 million in 1999, $42.8 million in 1998, and $44.8 million in 1997. Net income was the primary source of cash for operating activities during each year. Cash used in investing activities was $197.9 million in 1999, $166.1 million in 1998, and $93.4 million in 1997. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $195.1 million in 1999, $53.2 million in 1998, and $111.3 million in 1997. Cash of $2.6 million and $6.7 million was used in 1999 and 1997, respectively, to purchase branch offices and $11.6 million was used to acquire the related loans in 1997.

         Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $2.7 million of cash in 1999, used $109.4 million of cash in 1998 and provided $38.9 million in 1997. Cash provided by financing activities was $142.5 million in 1999, $130.0 million in 1998, and $60.4 million in 1997. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $60.5 million in 1999, $84.8 million in 1998 and $42.4 million in 1997. The purchase of deposits with the branch offices in 1999 and 1997 provided cash of $14.9 million and $49.2 million, respectively.

         Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $101.5 million in 1999, $95.0 million in 1998 and $16.5 million in 1997. Park National used cash to repay long-term debt of $8.4 million in 1999, $22.4 million in 1998 and $31.5 million in 1997.

         Park National has funds available from a number of sources, including its securities portfolio, core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for Park National to meet its cash flow needs.

         Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,300 million or 52.6% of interest earning assets at December 31, 1999. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by Park National.

                                  LEGAL MATTERS

         The federal income tax consequences of the merger, along with other legal matters in connection with the merger and the issuance of Park National common shares to former SNB shareholders, will be passed upon for Park National by Vorys, Sater, Seymour and Pease LLP.


                                     EXPERTS

         The consolidated financial statements of Park National for the fiscal year ended December 31, 1999, included in Appendix B to this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Those consolidated financial statements are included in this proxy statement/prospectus in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Park National incorporated by reference in this proxy statement/prospectus from Park National's Annual Report on Form 10-K for the fiscal year ended December 31,

1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein. Those consolidated financial statements are incorporated in this proxy statement/prospectus by reference in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

         - benefits, revenues and earnings estimated to result from the merger; and

         -        estimated costs of combining our companies.

         It also includes statements using words like "believes," "expects," "intends," "anticipates" or "estimates" or similar expressions.

         These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those discussed under "Risk Factors" above and the following:

         - income, interest and non-interest, following the merger is lower than expected;

         - the costs of providing compensation and benefits to our employees increase;

         -        competition increases in the banking industry or our markets;

         - costs or difficulties related to the integration of our businesses or other acquired businesses are greater than expected;

         - there are adverse changes in general economic conditions or in competitive forces;

         - technological changes are more difficult or expensive to implement than anticipated;

         -        there are adverse changes in the securities markets; and

         -        we suffer the loss of key personnel.

         There is also the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them are unsuccessful.

         Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

         All subsequent written and oral forward-looking statements attributable to Park National or SNB or any person acting on our behalf are qualified by the cautionary statements in this section. We have no obligation to revise these forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

SEC FILINGS

         Park National files annual, quarterly and current reports, proxy statements and other information with the SEC. Park National's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You can also read and copy any document filed by Park National with the SEC at the SEC's public reference rooms located at:

         450 Fifth Street, N.W.             New York Regional Office            Chicago Regional Office
         Room 1024                          7 World Trade Center                Citicorp Center
         Washington, D.C.  20549            Suite 1300                          500 West Madison Street
                                            New York, New York  10048           Suite 1400
                                                                                Chicago, Illinois  60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of Park National's SEC filings by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         Park National's SEC filings are also available from commercial document retrieval services and from the American Stock Exchange. For information on obtaining copies of Park National's SEC filings at the American Stock Exchange, call 1-212-306-1000.

REGISTRATION STATEMENT

         Park National has filed with the SEC a registration statement on Form S-4 to register the Park National common shares to be issued to SNB shareholders in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Park National and SNB. This proxy statement/prospectus is part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed as an appendix to this proxy statement/prospectus or to documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

         Park National Documents. This proxy statement/prospectus incorporates by reference the Park National SEC documents described below. All of these documents were or will be filed under SEC File No. 1-13006.

         -        Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998;

         - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

         -        Current Report on Form 8-K dated February 29, 2000;

         -        Current Report on Form 8-K dated March 15, 2000;

         - The description of the Park National common shares contained in the Current Report on Form 8-K filed on April 21, 1998, including any amendment or report filed to update that description; and

         - All reports and definitive proxy or information statements of Park National filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before completion of the merger and the exchange of Park National common shares for SNB common shares.

         This proxy statement/prospectus also includes the information contained in the section captioned "Financial Review," and the consolidated financial statements of Park National and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, all of which are contained in Park National's Annual Report to Shareholders for the fiscal year ended December 31, 1999. A copy of the 1999 Park National Annual Report to Shareholders is being delivered with this proxy statement/prospectus as Appendix B and is not to be deemed a part of the Form S-4 registration statement except to the extent specifically identified in this reference.

         Park National will provide, without charge, copies of any report incorporated by reference in this proxy statement/prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement/prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Park National at:

                            Park National Corporation
                              50 North Third Street
                                 P.O. Box 3500
                             Newark, Ohio 43058-3500
                      Attention: David C. Bowers, Secretary
                                 (740) 349-3708

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 18, 2000, TO ASSURE THAT YOU WILL RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

         We have not authorized anyone to give any information or make any representation about the merger or our corporations that differs from, or adds to, the information in this proxy statement/prospectus or in the reports that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

         This proxy statement/prospectus is dated March 21, 2000. The information contained in this proxy statement/prospectus speaks only as of that date, unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to you nor the issuance to you of Park National common shares will create any implication to the contrary.

                                                                    Appendix A-1


                         AGREEMENT AND PLAN OF MERGER,
                         DATED AS OF DECEMBER 17, 1999,
                       BETWEEN PARK NATIONAL CORPORATION
                                 AND SNB CORP.

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                               DECEMBER 17, 1999

                                 BY AND BETWEEN

                           PARK NATIONAL CORPORATION

                                      AND

                                   SNB CORP.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE ONE -- THE MERGER.....................................................2

   1.01.    Merger; Surviving Corporation.....................................2
   1.02.    Effective Time....................................................2
   1.03.    Effects of the Merger.............................................2

ARTICLE TWO -- CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES.................2

   2.01.    Conversion of SNB Shares..........................................2
   2.02.    Exchange of Certificates..........................................3
   2.03.    Park Shares.......................................................8

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF SNB........................9

   3.01.    Representations and Warranties of SNB.............................9

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF PARK.......................27

   4.01.    Representations and Warranties of Park...........................27

ARTICLE FIVE -- FURTHER COVENANTS OF SNB.....................................31

   5.01.    Operation of Business............................................31
   5.02.    Notification.....................................................35
   5.03.    Shareholder Approval.............................................36
   5.04.    Acquisition Proposals............................................36
   5.05.    Delivery of Information..........................................37
   5.06.    Affiliates Compliance with the Securities Act....................37
   5.07.    Takeover Laws....................................................38
   5.08     SNB Stock Options................................................38

ARTICLE SIX -- FURTHER COVENANTS OF PARK.....................................38

   6.01.    Current Information..............................................38
   6.02.    Opportunity of Employment; Employee Benefits.....................38
   6.03.    AMEX Listing.....................................................39
   6.04.    Takeover Laws....................................................39
   6.05.    Notification.....................................................39
   6.06     Officers' and Directors' Indemnification.........................40

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES..........................41

   7.01.    Necessary Further Action........................................41
   7.02.    Cooperative Action..............................................41
   7.03.    Satisfaction of Conditions......................................41
   7.04.    Accounting and Tax Treatment....................................42
   7.05.    Confidentiality.................................................42
   7.06.    Press Releases..................................................42
   7.07.    Registration Statement..........................................42
   7.08.    Regulatory Applications.........................................44
   7.09.    Dividends.......................................................44
   7.10.    Supplemental Assurances.........................................44

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
PARTIES.....................................................................45

   8.01.    Conditions to the Obligations of Park...........................45
   8.02.    Conditions to the Obligations of SNB............................46
   8.03.    Mutual Conditions...............................................48

ARTICLE NINE -- CLOSING.....................................................49

   9.01.    Closing.........................................................49
   9.02.    Closing Transactions Required of Park...........................49
   9.03.    Closing Transactions Required of SNB............................50

ARTICLE TEN -- NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS...................................................................50

   10.01.   Non-Survival of Representations, Warranties and Covenants.......50

ARTICLE ELEVEN -- TERMINATION...............................................51

   11.01.   Termination.....................................................51
   11.02.   Effect of Termination...........................................55

ARTICLE TWELVE -- MISCELLANEOUS.............................................56

   12.01.   Notices.........................................................56
   12.02.   Counterparts....................................................57
   12.03.   Entire Agreement................................................57
   12.04.   Successors and Assigns..........................................57
   12.05.   Captions........................................................57
   12.06.   Governing Law...................................................57
   12.07.   Payment of Fees and Expenses....................................57
   12.08.   Amendment.......................................................58
   12.09.   Waiver..........................................................58
   12.10.   Disclosure Schedules............................................58

   12.11.   No Third-Party Rights...........................................58
   12.12.   Waiver of Jury Trial............................................58
   12.13.   Severability....................................................58

                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Agreement"                               --          Preamble
"AMEX"                                    --          Section 2.02(e)
"Acquisition Proposal"                    --          Section 5.04
"Average Closing Price of Park Shares"    --          Section 2.02(e)
"Bank Real Estate Collateral"             --          Section 3.01(y)
"Bank"                                    --          Section 3.01(a)
"BHC Act"                                 --          Section 3.01(a)
"CERCLA"                                  --          Section 3.01(y)
"Closing Date"                            --          Section 9.01
"Closing"                                 --          Section 9.01
"Code"                                    --          Preamble
"Compensation and Benefit Plans"          --          Section 3.01(s)
"Constituent Corporations"                --          Preamble
"Consultants"                             --          Section 3.01(s)
"Costs"                                   --          Section 6.06(a)
"Determination Date"                      --          Section 11.01(d)
"Directors"                               --          Section 3.01(s)
"Dissenting Share"                        --          Section 2.02(k)
"DOL"                                     --          Section 3.01(s)
"Effective Time"                          --          Section 1.02
"Employees"                               --          Section 3.01(s)
"Environmental Laws"                      --          Section 3.01(y)
"ERISA"                                   --          Section 3.01(s)
"ERISA Affiliate"                         --          Section 3.01(s)
"ERISA Affiliate Plan"                    --          Section 3.01(s)
"Exchange Act"                            --          Section 4.01(i)
"Exchange Agent"                          --          Section 2.02(a)
"Exchange Fund"                           --          Section 2.02(a)
"Exchange Ratio"                          --          Section 2.01(b)
"FDIC"                                    --          Section 3.01(o)
"Federal Reserve"                         --          Section 3.01(k)
"Final Index Price"                       --          Section 11.01(d)
"Final Price"                             --          Section 11.01(d)
"GAAP"                                    --          Section 3.01(f)
"Governmental Authority"                  --          Section 3.01(p)
"Hazardous Substances"                    --          Section 3.01(y)
"Indemnified Party"                       --          Section 6.06(a)
"Index Group"                             --          Section 11.01(d)
"Index Price"                             --          Section 11.01(d)
"Initial Index Price"                     --          Section 11.01(d)

"Insurance Amount"                        --          Section 6.06(b)
"IRS"                                     --          Section 3.01(l)
"Loan Assets"                             --          Section 3.01(i)
"Loan Documentation"                      --          Section 3.01(i)
"material adverse effect"                 --          Section 3.01(a)
"material"                                --          Section 3.01(a)
"Merger Shares"                           --          Section 2.01(b)
"Merger"                                  --          Preamble
"OCC"                                     --          Section 3.01(k)
"Officers"                                --          Section 3.01(s)
"OGCL"                                    --          Section 1.01
"Park"                                    --          Preamble
"Park Balance Sheet Date"                 --          Section 4.01(f)
"Park Disclosure Schedule"                --          Preamble
"Park Shares"                             --          Preamble
"PBGC"                                    --          Section 3.01(s)
"PCBs"                                    --          Section 3.01(y)
"Pension Plan"                            --          Section 3.01(s)
"Proxy/Prospectus"                        --          Section 7.07(a)
"Registration Statement"                  --          Section 7.07(a)
"Regulatory Authorities"                  --          Section 3.01(o)
"Rule 145 Affiliates"                     --          Section 5.06(a)
"SEC"                                     --          Section 3.01(c)
"Secretary of State"                      --          Section 1.02
"Securities Act"                          --          Section 3.01(u)
"SNB"                                     --          Preamble
"SNB Balance Sheet Date"                  --          Section 3.01(f)
"SNB Certificates"                        --          Section 2.02(a)
"SNB Disclosure Schedule"                 --          Preamble
"SNB Financial Statements"                --          Section 3.01(f)
"SNB Meeting"                             --          Section 5.03(b)
"SNB Proxy Statement"                     --          Section 5.03(b)
"SNB Real Properties"                     --          Section 3.01(m)
"SNB Shares"                              --          Preamble
"SNB Shareholders' Approval"              --          Section 11.01(b)
"SNB Stock Option Plan"                   --          Section 3.01(b)
"SNB Stock Options"                       --          Section 3.01(b)
"Starting Date"                           --          Section 11.01(d)
"Starting Price"                          --          Section 11.01(d)
"Subsidiary"                              --          Section 3.01(c)
"Surviving Corporation"                   --          Section 1.01
"Takeover Laws"                           --          Section 3.01(aa)
"Tax Returns"                             --          Section 3.01(l)
"Tax"                                     --          Section 3.01(l)

"Total SNB Shares Outstanding or
       Subject to Options"                --          Section 2.01(b)
"trading days"                            --          Section 2.02(e)
"Updated Park Disclosure Schedule"        --          Section 6.05
"Updated SNB Disclosure Schedule"         --          Section 5.02

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 17, 1999, is made and entered into by and between Park National Corporation, an Ohio corporation ("Park"), and SNB Corp., an Ohio corporation ("SNB") (Park and SNB are sometimes hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of SNB and Park have each determined that it is in the best interests of their respective corporations and shareholders for SNB to merge with and into Park (the "Merger"), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and

                  WHEREAS, the Boards of Directors of SNB and Park have each approved this Agreement and the consummation of the transactions contemplated hereby; and

                  WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, SNB will cease to have a separate corporate existence, and shareholders of SNB will receive from Park in exchange for each common share, without par value, of SNB (the "SNB Shares"), the number of common shares, without par value, of Park (the "Park Shares") calculated in accordance with the terms of this Agreement; and

                  WHEREAS, it is the intention of SNB and Park that the Merger contemplated by this Agreement be accounted for under the "pooling-of-interests" accounting method; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, SNB has previously provided to Park a schedule disclosing additional information about SNB (the "SNB Disclosure Schedule"); and

                  WHEREAS, Park has previously provided to SNB a schedule disclosing additional information about Park (the "Park Disclosure Schedule");

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, SNB and Park, intending to be legally bound hereby, agree as follows:

                                   ARTICLE ONE
                                   THE MERGER

                  1.01.            MERGER; SURVIVING CORPORATION

                  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), SNB shall merge with and into Park in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). Park shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term "Surviving Corporation" refers to Park at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

                  1.02.            EFFECTIVE TIME

                  The Merger shall become effective upon the later of (a) the filing of the appropriate certificate of merger with the Secretary of State of the State of Ohio (the "Secretary of State") or (b) such time thereafter as is agreed to in writing by Park and SNB and so provided in the certificate of merger. The date and time at which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

                  1.03.            EFFECTS OF THE MERGER

                  At the Effective Time:

                  (a) the Articles of Incorporation of Park as in effect immediately prior to the Effective Time shall be the articles of the Surviving Corporation;

                  (b) the Regulations of Park as in effect immediately prior to the Effective Time shall be the regulations of the Surviving Corporation; and

                  (c) the Merger shall have the effects prescribed in the OGCL.

                                   ARTICLE TWO
                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

                  2.01.            CONVERSION OF SNB SHARES

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of SNB Shares. Subject to Sections 2.01(c) and 2.02, each SNB Share issued and outstanding immediately prior to the Effective Time shall be converted into that number of fully paid and non-assessable

                           Park Shares equal to the Exchange Ratio as defined in
                           Section 2.01(b) of this Agreement. After the
                           Effective Time, all such SNB Shares shall no longer be outstanding and each certificate previously representing any SNB Shares shall thereafter represent the Park Shares into which such SNB Shares have been converted. Certificates previously representing SNB Shares shall be exchanged for certificates representing whole Park Shares (and cash in lieu of fractional Park Share interests) issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.02, without interest.

                  (b)            Exchange Ratio.

                           (i)   The Exchange Ratio shall be equal to:

                                        835,500 (THE "MERGER SHARES")
                                 -------------------------------------------
                                 Total SNB Shares Outstanding or Subject to
                                 Options (as defined in Section 2.01(b)(ii))

                                 The Exchange Ratio shall be rounded to the nearest hundredth.

                           (ii) "Total SNB Shares Outstanding or Subject to Options" shall mean the sum of (A) the total number of SNB Shares issued and outstanding immediately prior to the Effective Time (other than SNB Shares held in treasury by SNB) plus (B) the total number of SNB Shares which are subject to an SNB Stock Option (as defined in Section 3.01(b)) immediately prior to the Effective Time.

                           (iii) The Exchange Ratio shall be subject to
                                 adjustment in accordance with Section
                                 2.02(l).

                  (c) Cancellation of Treasury Shares; SNB Shares Owned by Park. All SNB Shares held by SNB as treasury shares shall be cancelled and retired and shall cease to exist and no Park Shares or other consideration shall be delivered in exchange therefor. All SNB Shares, if any, that are beneficially owned by Park shall become treasury shares of the Surviving Corporation.

                  2.02.            EXCHANGE OF CERTIFICATES

                  (a) Exchange Agent. At or prior to the Effective Time, Park shall deposit, or shall cause to be deposited, with First-Knox National Bank (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced SNB Shares (the "SNB Certificates"), for exchange in accordance with this Article Two, certificates representing Park Shares and an estimated amount of cash necessary to pay cash in lieu of fractional Park Share interests in accordance with Section 2.02(e) (such certificates for Park Shares, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto, and such cash for fractional Park Share interests being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such SNB Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of SNB Shares immediately prior to the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the SNB Certificates shall pass, only upon delivery of such SNB Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
                           (ii) instructions for use in effecting the surrender of the SNB Certificates in exchange for certificates representing Park Shares and cash in lieu of fractional Park Share interests. Upon surrender by such holder of an SNB Certificate or Certificates evidencing all SNB Shares standing in such holder's name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such SNB Certificate or Certificates shall be entitled to receive in exchange therefor a certificate representing the number of whole Park Shares, and/or a check in respect of any fractional Park Share interests, which such holder has the right to receive in respect of the SNB Certificate or Certificates surrendered pursuant to the provisions of this Article Two (after taking into account all SNB Shares then held by such holder), and the SNB Certificate or Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SNB Shares which is not registered in the transfer records of SNB, a certificate representing the proper number of Park Shares, and/or a check in respect of any fractional Park Share interests, may be issued to a transferee if the SNB Certificate representing such SNB Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each SNB Certificate shall be deemed at any time after the Effective Time for all corporate purposes (except as provided in Section 2.02(c)) to represent only the number of whole Park Shares into which the SNB Shares represented by such SNB Certificate have been converted as provided in this Article Two and the right to receive upon such surrender cash in lieu of any fractional Park Share interests as contemplated by this Section 2.02.

                  (c)      Distributions with Respect to Unexchanged Shares;
Voting.

                           (i) Dividends or other distributions declared or made after the Effective Time with respect to Park Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered SNB Certificate with respect to the Park Shares represented thereby, and any cash payment in lieu of fractional Park Shares shall be paid to any such holder pursuant to Section 2.02(e), only after surrender of such SNB Certificate by the holder thereof. Subject to the effect of applicable laws, following surrender of any such SNB Certificate, there shall be paid to the holder of the certificates representing whole Park Shares issued in exchange therefor, without interest, (A) as promptly as practicable after the time of such surrender, the amount of any cash payable with respect to a fractional Park Share interest to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole Park Shares, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Park Shares.

                           (ii) Former holders of record as of the Effective Time of SNB Shares shall not be entitled to vote the Park Shares into which their SNB Shares shall have been converted on matters submitted to the shareholders of Park until the SNB Certificates formerly representing such SNB Shares shall have been surrendered in accordance with this Section 2.02 or certificates evidencing such Park Shares shall have been issued in exchange therefor.

                  (d) No Further Ownership Rights in SNB Shares. All Park Shares issued upon conversion of SNB Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such SNB Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by SNB on such SNB Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. If, after the Effective Time, SNB Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article Two.

                  (e)      No Fractional Park Shares.

                           (i) No certificates or scrip representing fractional Park Shares shall be issued upon the surrender for exchange of SNB Certificates evidencing SNB Shares, and such fractional Park Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

                           (ii)     Each holder of SNB Shares who would
                                    otherwise be entitled to receive a
                                    fractional Park Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Park Share interest to which such holder (after taking into account all SNB Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Average Closing Price of Park Shares (as defined below in Section 2.02(e)(iii) below). No interest shall be payable with respect to such cash payment.

                           (iii) The "Average Closing Price of Park Shares" shall mean the average of the closing sale prices of a Park Share on the American Stock Exchange ("AMEX") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) during the period of 20 trading days (as hereinafter defined in this Section 2.02(e)(iii)) ending on the trading day prior to the date on which the waiting period expires following the last required approval of a Governmental Authority (as defined in Section 3.01(p) below) with respect to the Merger. As used in this Agreement, "trading days" shall mean days on which actual trades of Park Shares occur.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of SNB for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of SNB who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of their claim for Park Shares, any cash in lieu of fractional Park Share interest and any dividends or distributions with respect to Park Shares, in each case without interest.

                  (g) No Liability. None of Park, SNB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of SNB Shares for Park Shares (or dividends or distributions with respect thereto) or cash in lieu of fractional Park Share interest delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h)      Share Transfer Books. Unless otherwise required by
                           Section 1701.85 of the OGCL, after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the SNB Shares which were outstanding immediately prior to the Effective Time.

                  (i) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any SNB Certificate for SNB Shares for surrender to the Exchange Agent in accordance with this Section 2.02:

                           (a)      Evidence to the satisfaction of the
                                    Surviving Corporation that such SNB
                                    Certificate has been lost, wrongfully taken, or destroyed;

                           (b) Such security or indemnity as may be requested by the Surviving Corporation to save it harmless (which shall not include the requirement to obtain a third party bond or surety); and

                           (c)      Evidence to the satisfaction of the
                                    Surviving Corporation that such person was the owner of the SNB Shares theretofore represented by each such SNB Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such SNB Certificate for exchange pursuant to this Agreement;

                           then the Exchange Agent, in the absence of actual notice to it that any SNB Shares theretofore represented by any such SNB Certificate have been acquired by a bona fide purchaser, shall deliver to such person the Park Shares (and cash in lieu of fractional Park Share interests) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed SNB Certificate.

                  (j) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  (k) SNB Dissenters' Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding SNB Share shall properly exercise dissenters' rights with respect thereto in accordance with Section 1701.85 of the OGCL (a "Dissenting Share"), then:

                           (i)      Each such Dissenting Share shall
                                    nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

                           (ii) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall not be required to deliver any Park Shares or cash payments to such person in substitution for each such Dissenting Share in accordance with this Agreement; provided, however, that if any such person shall have failed to perfect or shall withdraw or lose such holder's rights under division (D) of
                                    Section 1701.85 of the OGCL, each such
                                    holder's Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Park Shares and cash in lieu of fractional Park Share interests in accordance with the Exchange Ratio, without any interest thereon, pursuant to Section 2.01.

                           No holder of Dissenting Shares shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of Dissenting Shares shall be invalid.

                  (l) Changes in Park Shares. In the event Park changes (or establishes a record date for changing) the number of Park Shares issued and outstanding prior to the Effective Time as a result of a share split, share dividend, recapitalization or similar transaction with respect to the outstanding Park Shares and the record date therefor shall be prior to the Effective Time, or exchanges the Park Shares for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Exchange Ratio shall be proportionately adjusted.

                  2.03.            PARK SHARES

                  All Park Shares, if any, that are owned directly by SNB shall become treasury shares of the Surviving Corporation. Each other Park Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger. Each Park Share held by Park in treasury shall continue to be a treasury share of the Surviving Corporation.

                                  ARTICLE THREE
                      REPRESENTATIONS AND WARRANTIES OF SNB

                  3.01.            REPRESENTATIONS AND WARRANTIES OF SNB

                  SNB hereby represents and warrants to Park that:

                  (a) Corporate Status. SNB is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"); is duly organized, validly existing and in good standing under the laws of Ohio; and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the SNB shareholders and the obtaining of appropriate regulatory approvals, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Copies of the articles of incorporation and regulations of SNB and all amendments thereto have been delivered to Park by SNB in Section 3.01(a) of the SNB Disclosure Schedule. Second National Bank (the "Bank") is the only Subsidiary (as that term is defined in Section 3.01(c)). The Bank is a national banking association; is duly organized, validly existing and in good standing under the laws of the United States of America; and has the full corporate power and authority to own its property, and to carry on its business as presently conducted. Neither SNB nor the Bank is qualified to do business in any other jurisdiction or is required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on SNB or the Bank. Copies of the articles of association and by-laws of the Bank and all amendments thereto have been delivered to Park in
                           Section 3.01(a) of the SNB Disclosure Schedule. As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole and (ii) the term "material adverse effect" means, with respect to an entity, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole or on the ability of such entity to perform without material delay its obligations under this Agreement or consummate the Merger and the other material transactions contemplated by this Agreement.

                  (b)      Capitalization of SNB.

                           (i) The authorized capital of SNB consists solely of 750,000 common shares, without par value, all of which are SNB Shares, of which 155,626 SNB Shares are issued and outstanding and 10,522 SNB Shares are held in treasury by SNB. All outstanding SNB Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All SNB Shares issued within the last three years have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, 32 SNB Shares were reserved for issuance upon the exercise of outstanding stock options (the "SNB Stock Options") granted under the SNB Corp. Nonqualified Stock Option Plan (the "SNB Stock Option Plan"). SNB has furnished to Park a true, complete and correct copy of the SNB Stock Option Plan and a list of all participants therein which identifies the number of SNB Shares subject to SNB Stock Options held by each participant, the exercise price or prices of such SNB Stock Options and the dates each SNB Stock Option was granted, becomes exercisable and expires.

                           (ii) As of the date of this Agreement, except for this Agreement and the SNB Stock Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which SNB is a party or by which it is bound obligating SNB to issue, deliver or sell, or cause to be issued, delivered or sold, any additional SNB Shares or obligating SNB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of SNB to repurchase, redeem or otherwise acquire any SNB Shares except for such obligations arising under the SNB Stock Option Plan.

                           (iii) Except as disclosed in Section 3.01(b) of the SNB Disclosure Schedule, since September 30, 1997, SNB has not (A) issued or permitted to be issued any SNB Shares, or securities exercisable for or convertible into SNB Shares, other than the SNB Stock Options granted prior to the date hereof under the SNB Stock Option Plan; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through the Bank or otherwise, any SNB Shares; or (C) declared, set aside, made or paid to the shareholders of SNB dividends or other distributions on the outstanding SNB Shares, other than regular semi-annual cash dividends on the SNB

                                    Shares at a rate not in excess of the
                                    regular semi-annual cash dividends most
                                    recently declared by SNB prior to the date of this Agreement.

                  (c) Subsidiaries. The Bank is the only Subsidiary of SNB. SNB owns of record and beneficially all of the issued and outstanding equity securities of the Bank. There are no options, warrants, calls, rights, commitments or agreements of any character to which SNB or the Bank is a party or by which either of them is bound obligating the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of the Bank (other than to SNB) or obligating SNB or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to SNB's rights to vote or to dispose of the equity securities of the Bank which it owns. All of the equity securities of the Bank held by SNB are fully paid and non-assessable (except pursuant to 12 U.S.C.
                           Section 55) and are owned by SNB free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. SNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Bank.

                           For purposes of this Agreement, "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

                  (d) Corporate Proceedings. All corporate proceedings of SNB necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SNB have been duly and validly taken, except for the adoption of this Agreement by the holders of a majority of the outstanding SNB Shares entitled to vote thereon (which is the only required shareholder vote thereon). The Board of Directors of SNB has recommended adoption of this Agreement by the shareholders of SNB and directed that this Agreement be submitted to the shareholders of SNB for their approval. This Agreement has been validly executed and delivered by duly authorized officers of SNB. The Board of Directors of SNB has received the written opinion of McDonald Investments, Inc. to the effect that as of the date hereof, the consideration to be received by the holders of SNB Shares in the Merger is fair to the holders of SNB Shares from a financial point of view.

                  (e) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of SNB, enforceable against SNB in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. SNB has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the SNB shareholders, the obtaining of appropriate regulatory approvals and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

                  (f) Financial Statements of SNB. SNB has furnished to Park accurate and complete copies of consolidated financial statements of SNB consisting of (i) consolidated balance sheets as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1998, including accompanying notes and the report thereon of Crowe, Chizek and Company LLP and (ii) the unaudited consolidated balance sheets as of September 30, 1999 (the "SNB Balance Sheet Date") and consolidated statements of income and cash flows for the nine months then ended (collectively, all of such consolidated financial statements are referred to as the "SNB Financial Statements"). The SNB Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of SNB at the dates, and the consolidated results of operations and cash flows for the periods, stated therein; subject, in the case of the interim statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to SNB and the absence of full footnotes.

                  (g) Absence of Undisclosed Liabilities. Except as disclosed in Section 3.01(g) of the SNB Disclosure Schedule, neither SNB nor the Bank had any debt, obligation, guarantee or liability at the SNB Balance Sheet Date, whether absolute, accrued, contingent or otherwise that would be required to be reflected on and reserved against in the SNB Financial Statements or in the notes thereto except for debts, obligations, guarantees or liabilities which, individually or in the aggregate, do not exceed $50,000. Except as disclosed in Section 3.01(g) of the SNB Disclosure Schedule, all debts, liabilities, guarantees and obligations of SNB and the Bank incurred since the SNB Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.01(g) of the SNB Disclosure

                           Schedule, neither SNB nor the Bank is in material default or breach of any material agreement to which SNB or the Bank is a party.

                  (h) Absence of Changes. Except as set forth in Section 3.01(h) of the SNB Disclosure Schedule, since the SNB Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of SNB and the Bank taken as a whole, and, to the knowledge of SNB, no fact or condition exists which SNB believes will cause such a material adverse change in the future; and (ii) SNB has not taken or permitted any of the actions described in Section 5.01(b) of this Agreement.

                  (i) Loan Documentation. To the knowledge of SNB, the documentation ("Loan Documentation") governing or relating to the loan and credit-related assets ("Loan Assets") representing the loan portfolio of the Bank is legally sufficient for the purposes intended thereby and creates enforceable rights of the Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Except as set forth in
                           Section 3.01(i) of the SNB Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in
                           Section 3.01(i) of the SNB Disclosure Schedule, the Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or five percent (5%) shareholder of SNB or the Bank or any person, corporation or enterprise controlling, controlled by or under common control with either SNB or the Bank. All loans and extensions of credit that have been made by the Bank and that are subject either to Sections 22(g) or 22(h) of the Federal Reserve Act, as amended, or to 12 C.F.R. Part 215 (Regulation O), comply therewith.

                  (j)      Allowance for Loan Losses. Except as set forth in
                           Section 3.01(j) of the SNB Disclosure Schedule, there is no loan which was made by the Bank and which is reflected as an asset of the Bank on the SNB Financial Statements that (i) is 90 days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss." The allowance for loan losses reflected on the SNB Financial Statements has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to SNB and the Bank and is adequate in all material respects. SNB has considered all potential losses known to SNB to the best of its knowledge in establishing the current allowance for loan losses for the Bank, other than such losses that if incurred would not have a material adverse effect on SNB or the Bank.

                  (k) Reports and Records. SNB and the Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Office of the Comptroller of the Currency (the "OCC"), except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on SNB and the Bank. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (l) Taxes. Except as set forth in Section 3.01(l) of the SNB Disclosure Letter, SNB and the Bank have timely filed all returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are and will be true, correct and complete in all material respects. SNB and the Bank have paid and discharged all Taxes due from them, other than such Taxes that are adequately reserved as shown on the SNB Financial Statements or have arisen in the ordinary course of business since the SNB Balance Sheet Date. Neither the Internal Revenue Service (the "IRS") nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of SNB, is threatening to assert against SNB or the Bank any deficiency or claim for additional Taxes. There are no unexpired waivers by SNB or the Bank of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the SNB Financial Statements are adequate for the periods covered. SNB and the Bank have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of SNB or the Bank, other than liens for current Taxes not yet due and payable. Neither SNB nor the Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in Section 3.01(l) of the SNB Disclosure Letter, or as may be caused by any agreement entered into by Park, neither SNB nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither SNB nor the Bank has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which SNB is or was the common parent corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                  (m) Property and Title. Section 3.01(m) of the SNB Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by SNB or the Bank and used in the businesses of SNB or the Bank (collectively, the "SNB Real Properties"). The SNB Real Properties constitute all of the real property and interests in real property used in the businesses of SNB and the Bank. Copies of all leases of real property to which SNB or the Bank is a party have been provided to Park in Section 3.01(m) of the SNB Disclosure Schedule. Such leasehold interests have not been assigned or subleased. All SNB Real Properties which are owned by SNB or the Bank are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in the SNB Financial Statements or Section 3.01(m) of the SNB Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) the lien of current taxes not yet due and payable. SNB and the Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the SNB Financial Statements as being owned by SNB or the Bank, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those described in the SNB Financial Statements or Section 3.01(m) of the SNB Disclosure Schedule and except for those assets disposed of in the ordinary course of business consistent with past practices. All of the assets of SNB and the Bank are in operating condition, except for normal maintenance and routine repairs, and are adequate to continue to conduct the businesses of SNB and the Bank as such businesses are presently being conducted.

                  (n) Legal Proceedings. Except as set forth in Section 3.01(n) of the SNB Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of SNB and the Bank, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against or by SNB or the Bank; or (ii) against or by SNB or the Bank which would prevent the consummation of this Agreement or of any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  (o) Regulatory Matters. Neither SNB nor the Bank nor the respective properties of SNB or the Bank are parties to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposit (including, without limitation, the OCC, the Federal Reserve, the SEC and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of SNB or the Bank (collectively, the "Regulatory Authorities"). Neither SNB nor the Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (p) No Conflict. Subject to the required adoption of this Agreement by the shareholders of SNB, receipt of the required regulatory approvals, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by SNB do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a "Governmental Authority") applicable to SNB or the Bank or any of their respective properties; (B) the articles of incorporation or regulations of SNB or the articles of association or by-laws of the Bank; (C) any material agreement, indenture or instrument to which SNB or the Bank is a party or by which it or its properties or assets may be bound; or
                           (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to SNB or the Bank; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon any property of SNB or the Bank; or
                           (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by SNB or the Bank.

                  (q) Brokers, Finders and Others. Except for the fee paid or payable to McDonald Investments, Inc., there are no fees or commissions of any sort whatsoever claimed by, or payable by SNB or the Bank to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (r) Employment Agreements. Except as disclosed in Section 3.01(r) of the SNB Disclosure Schedule, neither SNB nor the Bank is a party to any employment, change in control, severance or consulting agreement not terminable at will. Neither SNB nor the Bank is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. SNB and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither SNB nor the Bank has engaged in any unfair labor practice.

                  (s)      Employee Benefit Plans.

                           (i) Section 3.01(s)(i) of the SNB Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) SNB or the Bank and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants"), officer or former officer (the "Officers"), or director or former director (the "Directors") of SNB or the Bank participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (B) any ERISA Affiliate (as defined below) (collectively, the "Compensation and Benefit Plans"). Neither SNB nor the Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Sections 5.08 and 6.02 of this Agreement.

                           (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act (as defined in Section 3.01(u)), the Exchange Act (as defined in Section 4.01(i)), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and SNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of SNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither SNB nor the Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject SNB or the Bank to a tax or penalty imposed by either
                                    Section 4975 of the Code or Section 502 of
                                    ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                           (iii) No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC") which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by SNB or the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate Plan") which is considered one employer with SNB under
                                    Section 4001(a)(14) of ERISA or Section
                                    414(b), (c) or (m) of the Code (an "ERISA
                                    Affiliate"). None of SNB, the Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to SNB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL"), the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                           (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which SNB or the Bank is a party have been timely made or have been reflected on the SNB Financial Statements.

                                    Neither any Pension Plan nor any ERISA
                                    Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
                                    Section 302 of ERISA and all required
                                    payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of SNB, the Bank or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                           (v) Except as disclosed in Section 3.01(s)(v) of the SNB Disclosure Schedule, neither SNB nor the Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 3.01(s)(v) of the SNB Disclosure Schedule, there has been no communication to Employees by SNB or the Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                           (vi) SNB and the Bank do not maintain any Compensation and Benefit Plans covering foreign Employees.

                           (vii) With respect to each Compensation and Benefit Plan, if applicable, SNB has provided or made available to Park, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

                           (viii) Except as disclosed on Section 3.01(s)(viii) of the SNB Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                           (ix) Except as disclosed on Section 3.01(s)(ix) of the SNB Disclosure Schedule, neither SNB nor the Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                           (x) Except as disclosed on Section 3.01(s)(x) of the SNB Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Park, SNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of SNB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (t)      Compliance with Laws. Each of SNB and the Bank:

                           (i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on SNB or the Bank;

                           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on SNB or the Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to SNB's knowledge, no suspension or cancellation of any of them is threatened; and

                           (iii)    has received no notification or
                                    communication from any Governmental
                                    Authority (A) asserting that SNB or the Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SNB's knowledge, do any reasonable grounds for any of the foregoing exist), which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication.

                  (u) SNB Information. None of the information relating to SNB and the Bank to be contained in (i) the Registration Statement (as that term is defined in Section 7.07 below) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the SNB Proxy Statement (as that term is defined in Section 5.03(b) below), as of the date such SNB Proxy Statement is mailed to shareholders of SNB and up to and including the date of the meeting of shareholders to which such SNB Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, in each case, information as of a later date shall be deemed to modify information as of an earlier date. All information about SNB and the Bank included in the Registration Statement and the SNB Proxy Statement will be deemed to have been supplied by SNB.

                  (v)      Insurance.

                           (i) Section 3.01(v) of the SNB Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by SNB or the Bank and a description of all claims filed by SNB or the Bank against the insurers of SNB and the Bank since December 31, 1997. SNB and the Bank are insured with reputable insurers against such risks and in such amounts as the management of SNB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SNB and the Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                           (ii) The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  (w) Governmental Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by SNB or the Bank in connection with the execution, delivery or performance by SNB of this Agreement or the consummation by SNB of the transactions contemplated hereby, except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities and (C) the filing of the appropriate certificate of merger with the Secretary of State pursuant to the OGCL. As of the date hereof, SNB is not aware of any reason why the approvals set forth in Section 7.08 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.08.

                  (x) Contracts. Section 3.01(x) of the SNB Disclosure Schedule sets forth a list, identifying by dates, subject matter and parties, all contracts, agreements and instruments to which SNB or the Bank is a party or by which either of them is bound, and which involve the payment by or to SNB or the Bank of more than $50,000 in connection with the purchase of property or goods or the performance of services and which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such contracts, agreements and instruments have been delivered to Park. Neither SNB nor the Bank, nor any other party to such contract, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  (y) Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the SNB Disclosure Schedule:
                           (i) SNB and the Bank are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as that term is defined in this Section 3.01(y)), and, to the knowledge of SNB, SNB and the Bank have not engaged in any activity in violation of any applicable Environmental Law; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of SNB, threatened in connection with any of SNB's and Bank's activities and any SNB Real Properties or improvements thereon, and (B) to the knowledge of SNB, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which the Bank holds a mortgage or mortgages (hereinafter referred to as the "Bank Real Estate Collateral"); (iii) no claims at any time have been made or threatened by any third party against SNB or the Bank, or with respect to the SNB Real Properties or improvements thereon, or, to the knowledge of SNB, the Bank Real Estate Collateral, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on SNB or the Bank; (iv) no Hazardous Substances have been integrated into the SNB Real Properties or improvements thereon, or, to the knowledge of SNB, the Bank Real Estate Collateral or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; (v) to SNB's knowledge, no portion of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral is located within 500 feet of (A) a release of Hazardous Substance which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the disposal of any Hazardous Substances; and (vi) neither SNB nor the Bank has knowledge, based upon commercially reasonable inquiry, that (A) any of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral has been used for the storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (B) any of its business operations have contaminated lands, waters or other property of others with

                           Hazardous Substances, except routine,
                           office-generated solid waste, or (C) any of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

                           For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
                           section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C.
                           section 1802 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. section 2601 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. section 1251 ET SEQ., the Clean Water Act, 33 U.S.C. section 1321 ET SEQ., the Clean Air Act, 42 U.S.C. section 7401
                           ET SEQ., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and
                           (ii) "Hazardous Substances" means, at any time: (a) any "hazardous substance" as defined in section 101(14) of CERCLA or regulations promulgated thereunder; (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) friable asbestos, urea-formaldehyde, polychlorinated biphenyls
                           ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemical, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  (z) Pooling. Neither SNB nor the Bank has taken, permitted or agreed to take any action that would prevent Park from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                  (aa) Takeover Laws. SNB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws or regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, those of the State of Ohio.

                  (bb) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SNB's own account, or for the account of one or more of the Bank or its customers (all of which are listed on the SNB Disclosure Schedule), or entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SNB or the Bank, enforceable in accordance with its terms, and is in full force and effect. Neither SNB nor the Bank, nor to SNB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                  (cc) Books and Records. The books and records of SNB and the Bank have been fully, properly and accurately maintained and have been maintained in accordance with sound business practices. Such books and records fairly reflect the substance of events and transactions included therein.

                  (dd) Year 2000. Neither SNB nor the Bank has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any OCC or other Regulatory Authority Year 2000 Report of Examination. SNB has disclosed to Park a complete and accurate copy of its Year 2000 plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect SNB and the Bank and such plan is in material compliance with the schedules set forth in the FFIEC statements.

                  (ee) Repurchase Agreements. With respect to any agreement pursuant to which SNB or the Bank has purchased securities subject to an agreement to repurchase, SNB or the Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (ff) Disclosure. No representation or warranty by SNB contained in this Agreement and no statement contained in any certificate or other document (including the SNB Disclosure Schedule) furnished by SNB to Park pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                                  ARTICLE FOUR
                     REPRESENTATIONS AND WARRANTIES OF PARK

                  4.01.            REPRESENTATIONS AND WARRANTIES OF PARK

                  Park hereby warrants and represents to SNB that:

                  (a) Corporate Status. Park is an Ohio corporation and a bank holding company registered under the BHC Act; is duly organized, validly existing and in good standing under the laws of the State of Ohio; and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

                  (b) Corporate Proceedings. All corporate proceedings of Park necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Park have been duly and validly taken. This Agreement has been validly executed and delivered by duly authorized officers of Park.

                  (c)      Capitalization of Park.

                           (i) As of the date of this Agreement, the authorized capital stock of Park consists only of 20,000,000 common shares, without par value, of which 9,739,570 Park Shares are issued and outstanding and 291,565 Park Shares are held in treasury by Park. The outstanding Park Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, except pursuant to this Agreement and as disclosed in Section 4.01(c) of the Park Disclosure Schedule, Park has no commitment or obligation to issue, deliver or sell any Park Shares.

                           (ii) The Park Shares to be issued in exchange for SNB Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

                  (d) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of Park, enforceable against Park in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' right generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Park has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the satisfaction of the requirements referred to in
                           Section 4.01(k) and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

                  (e) No Conflict. Subject to the satisfaction of the requirements referred to in Section 4.01(k) and expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Park do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under any provision of:
                           (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Park or any of its properties; (B) the Articles of Incorporation or Regulations of Park; (C) any material agreement, indenture or instrument to which Park is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Park; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon any property of Park; or
                           (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Park.

                  (f) Financial Statements of Park. Park has furnished to SNB consolidated financial statements of Park consisting of (i) consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1998, including accompanying notes and the report thereon of Ernst & Young LLP and
                           (ii) unaudited consolidated balance sheets as of September 30, 1999 (the "Park Balance Sheet Date") and December 31, 1998, the related unaudited consolidated statements of income for the three and nine months ended September 30, 1999 and 1998, of changes in shareholders' equity for the nine months ended September 30, 1999 and 1998 and of cash flows for the nine months ended September 30, 1999 and 1998 (collectively, all of such consolidated financial statements are referred to as the "Park Financial Statements"). The Park Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of Park at the dates, and the consolidated results of operations and cash flows for the periods, stated therein; subject, in the case of the interim financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Park and the absence of full footnotes.

                  (g)      Absence of Changes. Since the Park Balance Sheet
                           Date: (i) the businesses of Park and its subsidiaries have been conducted only in the ordinary course consistent with past practice; (ii) there has been no material adverse change in the assets, liabilities, business or operations of Park and its subsidiaries taken as a whole; (iii) there has been no damage, destruction, loss or event (whether or not insured against) which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of Park and its subsidiaries taken as a whole; and (iv) Park has announced its proposed acquisition of U. B. Bancshares, Inc., an Ohio corporation, pursuant to a merger.

                  (h) Takeover Laws. Park has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Park.

                  (i) Reports and Records. The Park Shares are registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Park has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act, except for any reports or proxy materials the failure to file which would not have a material adverse effect upon Park and its subsidiaries taken as a whole. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (j) Brokers, Finders and Others. There are no fees or commissions of any sort whatsoever claimed by, or payable by Park to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (k) Governmental Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Park in connection with the execution, delivery or performance by Park of this Agreement or the consummation by Park of the transactions contemplated hereby, except for (A) filings of applications or notices, as applicable, with and the approval of certain federal banking authorities, (B) filings with the SEC and state securities authorities, (C) the filing of the appropriate certificate of merger with the Secretary of State pursuant to the OGCL and (D) receipt of the approvals set forth in Section 7.08. As of the date hereof, Park is not aware of any reason why the approvals set forth in Section 7.08 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.08.

                  (l) Pooling. Neither Park nor any of its Subsidiaries has taken or permitted any action which would prevent the Merger from being accounted for as a pooling of interests.

                  (m) Park Information. None of the information relating to Park to be contained in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (n) Year 2000. Neither Park nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. Park has disclosed to SNB a complete and accurate copy of its Year 2000 plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Park and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

                  (o) Deposit Insurance. The deposits of Park's bank subsidiaries are insured by the FDIC in accordance with the Federal Deposit Insurance Act and said banks have paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  (p) Disclosure. No representation or warranty by Park contained in this Agreement, and no statement contained in any certificate or other document (including the Park Disclosure Schedule) furnished by Park to SNB pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                                  ARTICLE FIVE
                            FURTHER COVENANTS OF SNB

                  5.01.            OPERATION OF BUSINESS

                  SNB covenants with Park that throughout the period from the date of this Agreement to and including the Closing:

                  (a) Conduct of Business. SNB's business and the business of the Bank will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Park, SNB shall not
                           (i) take any action which would be inconsistent with any representation or warranty of SNB set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such action; or (ii) engage in any lending activities other than in the ordinary course of business consistent with past practice. SNB shall send to Park via facsimile transmission a copy of all loan presentations made to the Board of Directors of SNB at the same time as such presentations are transmitted to such Board and all other proposals for loans in excess of $500,000. SNB shall consult with Park prior to (x) hiring any full-time officer, other than replacement employees for positions then existing and (y) purchasing any investment securities.

                  (b) Changes in Business and Capital Structure. Except with the consent of Park or as provided for by this Agreement, SNB will not, and will cause the Bank not to:

                           (i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of SNB or the Bank, tangible or intangible, except in the ordinary course of business for full and fair consideration actually received;

                           (ii) make any capital expenditure or capital additions or betterments (other than expenditures of up to $157,000 in respect of computer equipment which was previously approved by the Bank as a planned capital expenditure for 2000) which, in the aggregate, exceed $40,000;

                           (iii) become bound by, enter into, or perform any material contract, commitment or transaction which is other than in the ordinary course of its business or which would cause or result in its being unable to perform its obligations under this Agreement;

                           (iv) declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) semi-annual cash dividends on SNB Shares in an amount not to exceed $4.00 per share, with record and payment dates as indicated in Section 7.09 of this Agreement, and (B) those payable by the Bank to SNB, in each case which are consistent with the past practices of SNB and the Bank; except that SNB may declare in 2000 and pay in 2000, in lieu of semi-annual dividends, quarterly dividends provided the amount per share per quarter is less than $3.49;

                           (v) purchase, redeem, retire or otherwise acquire any of its capital shares;

                           (vi) issue or grant any option or right to acquire any of its capital shares or effect, directly or indirectly, any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                           (vii) amend its articles of incorporation, constitution, regulations or by-laws;

                           (viii) merge or consolidate with any other person or otherwise reorganize except for the Merger;

                           (ix) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity;

                           (x) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of SNB or the Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable there-under; provided, however, that SNB may (A) take such actions in order to satisfy either applicable law or contractual obligations existing as of the date hereof and disclosed in the SNB Disclosure Schedule or regular annual renewals of insurance contracts; and
                                    (B) terminate its Defined Contribution
                                    Retirement Plan at any time before the
                                    Effective Time, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with SNB and Park to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits but also to transfer those benefits to the Park National Corporation Employee's Voluntary Salary Deferral Plan and Trust maintained for employees of Park and its Subsidiaries;

                           (xi) pay any general wage or salary increase, other than normal pay increases consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee, except, in each case, for changes which are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the SNB Disclosure Schedule;

                           (xii) enter into or terminate any contract requiring the payment or receipt of $15,000 or more in any 12-month period or amend or modify in any material respect any of its existing material contracts;

                           (xiii) incur any indebtedness for money borrowed or incur any material obligation or liability other than in the ordinary course of business;

                           (xiv) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling-of-interest" accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code;

                           (xv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

                           (xvi) waive or cancel any right of material value or material debts, except in the ordinary course of business consistent with past practices;

                           (xvii) take any action that would result in (A) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
                                    (B) any of the conditions to the Merger set forth in Article Eight not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation;

                           (xviii) cause any material adverse change in the amount or general composition of deposit liabilities;

                           (xix) make any material investment (except in the ordinary course of business); or

                           (xx) enter into any agreement to do any of the foregoing.

                  (c) Maintenance of Property. SNB and the Bank will use their commercially reasonable efforts to maintain and keep their respective property and facilities in their present condition and working order, ordinary wear and tear excepted.

                  (d) Performance of Obligations. SNB and the Bank will perform all of their obligations under all agreements relating to or affecting their properties, rights and business, except where nonperformance would not have a material adverse effect on SNB or the Bank.

                  (e) Maintenance of Business Organization. SNB will, and will cause the Bank to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact; to retain present key employees; and to maintain the respective relationships of customers, suppliers and others having business relationships with them. SNB will not, and will cause the Bank not to, take any action or omit to take any action which would terminate or enable any Employee of SNB or the Bank to terminate his employment or employment agreement without cause and continue thereafter to receive compensation.

                  (f) Insurance. SNB and the Bank will maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the Balance Sheet Date, and upon the renewal or termination of such insurance, SNB and the Bank will use commercially reasonable best efforts to renew or replace such insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured or maintained by them at the Balance Sheet Date.

                  (g) Access to Information. SNB will, and will cause the Bank to, take all action necessary to (i) afford the officers and designated representatives of Park full access during normal business hours upon reasonable notice to all of SNB's and the Bank's properties (including for purposes of inspection and investigation for soil and groundwater tests), books, records, tax returns and reports, financial statements, contracts and commitments, and any work papers relating to any of the foregoing; (ii) furnish to Park all such documents, copies of documents, and information (A) concerning compliance and/or noncompliance with Environmental Laws and with respect to the past, present or suspected future presence of Hazardous Substances on the SNB Real Properties, and Bank Real Estate Collateral, including but not limited to environmental audit and Phase I reports, and (B) concerning SNB's and the Bank's affairs as Park may reasonably request; (iii) afford full access to Park to SNB's and the Bank's Officers, Directors, Employees and agents in order that Park may have full opportunity to make such investigation as it shall desire to make of the business and affairs of SNB and the Bank; and (iv) authorize Park's representatives to inquire of government agencies, and inspect the files of those agencies, with respect to the environment conditions on and about the SNB Real Properties and Bank Real Estate Collateral. During the period from the date of this Agreement to the Effective Time, SNB shall promptly furnish Park with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

                  (h) Payment of Taxes. SNB shall, and shall cause the Bank to, timely file all Tax Returns, required to be filed on or before the Closing Date, and pay any Tax shown on such Tax Returns to be due.

                  (i) Risk Management. Except as required by applicable law or regulation, neither SNB nor Bank shall (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  5.02.            NOTIFICATION

                  Between the date of this Agreement and the Closing Date, SNB will promptly notify Park in writing if SNB becomes aware of any fact or condition that (a) causes or constitutes a breach of any of its representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the SNB Disclosure Schedule, SNB will promptly deliver to Park a supplement to the SNB Disclosure Schedule specifying such change ("Updated SNB Disclosure Schedule"). During the same period, SNB will promptly notify Park of
(i) the occurrence of any breach of any of its covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to it, to result in a material adverse effect with respect to it. In addition, if at any time prior to the Effective Time, any event or circumstances relating to SNB or any of its Officers or Directors should be discovered which should be set forth in an amendment to the Registration Statement or a supplement to the SNB Proxy Statement, SNB shall promptly inform Park.

                  5.03.             SHAREHOLDER APPROVAL

                                    SNB covenants that:

                  (a) The Board of Directors of SNB will recommend the adoption of this Agreement and the approval of the transactions contemplated hereby to the shareholders of SNB, subject to that Board's fiduciary obligations under Ohio law, as determined in good faith after consultation with and based upon advise of independent legal counsel.

                  (b) SNB will call a meeting of its shareholders (the "SNB Meeting") to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of adopting this Agreement and approving the transactions contemplated hereby and will, subject to the provisions of Sections 5.03(a) and 5.04(a), use its best efforts to effect such adoption and approval. SNB will prepare appropriate proxy solicitation materials in respect of the SNB Meeting, which materials will include a proxy statement of SNB (the "SNB Proxy Statement") and which will be a part of the Registration Statement to be submitted by Park to the SEC pursuant to Section 7.07 of this Agreement.


                  5.04.            ACQUISITION PROPOSALS

                  From and after the date hereof, SNB will not, directly or indirectly, through any of its Officers, Directors, Employees, agents or advisors, (i) solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals, offers or inquiries from any person relating to any acquisition or purchase of 20% or more of the outstanding shares of any class of voting securities of, or 20% or more of the assets or deposits of, SNB or the Bank, or any merger, tender or exchange offer, consolidation or business combination involving, SNB or the Bank (an "Acquisition Proposal") or
(ii) unless the directors of SNB determine in good faith that such action is required for them to fulfill their fiduciary duties and obligations to the SNB shareholders under Ohio law as advised by counsel to SNB and SNB gives prior notice to Park of such action (in which event SNB may furnish information), engage in negotiations with or disclose any nonpublic information relating to SNB or the Bank or afford access to the SNB Real Properties, or the books or records of SNB or the Bank to any person that may be considering or has made an Acquisition Proposal. SNB shall promptly (within 24 hours) notify Park, orally and in writing, if any such proposal, offer, inquiry or contact is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. SNB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

                  5.05.            DELIVERY OF INFORMATION

                  SNB will promptly furnish to Park all information requested by Park regarding SNB's assets, properties, business, affairs, operations, condition (financial or otherwise), prospects and corporate organization as shall be required by the rules and regulations under the Securities Act or by the SEC for inclusion in the Registration Statement described in Section 7.07 and shall otherwise reasonably assist Park in the preparation and filing of such Registration Statement.

                  5.06.            AFFILIATES COMPLIANCE WITH THE SECURITIES ACT

                  (a) In the SNB Disclosure Schedule and no later than the 15th day prior to the mailing of the SNB Proxy Statement, SNB shall deliver to Park a schedule of all persons whom SNB reasonably believes are, or are likely to be, as of the date of the SNB Meeting, deemed to be "affiliates" of SNB as that term is used in Rule 145 under the Securities Act and/or Accounting Series Releases 130 and 135, as amended, of the SEC (the "Rule 145 Affiliates"). Thereafter and until the Effective Time, SNB shall identify to Park each additional person whom it reasonably believes to have thereafter become a Rule 145 Affiliate.

                  (b) SNB shall use its diligent efforts to cause each person who is identified as a Rule 145 Affiliate pursuant to clause (a) above (who has not executed and delivered the same concurrently with the execution of this Agreement) to execute and deliver to Park on or before the date of mailing of the SNB Proxy Statement, a written agreement, substantially in the form of Exhibit A attached hereto. Because the Merger is intended to qualify for "pooling-of-interests" accounting treatment, the Park Shares received by such Rule 145 Affiliates in the Merger shall not be transferable from 30 days before the Effective Time until such time as financial results covering at least 30 days of post-Merger operations have been published within the meaning of

                           Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Rule 145 Affiliate has provided the written agreement referred to in this Section, and the certificates representing such Park Shares will bear an appropriate restrictive legend.

                  5.07.            TAKEOVER LAWS

                  SNB shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its articles of incorporation and regulations, as applicable, by action of the Board of Directors of SNB or otherwise, and (b) assist in any challenge by Park to the validity, or applicability to the Merger, of any Takeover Law.

                  5.08             SNB STOCK OPTIONS

                  The sole holder of outstanding SNB Stock Options shall exercise all SNB Stock Options held by such holder no later than the date on which the shareholders of SNB adopt this Agreement.

                                   ARTICLE SIX
                            FURTHER COVENANTS OF PARK

                  6.01.            CURRENT INFORMATION

                  Park shall furnish to SNB promptly after such documents are available: (a) all reports, proxy statements or other communications by Park to its shareholders generally; and (b) all press releases relating to any transactions.

                  6.02.            OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS

                  The existing employees of SNB and the Bank shall have the opportunity to continue as employees of Park or one of its Subsidiaries, at the Effective Time; subject, however, to the right of Park and its Subsidiaries to terminate any such employees for "cause." It is understood and agreed that nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, SNB and Bank employees shall continue to participate in the SNB Compensation and Benefit Plans (other than the SNB Stock Option Plan) in effect at the Effective Time unless and until Park, in its sole discretion, shall determine that SNB and Bank employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Park and that all or some of the SNB Compensation and Benefit Plans shall be terminated or merged into certain employee benefit plans of Park. Notwithstanding the foregoing, each SNB employee and each Bank employee shall be credited with years of service with SNB, the Bank and, to the extent credit would have been given by SNB or the Bank for years of service with a predecessor (including any business organization acquired by the Bank), years of service with a predecessor of the Bank, for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Park, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under SNB's Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. If, after the Effective Time, Park adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Park shall credit similarly-situated employees and executives of SNB and the Bank with equivalent credit for service with SNB, the Bank or the Bank's predecessors, to the extent that years of service credit would have been given by SNB or the Bank for years of service with a predecessor of the Bank. The foregoing covenants shall survive the Merger, and Park shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for the SNB and Bank service credits referenced herein.

                  6.03.            AMEX LISTING

                  Park shall file a listing application with AMEX for the Park Shares to be issued to the former holders of SNB Shares in the Merger at the time prescribed by applicable rules and regulations of AMEX. In addition, Park will use its best efforts to maintain its listing on AMEX.

                  6.04.            TAKEOVER LAWS

                  Park shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its Articles of Incorporation and Regulations, as applicable, by action of the Board of Directors of Park or otherwise, and (b) assist in any challenge by SNB to the validity, or applicability to the Merger, of any Takeover Law.

                  6.05.            NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Park will promptly notify SNB in writing if Park becomes aware of any fact or condition that (a) causes or constitutes a breach of any of its representations and warranties, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Park Disclosure Schedule, Park will promptly deliver to SNB a supplement to the Park Disclosure Schedule specifying such change ("Updated Park Disclosure Schedule"). During the same period, Park will promptly notify SNB of
(i) the occurrence of any breach of any of its covenants contained in this Agreement or (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

                  6.06             OFFICERS' AND DIRECTORS' INDEMNIFICATION

                  (a) Following the Effective Time, Park shall indemnify, defend and hold harmless the present Directors, Officers and Employees of SNB and the Bank (each, an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that SNB or the Bank is required to indemnify (and advance expenses to) an Indemnified Party under the laws of the State of Ohio and the articles of incorporation and regulations of SNB and the articles of association and by-laws of the Bank, to the extent applicable to the particular Indemnified Party, as in effect on the date hereof; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Ohio law, the articles of incorporation and regulations of SNB or the articles of association and by-laws of the Bank shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Park) selected by Park and reasonably acceptable to such Indemnified Party.

                  (b) For a period of six years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former Officers and Directors of SNB or the Bank (determined as of the Effective Time) (as opposed to SNB) with respect to claims against such Directors and Officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Park be required to expend more than 200 percent of the current amount expended by SNB (the "Insurance Amount") to maintain or procure such directors' and officers' liability insurance coverage; provided, further that if Park is unable to maintain or obtain the insurance called for by this Section 6.06(b), Park shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that Officers and Directors of SNB or the Bank may be required to make application and provide customary representations and warranties to Park's insurance carrier for the purpose of obtaining such insurance.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of Park under
                           Section 6.06(a) unless and to the extent that Park is actually prejudiced as a result of such failure.

                  (d) If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.06.


                                  ARTICLE SEVEN
                       FURTHER OBLIGATIONS OF THE PARTIES

                  7.01.            NECESSARY FURTHER ACTION

                  Each of SNB and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

                  7.02.            COOPERATIVE ACTION

                  Subject to the terms and conditions of this Agreement, each of SNB and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for SNB and counsel for Park, to satisfy all legal requirements of the State of Ohio and the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

                  7.03.            SATISFACTION OF CONDITIONS

                  Park and SNB shall each use its reasonable best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all governmental applications, notices and filings and taking all steps to secure promptly all government consents, rulings and approvals which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

                  7.04.            ACCOUNTING AND TAX TREATMENT

                  Each of SNB and Park agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" in accordance with GAAP or SNB or the shareholders of SNB to characterize of the Merger as a tax-free reorganization under Section 368(a) of the Code. Each of SNB and Park agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

                  7.05.            CONFIDENTIALITY

                                    Each of SNB and Park agrees that it will
not, and will cause its representatives not to, use any confidential information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (a) was already known to such party, (b) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (c) is disclosed with the prior written approval of the party to which such information pertains or
(d) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto, to be returned to the party which furnished the same.

                  7.06.            PRESS RELEASES

                  Each of Park and SNB shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or announcement, except to the extent that such press release or announcement may be required by law or AMEX rules to be made before such consent can be obtained.

                                   7.07.    REGISTRATION STATEMENT

                  (a) Park agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Park with the SEC in connection with the issuance of Park Shares in the Merger (including the SNB Proxy Statement constituting a part thereof and all related documents). SNB agrees to cooperate, and to cause the Bank to cooperate, with Park, its counsel and its accountants, in the preparation of the Registration Statement and the SNB Proxy Statement; and provided that SNB and the Bank have cooperated as required above, Park agrees to file the Registration Statement, which will include the SNB Proxy Statement and a prospectus in respect of the Park Shares to be issued in the Merger (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of SNB and Park agrees to use all reasonable efforts to cause the Registration Statement including the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. SNB agrees to furnish to Park all information concerning SNB, the Bank and the Officers, Directors and shareholders of SNB and the Bank as may be reasonably requested in connection with the foregoing.

                  (b) Each of SNB and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the SNB shareholders and at the time of the SNB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading. Each of SNB and Park further agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

                  (c) Park agrees to advise SNB, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  7.08.            REGULATORY APPLICATIONS

                                    Park and SNB and their respective
Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and SNB shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority.

                  7.09.            DIVIDENDS

                  After the date of this Agreement, each of SNB and Park shall coordinate with the other the payment of dividends with respect to the SNB Shares and the Park Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that the former holders of SNB Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their SNB Shares and/or the Park Shares that any such holder receives in exchange for such SNB Shares in the Merger.

                                    7.10.   SUPPLEMENTAL ASSURANCES

                  (a) On the date the Registration Statement becomes effective and on the Closing Date, SNB shall deliver to Park a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge that the information contained in the Registration Statement relating to the business and financial condition and affairs of

                           SNB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

                  (b) On the date the Registration Statement becomes effective and on the Closing Date, Park shall deliver to SNB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officer's knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of SNB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

                  8.01.            CONDITIONS TO THE OBLIGATIONS OF PARK

                  The obligations of Park under this Agreement shall be subject to the satisfaction, or written waiver by Park prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of SNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on SNB and the Bank; and Park shall have received a certificate, dated the Closing Date, signed on behalf of SNB by the chief executive officer and the chief financial officer of SNB to such effect.

                  (b) SNB shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Park shall have received a certificate, dated the Closing Date, signed on behalf of SNB by the chief executive officer and the chief financial officer of SNB to such effect.

                  (c) In the aggregate, an amount of less than ten percent (10%) of the number of Park Shares to be issued in the Merger shall be (i) subject to purchase as fractional Park Share interests, and (ii) Dissenting Shares in connection with the Merger contemplated by this Agreement.

                  (d) Park shall have received the written opinion of its counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from Park and SNB.

                  (e) Park shall have received the written opinion of Thompson, Hine & Flory LLP, counsel to SNB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SNB is a corporation duly organized and in good standing under the laws of the state of Ohio, (ii) this Agreement has been duly approved by the Board of Directors of SNB and duly adopted by the shareholders of SNB, (iii) this Agreement has been duly executed by SNB and constitutes a binding obligation on SNB enforceable in accordance with its terms against SNB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles, regardless of whether enforceability is considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing, and
                           (iv) that upon the filing of the certificate of merger with the Secretary of State, the Merger shall become effective.

                  (f) Park shall have received a copy of a statement, issued by SNB pursuant to Section 1.897-2(h) of the regulations issued under the Code, certifying that the SNB Shares are not an U.S. real property interest and dated not more than thirty days prior to the Closing Date.

                  8.02.            CONDITIONS TO THE OBLIGATIONS OF SNB

                  The obligations of SNB under this Agreement shall be subject to satisfaction, or written waiver by SNB prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of Park set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and
                           (ii) where the failure to
                           be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Park and its subsidiaries taken as a whole; and SNB shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer to such effect.

                  (b) Park shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing, and SNB shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer to such effect.

                  (c) SNB shall have received a letter from McDonald Investments, Inc., dated as of the date of the SNB Proxy Statement, to the effect that, in its opinion as of such date, the consideration to be received by the SNB shareholders in the Merger is fair to the shareholders of SNB from a financial point of view.

                  (d) SNB shall have received the written opinion of counsel to Park, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by shareholders of SNB who receive Park Shares in exchange for SNB Shares, and cash in lieu of fractional Park Share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional Park Share interests. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from SNB and Park.

                  (e) SNB shall have received the written opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Park is a corporation in good standing under the laws of the State of Ohio; (ii) this Agreement has been duly executed by Park and constitutes the binding obligation of Park, enforceable in accordance with its terms against Park, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing; (iii) the Park Shares to be issued as Merger Shares, when issued, shall be duly authorized, fully paid and non-assessable; and (iv) upon the filing of the appropriate certificate of merger with the Secretary of State, the Merger shall become effective.

                  8.03.            MUTUAL CONDITIONS

                  The obligations of SNB and Park under this Agreement shall be subject to the satisfaction, or written waiver by Park and SNB prior to the Closing Date, of each of the following conditions precedent:

                  (a) The shareholders of SNB shall have duly adopted this Agreement by the required vote.

                  (b) All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements which Park reasonably determines would either before or after the Effective Time (i) have a material adverse effect on Park and its Subsidiaries take as a whole after giving effect to the consummation of the Merger; or (ii) prevent Park from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that Park currently anticipates obtaining.

                  (c) No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

                  (d) The Registration Statement shall have become effective under the Securities Act and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

                  (e) Park shall have received all state securities and "blue sky" permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby and no order restraining the ability of Park to issue Park Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

                  (f) Park and SNB shall have received from Ernst & Young LLP, a letter dated the Closing Date, stating its opinion that, based upon the information furnished, the Merger shall qualify for pooling-of-interests accounting treatment.

                  (g) The Park Shares to be issued in the Merger shall have been approved for listing on AMEX subject to official notice of issuance.

                                  ARTICLE NINE
                                     CLOSING

                  9.01.            CLOSING

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Park, 50 North Third Street, Newark, Ohio 43055, commencing at 10:00 a.m., local time, on (a) the date designated by Park, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (b) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the "Closing Date."

                  9.02.            CLOSING TRANSACTIONS REQUIRED OF PARK

                  At the Closing, Park shall cause all of the following to be delivered to SNB:

                  (a) A certificate of merger duly executed by Park in accordance with Section 1701.81 of the OGCL and in appropriate form for filing with the Secretary of State.

                  (b) The certificates of Park contemplated by Section 8.02(a) and (b) of this Agreement.

                  (c) Copies of resolutions adopted by the directors of Park, approving this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Park, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The opinions of counsel to Park contemplated by Sections 8.02(d) and 8.02(e) of this Agreement.

                  9.03.            CLOSING TRANSACTIONS REQUIRED OF SNB

                  At the Closing, SNB shall cause all of the following to be delivered to Park:

                  (a) A certificate of merger duly executed by SNB in accordance with Section 1701.81 of the OGCL and in appropriate form for filing with the Ohio Secretary of State.

                  (b) The certificates of SNB contemplated by Sections 8.01(a) and (b) of this Agreement.

                  (c) Copies of all resolutions adopted by the directors and shareholders of SNB approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of SNB, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The opinion of counsel to SNB contemplated by Section 8.01(e) of this Agreement.

                  (e) The agreements referred to in Section 5.06 from each Rule 145 Affiliate.

                                   ARTICLE TEN
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  10.01.       NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                               COVENANTS

                  The representations, warranties and covenants of Park and SNB set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Sections 6.02, 6.06, 7.04 and 7.05, this Article Ten and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Park (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either SNB or Park.

                                 ARTICLE ELEVEN
                                   TERMINATION

                  11.01.           TERMINATION

                  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been approved by the shareholders of SNB:

                  (a) By mutual written agreement of SNB and Park duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either SNB or Park upon written notification to the non-terminating party by the terminating party:

                           (i) at any time after November 30, 2000 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                           (ii) if the approval of this Agreement by the shareholders of SNB ("SNB Shareholders' Approval") shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor; or

                           (iii) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority.

                  (c)      By Park by providing written notice to SNB:

                           (i)      if prior to the Closing Date, any
                                    representation and warranty of SNB shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 days following receipt by SNB of written notice of breach or is incapable of being cured during such time period; or

                           (ii) if SNB shall have failed to comply in any material respect with any covenant or agreement on the part of SNB contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by SNB of written notice of such failure to comply or is incapable of being cured during such time period.

                  (d)      By SNB by providing written notice to Park:

                           (i)      if prior to the Closing Date, any
                                    representation and warranty of Park shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 days following receipt by Park of written notice of breach or is incapable of being cured during such time period;

                           (ii) if Park shall have failed to comply in any material respect with any covenant or agreement on the part of Park contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by Park of written notice of such failure to comply or is incapable of being cured during such time period;

                           (iii) if the Board of Directors of SNB determines in good faith, based upon advice from outside counsel, that termination of this Agreement is required for the Board of Directors of SNB to comply with its fiduciary duties to shareholders imposed by law by reason of an Acquisition Proposal having been made and provided SNB complied with its obligations under Section 5.04 and provided further that SNB's ability to terminate pursuant to this subsection
                                    (d)(iii) is conditioned upon the prior
                                    payment by SNB to Park of any amounts owed by SNB to Park pursuant to Section 11.02(b); or

                           (iv)     if the Board of Directors of SNB so
                                    determines by a vote of a majority of the members of the entire Board, at any time during the three-day period commencing with the Determination Date (as defined below) if both of the following conditions are satisfied: (A) the Average Closing Price on the Determination Date shall be less than $85.71; and (B) the ratio of the Average Closing Price to the Starting Price (as defined below), rounded to the nearest one one-hundredth, shall be less than the number obtained by dividing the Final Index Price (as defined below) on the Determination Date by the Initial Index Price (as defined below) on the Starting Date (as defined below), rounded to the nearest one one-hundredth; except that the termination notice by SNB shall not be effective and this Agreement shall not be terminated by such notice if Park gives notice to SNB within five days after SNB's notice, that Park agrees that for purposes of calculating the Exchange Ratio, the number of Merger Shares shall be increased to the number determined by dividing $71,611,000 by the Average Closing Price.

                                    For purposes of this Section 11.01(d)(iv), the following terms shall have the meanings indicated:

                                    "Determination Date" shall mean the date on which the waiting period expires following the last required approval of a Governmental Authority with respect to the Merger.

                                    "Final Index Price" shall mean the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

                                    "Final Price," with respect to any company belonging to the Index Group, shall mean the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the trading day prior to the Determination Date.

                                    "Index Group" shall mean the 17 bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price. The 17 bank holding companies and the weights attributed to them are as follows:


                                         Bank Holding Company            Ticker     Weighting
                                         --------------------            ------     ---------
                                    First Merit Corporation               FMER        5.882%
                                    Provident Financial Group Inc.        PFGI        5.882%
                                    Old National Bancorp                  OLDB        5.882%



                                         Bank Holding Company            Ticker     Weighting
                                         --------------------            ------     ---------
                                    Citizens Banking Corporation          CBCF        5.882%
                                    Sky Financial Group Inc.              SKYF        5.882%
                                    Republic Bancorp Inc.                 RBNC        5.882%
                                    First Financial Bancorp.              FFBC        5.882%
                                    1st Source Corporation                SRCE        5.882%
                                    National City Bancshares, Inc.        NCBE        5.882%
                                    Chemical Financial Corporation        CHFC        5.882%
                                    Irwin Financial Corporation           IRWN        5.882%
                                    Second Bancorp, Incorporated          SECD        5.882%
                                    First Merchants Corporation           FRME        5.882%
                                    BancFirst Ohio Corp.                  BFOH        5.882%
                                    Capitol Bancorp Ltd.                  CBCL        5.882%
                                    Independent Bank Corporation          IBCP        5.882%
                                    Peoples Bancorp Inc.                  PEBO        5.882%


                                    "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

                                    "Initial Index Price" shall mean the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

                                    "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

                                    "Starting Price" shall mean the closing
                                    price of a Park Share on AMEX (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

                                    If any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

                  11.02.           EFFECT OF TERMINATION.

                  (a) If this Agreement is validly terminated by either SNB or Park pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either SNB or Park, except (i) that the provisions of Sections 5.04, 7.05, 7.06, 7.07(b) and 12.07 and this Section
                           11.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

                  (b) In the event that any person or group shall have made an Acquisition Proposal and thereafter (i) this Agreement is terminated by SNB pursuant to Section 11.01(d)(iii) or (ii) this Agreement is terminated for any other reason (other than by reason of a breach of this Agreement by Park or termination by either party pursuant to 11.01(b)(iii)) and, in the case of this clause (ii) only, a definitive agreement with respect to such Acquisition Proposal is executed within one year after such termination, then SNB shall pay to Park, by wire transfer of same day funds, either on the date contemplated in Section 11.01(d)(iii) if applicable, or otherwise, within two
                           (2) business days after such amount becomes due, a termination fee of $2,000,000.

                  (c) In the event of a termination of this Agreement pursuant to which a payment is made in full compliance with Section 11.02(b), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

                                 ARTICLE TWELVE
                                  MISCELLANEOUS

                  12.01.           NOTICES

                  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been given if delivered by hand, by express service, telecopied (with confirmation of receipt) or sent by certified mail, postage prepaid, return receipt requested, to the following addresses:

                           If to SNB, to:

                           SNB Corp.
                           499 S. Broadway
                           Greenville, OH  45331
                           Attention:  President
                           Facsimile Number:  (937) 548-2139

                           with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza, N.E.
                           Dayton, OH  45402
                           Attention:  Joseph M. Rigot
                           Facsimile Number:  (937) 443-6635

                           If to the Corporation, to:

                           Park National Corporation
                           50 North Third Street
                           Newark, Ohio  43055
                           Attention:  C. Daniel DeLawder
                           Facsimile Number:  (740) 349-3765

                           with a copy to:

                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, OH  43216-1008
                           Attention:  Elizabeth Turrell Farrar
                           Facsimile Number:  (614) 719-4708

Any party to this Agreement may, by notice given in accordance with this section, designate a new address for notices, requests, demands and other communications to such party.

                  12.02.           COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

                  12.03.           ENTIRE AGREEMENT

                  This Agreement (including each exhibit and schedule provided pursuant hereto) represents the entire agreement between the parties hereto in respect of the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.

                  12.04.           SUCCESSORS AND ASSIGNS

                  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                  12.05.           CAPTIONS

                  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

                  12.06.           GOVERNING LAW

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

                  12.07.           PAYMENT OF FEES AND EXPENSES

                  Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein, except that printing and mailing expenses shall be shared equally between SNB and Park. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Park.

                  12.08.           AMENDMENT

                  From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; except that after the SNB Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

                  12.09.           WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  12.10.           DISCLOSURE SCHEDULES

                  In the event of any inconsistency between the statements in the body of this Agreement and those in the respective Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  12.11.           NO THIRD-PARTY RIGHTS

                  Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  12.12.           WAIVER OF JURY TRIAL

                  Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                  12.13.           SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Park National Corporation and SNB Corp. to be effective as of the date set forth in the first paragraph above.

ATTEST:                                PARK NATIONAL CORPORATION


/s/ Ronald W. McClurg                  By: /s/ C. Daniel DeLawder
    ----------------------                -------------------------------

                                       Name: C. Daniel DeLawder
                                            -----------------------------

                                       Title: President
                                             ----------------------------

ATTEST:                              SNB CORP.



/s/ Ronald W. McClurg                By: /s/ Fred C. Brumbaugh
    -------------------------           -----------------------------

                                     Name: Fred C. Brumbaugh
                                          ---------------------------

                                     Title: Chairman and President
                                           --------------------------

                            Exhibit and Schedule to
                         Agreement and Plan of Merger,
                         dated as of December 17, 1999,
                                    between
                         Park National Corporation and
                                   SNB Corp.


1.   Exhibit A - Form of SNB Affiliate Agreement.

2.   Disclosure Schedule.

                                                                    Appendix A-2


                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER,
                           DATED AS OF MARCH 3, 2000,
                       BETWEEN PARK NATIONAL CORPORATION
                                 AND SNB CORP.

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


                  This Amendment to Agreement and Plan of Merger (the "Amendment"), dated as of March 3, 2000, is made and entered into by and between Park National Corporation, an Ohio corporation ("Park"), and SNB Corp., an Ohio corporation ("SNB").

                                   WITNESSETH:

                  WHEREAS, Park and SNB have entered into an Agreement and Plan of Merger, dated as of December 17, 1999 (the "Agreement"); and

                  WHEREAS, Section 2.01(b)(i) of the Agreement sets forth the Exchange Ratio with respect to the Merger, the method of computation of the Exchange Ratio stating that it will equal a number rounded to the nearest hundredth; and

                  WHEREAS, Park and SNB desire to amend the Agreement so that the Exchange Ratio is not rounded allowing a more precise calculation;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, Park and SNB agree as follows:

                  1. DEFINITIONS. The capitalized terms used herein that are defined in the Agreement and not otherwise defined herein shall, when used herein, have the meaning ascribed to them in the Agreement.

                  2. AMENDMENT OF SECTION 2.01(b)(i) OF AGREEMENT. Section 2.01(b)(i) of the Agreement is hereby amended by deleting the same in its entirety and substituting therefor the following:

                     (b)      Exchange Ratio.

                              (i) The Exchange Ratio shall be equal to:

                                           835,500 (THE "MERGER SHARES")
                                  ----------------------------------------------
                                     Total SNB Shares Outstanding or Subject
                                  to Options (as defined in Section 2.01(b)(ii))

                  3. MISCELLANEOUS.

                                    (a) This Amendment may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                                    (b) This Amendment shall be construed in
accordance with and governed by the laws of the State of Ohio.

                                    (c) Except as expressly provided for in this
Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers, to be effective as of the date first written above.



                                      PARK NATIONAL CORPORATION

                                      By: /s/ John W. Kozak
                                         --------------------------------

                                      Printed Name: John W. Kozak
                                                   ----------------------

                                      Title: Chief Financial Officer
                                            -----------------------------

                                      SNB CORP.

                                      By: /s/ Fred C. Brumbaugh
                                         --------------------------------

                                      Printed Name: Fred C. Brumbaugh
                                                   ----------------------

                                      Title: Chairman & President
                                            -----------------------------

                                                                      APPENDIX B


                        Annual Report to Shareholders for
                       Fiscal Year Ended December 31,1999


It's getting harder to read stockholders' letters these days. To read and make sense of them, that is. It used to be that if the letter opened by saying, "Last year was a year of rebuilding..." or, "Your management team spent this past year aggressively re-engineering your company to position it to meet the challenges of the future..." or something like that, then you knew immediately that earnings were down. But, if the letter began: "This was a year of record earnings..." then you might safely assume that something good had happened. Not so any more. Nowadays, you have to read further; and then be on your guard. The more gobbledygook you run into, the more likely it is that things didn't go well last year.

For instance, a letter might begin something like this:

    We just had a record year -- even though the figures the accountants prepare for this report don't show it. It's true that the figure reported as "net income" is down, but that doesn't give a fair picture of the progress we've made. There were a number of NON-RECURRING items that distorted the real results -- the results from CONTINUING OPERATIONS (or ONGOING OPERATIONS). Although we had to charge off a bunch of bad loans, that's certainly not going to happen every year. Another ONE-TIME EVENT was the visit from the tax folks when they insisted that we pay some back taxes that got overlooked inadvertently. And, of course, we took a RESTRUCTURING CHARGE against income to account for the overpayment for several of last year's acquisitions. Except for these and a few other minor reporting problems, last year was a record year.

This, of course, is an exaggeration. Perhaps not as much of an exaggeration as you might imagine. A stockholders' letter should enlighten, not confuse. It should do more than just reiterate the numbers. They all appear elsewhere in the report. Rather, the letter should help the reader who is not trained in accounting and finance to understand what happened to the company and what that means.

Well, with all that as a preamble, what we want to report to you is that 1999 was a good year for Park National Corporation. And what that means in financial terms is that earnings (any way you care to measure them) were up and that, when compared with our peers, Park National looked very good indeed. Specifically, net income totaled $45.7 million last year versus $41.6 million the year before, an increase of 10.0 percent. On a per share basis the increase was somewhat greater, 10.7 percent. The reason for the difference is that we (the corporation) purchased some of our own shares last year so that there were fewer outstanding at the end of the year than at the beginning. An incidental result of these purchases is that each of us who did not sell now has a larger proportionate ownership of the place -- not much larger, but a little.

Now, before leaving off talking about earnings, we must, with apologies, introduce some gobbledygook. You will notice several places in this report that per share net income is reported as $4.67 in 1999 and $4.22 in 1998. If by chance you should look back at last year's report, you would see that we told you then that we had earned $4.43 (not $4.22). What gives? This year's earnings, indeed all this year's per share data have been adjusted for the 5 percent stock dividend paid in December.

Cash dividends paid in 1999 were up sharply. They increased 25 percent.

In terms of total resources, the corporation grew by 7 percent last year. However, this growth was not balanced. In its simplest terms, our business can be described as receiving deposits and making loans. In other words, the deposits entrusted to us fund the loans we make in our communities. For some years now our loans have been growing faster than our deposits. Last year while deposits grew less than 4 percent, loans increased almost 12 percent. Our situation is not unique. Most banks face the same challenge. Regardless, we have to figure out how to resolve this situation for ourselves. It doesn't do much good to excuse ourselves by saying that many other banks are in the same boat, if the boat is taking on water. During this current year we are making a particular effort to balance our growth by placing more attention on attracting deposits. We probably won't achieve parity this year but we intend to move in that direction.

There are three ratios that we follow closely in trying to measure our performance:

- The first is Return on Equity. Equity represents the stockholders' ownership, and return is the earnings we produce. Therefore, when the earnings are expressed as a percentage of the ownership, or your investment in the company, the resulting ratio provides an indication of how effectively your investment is being managed. Our return on equity has consistently been in the top 10 percent of banks our size across the country. It increased in 1999 to 19.43 percent.

- Another measure of the efficiency of management in profitably employing resources is Return on Assets. Here the denominator is the total assets of the institution and the numerator the earnings. The best banks earn in excess of
  1.5 percent on assets. In 1999 the return on assets of Park National Corporation was 1.82 percent, up slightly from 1.78 percent the year before. This ratio will not increase each year. We will be very satisfied if we can maintain it near this level.

- Finally, we look carefully at our Efficiency Ratio. This is a measure of expense control and, as you might therefore imagine, less is better. For the industry, the efficiency ratio ranges all over the place -- from perhaps 40 to 70 percent. Ours was 46.39 percent in 1999, down from 48.01 percent in 1998. That's pretty good, but we would like it to be better.

A number of significant things happened last year, and while it isn't practical to describe each of them, we want to mention a few. Certainly the most newsworthy were the announcements in December of our agreements to acquire the United Bank in Bucyrus and the Second National Bank in Greenville. We should have known that, after spending a good bit of space in last year's letter explaining why we were not active in the mergers and acquisition arena, we would land two this year.

The Bucyrus bank is easily understood. It fits the profile of our other affiliates as a first-rate county seat bank located adjacent to a county where we are already doing business. The Greenville bank, on the other hand, is located in the far western part of Ohio, well away from any market we now serve. Aside from the geography, however, the Second National Bank has everything we are looking for. The bank is well run by a management team whose banking philosophy closely parallels our own.

Both of these new affiliates present us with significant and exciting new opportunities. For business relationships to be successful in the long run, it is necessary for all parties to benefit. The opportunities we envision fit this pattern. Our experience has been that we can learn a great deal from the banks with which we affiliate and they in turn can learn from us. We already have in place, transition teams with members from the new banks working with people from our other affiliates. Theirs is a major job, but we believe it is time well spent in order to achieve a smooth merger that is transparent to the customers of our new banks and relatively stress free for our new associates.

We anticipate that both the United Bank and the Second National Bank will be able to offer new products and services to their customers as a result of their affiliation with Park National Corporation. For example, neither bank has a trust department. We will develop trust services in these new markets. Trust business is important to all our banks; we surpassed $1.7 billion in trust assets managed at year-end.

We hope to complete these two mergers early in the second quarter of 2000.

There are two things left to be said about Y2K. The first is that it came off without a hitch, thanks to the dedication and hard work of lots of people from all of our affiliate banks as well as our data processing unit, Consolidated Computer Center, all led by Dave Bowers. The second is that we may never mention it again.

Several new initiatives have been launched in recent years, and by and large they are doing very well. The folks at Scope Leasing, our aircraft leasing and finance subsidiary, have done an extraordinary job. Scope's receivables passed $55 million in 1999.

In 1998 we entered the municipal finance business and this year founded a consumer finance company. Both are off to a good start.

To remain competitive we continue to invest significantly in technology. Last year we spent a lot to upgrade over 200 personal computers and 40 file servers plus for updates to our mainframe and its software. In addition, we invested an untold number of hours of staff time over several years in the development of a tool that provides commercial customers with complete access to their accounts from computers in their offices. Currently we are preparing to introduce Internet banking. It should be ready in a few months.

Last year we talked about the transfer of leadership throughout the company. Another step in this process occurred in 1999. Tim Lehman moved from the management of the audit function for the corporation to replace Bill Jilek as CEO of the Richland Bank. Bill was responsible for the management of the Richland Bank for 22 years during which time it was owned by three different bank holding companies. Bill served several masters with loyalty and grace. He provided leadership not only to the bank but also to the entire Richland County community.

Looking forward, we see great opportunities. We intend to focus this year on the fundamentals of our business, on blocking and tackling as it were. As stated above, we are anxious to expand our deposit base. We want to continue to grow our portfolio of good loans, and to search out new opportunities in each of the markets we serve. Delivering the highest level of quality service to our customers will continue to distinguish each of our banks. While such a goal is not easily achieved, and never achieved completely, we intend to help our associates understand how we are different and why that difference is so important to our continuing success.

We thank you all for your support. As we have said often in the past, there is no better way to lend support to the bank you own than to do business (as much as possible) with it.

                            /s/ William T. McConnell
                              WILLIAM T. MCCONNELL
                                    Chairman


                             /s/ C. Daniel DeLawder
                               C. DANIEL DELAWDER
                                    President

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, and the Corporation's ability to execute its business plans. Although Park believes that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. The Corporation does not undertake any obligation to publicly update any forward-looking statement.


OVERVIEW
Net income for 1999 was $45.7 million, the highest in Park's thirteen year history as a bank holding company. This represents a 10.0% increase over net income of $41.6 million for 1998. Net income per share was $4.67 for 1999, up by 10.7% over the $4.22 net income per share for 1998. Net income has increased at an annual compound growth rate of 12.7% over the last five years, and net income per share has grown at an annual compound growth rate of 13.0% over the same period.

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional common shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

Effective with the fourth quarter of 1999, the quarterly cash dividend on common stock was increased to $.65 per share. The new annualized cash dividend of $2.60 per share is 13.8% greater than the cash dividend paid in 1999. The Corporation has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 20.4%.

Park's business strategy is geared toward maximizing the return to stockholders. The Corporation's common stock value has appreciated 21.6% annually on a compounded, total return basis for the last five years and 24.8% annually for the past ten years. The December 31, 1999 value of a $1,000 investment on December 31, 1994 and a $1,000 investment on December 31, 1989 would be $2,663 and $9,164, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.

On May 5, 1997, Park merged with First-Knox Banc Corp. ("First-Knox"), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued 2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of Park have been restated to show Park and First-Knox on a combined basis.


PENDING ACQUISITIONS
On December 14, 1999, Park entered into an Agreement and Plan of Merger with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, Park entered into an Agreement and Plan of Merger with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.


ABOUT OUR BUSINESS
Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, the Corporation attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed the Corporation to achieve solid financial results even in periods where there have been weak economic conditions.

The Corporation has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. The Corporation and its subsidiaries operate fifty-nine full- service offices and a network of sixty-five automatic teller machines in fifteen central and southern Ohio counties.

A table of financial data of the Corporation's affiliates for 1999, 1998, and 1997 is shown below. See Footnote 19 to the financial statements for additional financial information on the Corporation's affiliates.

          TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

-----------------------------------------------------------------------------------------------
                                  1999                    1998                     1997
                            Average     Net        Average       Net       Average        Net
(In thousands)              Assets     Income      Assets       Income     Assets       Income
-----------------------------------------------------------------------------------------------
  Park National Bank:
   Park National
   Division                $  883,680   $20,411   $  812,688    $18,333    $ 716,356    $20,013

   Fairfield National
   Division                   281,893     4,209      263,729      4,254       202,681     3,893

  Richland Trust Company      415,528     5,085      405,646      5,006       385,469     5,195

  Century National Bank       388,616     5,688      359,774      6,332       348,861     5,805

  First-Knox National Bank:
   First-Knox National
   Division                   509,143     8,765      477,663      7,541       502,723     2,516

   Farmers and Savings
   National Division           63,160       903       62,955        960        60,189       512

  Parent Company,
   including consolidating
   entries                    (24,530)      686      (46,972)      (854)        3,303      (241)
------------------------------------------------------------------------------------------------
  Consolidated
  Totals                   $2,517,490   $45,747   $2,335,483    $41,572    $2,219,582   $37,693
------------------------------------------------------------------------------------------------

RETURN ON EQUITY
The Corporation's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $1 billion and $3 billion in assets. At year-end 1999, there were approximately 155 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 19.43%, 18.35% and 18.21% in 1999, 1998, and 1997, respectively. In the past five years, the Corporation's ROE exceeded the mean and median return of the peer group by a substantial margin. Park's return on equity ratio has averaged 17.88% over the past five years.


[GRAPH]
HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

                 1995      1996      1997      1998     1999

Park            16.52%    16.88%    18.21%    18.35%    19.43%
Peer Mean       12.58%    13.55%    14.19%    13.63%    13.84%*

                                                *as of 09/30/99


BALANCE SHEET COMPOSITION
Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS
DEPOSITS: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which have been less than 16% of total deposits for each of the last three years. In 1999, year-end total deposits increased by $75 million or 3.9% compared to an increase of $85 million or 4.6% for 1998. Approximately $15 million of the 1999 increase resulted from the purchase of a bank branch office in Utica, Ohio in September 1999.

Increases in noninterest bearing deposits were experienced in all three years, primarily from commercial and public fund depositors.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 1999 were:


TABLE 2 - OVER $100,000 MATURITY SCHEDULE
-----------------------------------------------------------
   DECEMBER 31, 1999                      TIME CERTIFICATES
   (IN THOUSANDS)                             OF DEPOSIT
-----------------------------------------------------------

  3 months or less                            $171,423

  Over 3 months through 6 months                52,872

  Over 6 months through 12 months               53,431

  Over 12 months                                35,485

------------------------------------------------------------
    Total                                     $313,211
------------------------------------------------------------


SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 4.61%, 4.77% and 4.76% for 1999, 1998 and 1997, respectively. By comparison, the average federal funds rate was 4.97%, 5.35% and 5.46% for 1999, 1998 and 1997, respectively. In 1999, average short-term borrowings were $295 million compared to $190 million in 1998 and $163 million in 1997. The increase in average short-term borrowings in 1999 and 1998 was needed to help fund the increase in the average balance of loans and investments and to repay long-term debt. Average short-term borrowings were less than 12% of average assets in all years.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. These borrowings were reduced in 1999, 1998 and late 1997 as more attractive rates were available in short-term markets.

STOCKHOLDERS' EQUITY: The ratio of average stockholders' equity to average total assets was 9.35% in 1999, 9.70% in 1998 and 9.33% in 1997.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, as accumulated other income which is part of the Corporation's equity. While the effects of this accounting is not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, was $(7.5), $7.5, and $7.0 million at year-end 1999, 1998 and 1997, respectively.

INVESTMENT OF FUNDS
LOANS: Average loans, net of unearned income, were $1,715 million in 1999 compared to $1,601 million in 1998 and $1,528 million in 1997. The average yield on loans was 8.85% in 1999 compared to 9.25% in 1998 and 9.36% in 1997. The average prime lending rate in 1999 was 7.99% compared to 8.35% in 1998 and 8.44% in 1997. Approximately 66% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $192 million or 11.7% in 1999 and by $50 million or 3.1% in 1998. Consumer loans increased by $76 million or 22.7% to $408 million at year-end 1999 compared to an increase of $19 million or 6.0% for 1998. Total lease outstandings increased by $57 million or 93.4% to $117 million at year-end 1999 compared to an increase of $26 million or 73.1% for 1998. These large increases in 1999 were primarily due to strong demand for automobile loans and leases. As a percentage of assets, year-end loan balances were 69.6%, 66.7% and 69.6% in 1999, 1998 and 1997, respectively.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE
--------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)    1999         1998         1997         1996         1995
--------------------------------------------------------------------------------

  Commercial,
   financial and
   agriculture    $  236,718   $  217,504   $  212,970   $  224,912   $  211,535

  Real estate -
   construction       72,968       70,998       65,548       70,359       52,084

  Real estate -
   residential       693,930      679,239      708,768      617,018      585,739

  Real estate -
   commercial        305,193      280,789      256,074      215,372      200,675

  Consumer, net      407,849      332,320      313,517      320,831      282,618

  Leases, net        117,290       60,662       35,050       23,532       22,717

--------------------------------------------------------------------------------
    Total Loans   $1,833,948   $1,641,512   $1,591,927   $1,472,024   $1,355,368
--------------------------------------------------------------------------------


TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION
----------------------------------------------------------------------------

                                             OVER ONE      OVER
   DECEMBER 31, 1999             ONE YEAR    THROUGH       FIVE
   (IN THOUSANDS)                OR LESS    FIVE YEARS     YEARS     TOTAL
----------------------------------------------------------------------------

  Commercial, financial and
   agriculture                    $95,142    $65,996     $ 75,580   $236,718

  Real estate - construction       34,010      4,597       34,361     72,968

----------------------------------------------------------------------------
   Total                         $129,152    $70,593     $109,941   $309,686
----------------------------------------------------------------------------

  Total of these selected loans
    due after one year with:
     Fixed interest rate                                            $ 52,972

     Floating interest rate                                         $127,562
----------------------------------------------------------------------------


INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 99% of its securities as available-for-sale -- see Footnote 4 to the financial statements. These securities are carried on the books at the estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as comprehensive other income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield from the investment portfolio. Park realized security losses of $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. Interest rates on U.S. Treasury securities with a five year maturity increased to 6.36% at December 31, 1999 compared to 4.56% at December 31, 1998. This increase in interest rates provided the Corporation with an opportunity to realize security losses and reinvest at higher interest rates. The Corporation's strategy has generally been to reinvest the proceeds from the sale of securities at a loss into higher yielding securities with modest extension of maturities.

The average yield on taxable investment securities was 6.61%, 6.91%, and 7.00% for 1999, 1998, and 1997, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 5.1 years at year-end 1999 compared to 2.7 years at year-end 1998 and 3.1 years at year-end 1997. The extension of the average maturity of the investment portfolio in 1999 was primarily due to callable U.S. Agency securities of approximately $200 million being priced to their maturity of 7.5 years compared to their first call date in
2.5 years. If interest rates were to decline in 2000, the average maturity of the taxable portfolio could shorten by two years.

The Corporation's tax-exempt securities portfolio was approximately 16% of the total securities portfolio at year-end 1999 compared to 17% at year-end 1998 and 16% at year-end 1997. The average tax-equivalent yield on tax-exempt securities was 7.25%, 7.33% and 7.82% for 1999, 1998 and 1997, respectively. The average maturity of the tax-exempt portfolio was 7.9 years at year-end 1999 compared to
6.7 years at year-end 1998 and 7.1 years at year-end 1997.

Total year-end investment securities decreased by $29 million or 4.5% in 1999 compared to an increase of $112 million or 20.7% in 1998. Year-end 1999 loan totals increased by $192 million or 11.7% compared to an increase of $50 million or 3.1% in 1998. The investment security portfolio was reduced in 1999 to help fund the faster growth in the loan portfolio.

The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES
-------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)                                     1999      1998      1997
-------------------------------------------------------------------------------

  Obligations of U.S. Treasury and other
    U.S. Government agencies                        $201,527  $175,530  $159,248

  Obligations of states and political subdivisions   102,333   110,616    87,367

  U.S. Government asset-backed securities
    and other asset-backed securities                295,279   344,936   274,234

  Other securities                                    24,191    21,385    19,881

--------------------------------------------------------------------------------
    Total                                           $623,330  $652,467  $540,730
--------------------------------------------------------------------------------


EARNING RESULTS
The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $8.2 million or 7.6% to $115.9 million for 1999 compared to an increase of $4.4 million or 4.3% to $107.7 million for 1998. The net yield on interest earning assets was stable at 5.04% for 1999 compared to 5.05% for 1998 and 1997. Similarly, the net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities was within the narrow range of 4.36% to 4.42% for all three years. The increase in net interest income for both 1999 and 1998 was primarily due to the growth in average interest earning assets.

The yield on average interest earning assets was 8.26% in 1999 compared to 8.65% in 1998 and 8.75% in 1997. The average prime lending rate was approximately 7.99% for 1999 compared to 8.35% for 1998 and 8.44% for 1997. Market interest rates increased during the fourth quarter of 1999 and the prime lending rate increased to 8.50% at year-end 1999. About one-third of the Corporation's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to increase in 2000. Average interest earning assets increased by $181 million or 8.3% to $2,359 million in 1999 compared to an increase of $94 million or 4.5% to $2,179 million in 1998.

The average rate paid on average interest bearing liabilities was 3.84% in 1999 compared to 4.29% in 1998 and 4.38% in 1997. The average rate paid on deposits was 3.70% for 1999 compared to 4.22% for 1998 and 4.28% for 1997. The Corporation increased certain deposit rates during the fourth quarter of 1999 as a result of the increase in market interest rates. The average rate paid on deposits is expected to increase in 2000 and offset the expected increase in the average yield on interest earning assets. Average interest bearing liabilities increased by $155 million or 8.5% to $1,981 million in 1999 compared to an increase of $65 million or 3.7% to $1,825 million in 1998. Average interest bearing deposits as a percentage of average interest bearing liabilities were 85.0% in 1999, 88.8% in 1998, and 88.1% in 1997.

TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                       1999                          1998                           1997
   (DOLLARS IN THOUSANDS)                   DAILY              AVERAGE    DAILY                AVERAGE   DAILY              AVERAGE
                                           AVERAGE  INTEREST     RATE    AVERAGE  INTEREST      RATE    AVERAGE  INTEREST    RATE
-----------------------------------------------------------------------------------------------------------------------------------

  ASSETS
  INTEREST EARNING ASSETS:
   Loans (1) (2)                        $1,715,050  $151,718     8.85% $1,600,510 $148,085      9.25% $1,527,694 $142,934     9.36%

   Taxable investment securities           539,722    35,675     6.61%    481,867   33,290      6.91%    474,707   33,229     7.00%

   Tax-exempt investment securities (3)    103,927     7,536     7.25%     93,472    6,850      7.33%     73,613    5,757     7.82%

   Federal funds sold                          490        30     6.12%      2,678      152      5.68%      8,132      460     5.66%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EARNING ASSETS       2,359,189   194,959     8.26%  2,178,527  188,377      8.65%  2,084,146  182,380     8.75%
-----------------------------------------------------------------------------------------------------------------------------------

  NONINTEREST EARNING ASSETS:
   Allowance for possible loan losses      (40,081)                       (37,643)                       (34,346)

   Cash and due from banks                  86,899                         79,149                         71,244

   Premises and equipment, net              26,534                         27,563                         27,361

   Other assets                             84,950                         87,887                         71,177

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,491                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST BEARING LIABILITIES:
   Transaction accounts                $   391,994   $ 7,196     1.84% $  366,890 $  8,438      2.30% $  364,776 $  8,926     2.45%

   Savings deposits                        284,295     5,685     2.00%    281,106    7,557      2.69%    278,371    7,823     2.81%

   Time deposits                         1,007,730    49,503     4.91%    972,163   52,346      5.38%    907,718   49,699     5.48%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING DEPOSITS     1,684,019    62,384     3.70%  1,620,159   68,341      4.22%  1,550,865   66,448      4.28%
-----------------------------------------------------------------------------------------------------------------------------------

   Short-term borrowings                   295,309    13,601     4.61%    190,175    9,079      4.77%    162,626    7,738      4.76%

   Long-term debt                            1,254        78     6.22%     15,099      875      5.80%     46,652    2,846      6.10%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING LIABILITIES  1,980,582    76,063     3.84%  1,825,433   78,295      4.29%  1,760,143   77,032      4.38%
-----------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST BEARING LIABILITIES:
   Demand deposits                         277,452                        256,817                        228,598

   Other                                    23,989                         26,632                         23,842

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST BEARING LIABILITIES 301,441                        283,449                        252,440
-----------------------------------------------------------------------------------------------------------------------------------

   Stockholders' equity                    235,466                        226,601                        206,999

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,489                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest earnings                             $118,896                       $110,082                      $105,348

  Net interest spread                                            4.42%                          4.36%                          4.37%

  Net yield on interest earning assets                           5.04%                          5.05%                          5.05%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Loan income includes net fee loan income/(expense) of $(53) in 1999, $1,210 in 1998 and $1,448 in 1997. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $826 in 1999, $453 in 1998 and $434 in 1997.

(2) For purposes of this computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $2,213 in 1999, $1,978 in 1998 and $1,658 in 1997.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

------------------------------------------------------------------------------------------------------
                              Change from 1998 to 1999              Change from 1997 to 1998
   (In thousands)             Volume        Rate         Total      Volume         Rate        Total
------------------------------------------------------------------------------------------------------
  Increase (decrease) in:
   Interest income:
------------------------------------------------------------------------------------------------------
     TOTAL LOANS             $ 10,246     $ (6,613)    $  3,633     $  6,828     $ (1,677)    $  5,151
------------------------------------------------------------------------------------------------------

   Taxable investments          3,875       (1,490)       2,385          494         (433)          61

   Tax-exempt investments         761          (75)         686        1,472         (379)       1,093

   Federal funds sold            (133)          11         (122)        (309)           1         (308)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME     14,749       (8,167)       6,582        8,485       (2,488)       5,997
------------------------------------------------------------------------------------------------------

  Interest expense:
   Transaction accounts           544       (1,786)      (1,242)          52         (540)        (488)

   Savings accounts                85       (1,957)      (1,872)          75         (341)        (266)

   Time deposits                1,858       (4,701)      (2,843)       3,550         (903)       2,647

   Short-term borrowings        4,837         (315)       4,522        1,325           16        1,341

   Long-term debt                (855)          58         (797)      (1,837)        (134)      (1,971)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE     6,469       (8,701)      (2,232)       3,165       (1,902)       1,263
------------------------------------------------------------------------------------------------------
     NET VARIANCE            $  8,280     $    534     $  8,814     $  5,320     $   (586)    $  4,734
------------------------------------------------------------------------------------------------------

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $2.8 million or 11.8% to $26.7 million in 1999 and increased by $3.2 million or 15.3% to $23.9 million in 1998 compared to $20.7 million for 1997. Service charges on deposit accounts increased by $850,000 or 12.5% in 1999 and by $515,000 or 8.2% in 1998 due primarily to increases in the number of transaction accounts. Additionally, in 1999 there was a fee increase on transaction accounts which was implemented during the middle of the year.

The subcategory of "other" increased by $2.0 million or 29.4% in 1999 and increased by $1.2 million or 21.6% in 1998 due primarily to increased fees from check card and ATM products. The increased fee income is primarily due to an increase in the usage of these electronic cards and to a lesser extent fee increases.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other nonyield related loan fees in the subcategory other service income. For 1999, other service income decreased by $614,000 or 11.9% due primarily to the decrease in fixed rate mortgage loan volume compared to an increase of $1.6 million or 43.1% in 1998 due to a large increase in fixed rate mortgage loan production. Fixed rate mortgage loan volume is greatly dependent on the level of interest rates and the slope of the yield curve.

Income from fiduciary activities increased by $581,000 or 11.4% in 1999 due primarily to increases in assets under management for new trust department customers.

Losses on sale of securities were $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. The proceeds from the sales of securities in 1999 were generally invested in higher yielding, longer maturity securities to take advantage of an upward sloping yield curve. Lower overall interest rates and a flat yield curve prevented sales for losses and related reinvestments in 1998 and 1997. During 1999, 1998, and 1997, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $3.2 million or 5.0% to $67.5 million in 1999 and increased by $1.9 million or 3.0% to $64.3 million in 1998 compared to $62.4 million for 1997. An increase in total other expense of approximately $2.0 million in 1997 was due to one-time expenses related to the May 1997 merger with First-Knox. These expenses were absorbed by First-Knox in 1997.

Salaries and employee benefits increased by $3.2 million or 10.0% in 1999 compared to a decrease of $150,000 or .5% in 1998. Included in 1997, are one-time expenses related to the First-Knox merger of approximately $1.9 million for deferred employee payments, stock appreciation rights, and employee benefits expense. Exclusive of the $1.9 million one-time expense in 1997, salaries and employee benefits expense would have increased 5.8% in 1998. Full-time equivalent employees at year-end were 1,023 in 1999, 1,007 in 1998 and 978 in 1997.

Data processing fees increased by $642,000 or 14.2% in 1999 compared to a decrease of $788,000 or 14.9% in 1998. The decrease in data processing expense in 1998 was due to efficiencies achieved from converting First-Knox to Park's data processing system at the end of 1997. The increase in data processing expense in 1999 was due to an upgrade in the mainframe equipment and to additional expenses related to Year 2000 compliance.

Furniture and equipment expense decreased by $805,000 or 16.7% in 1999 compared to a large increase of $1.1 million or 30.6% in 1998. The increase in 1998 was primarily due to $1.0 million in increased depreciation expense on computer hardware and software as their estimated useful lives were shortened from five years to three years. Some of the older computer equipment was not Year 2000 compliant and accordingly was completely written-off in 1998. Exclusive of the $1.0 million one time expense in 1998, furniture and equipment expense would have increased 5.1% in 1999.

The subcategory "other expense" increased by $1.2 million or 25.3% in 1998. The large increase in 1998 was primarily due to an increase in depreciation expense from operating leases, in supplies expense, and Year 2000 compliance expense.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.0% in 1999, 31.3% in 1998 and 30.9% in 1997. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans.

CREDIT EXPERIENCE
PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions. In 1997, First-Knox absorbed an increase in the loan loss provision charged to earnings in order to bring its allowance for possible loan losses into alignment with other Corporation affiliates. The impact of this was partially offset by a reduced loan loss provision at Park National Division.

The allowance for possible loan losses at December 31, 1999 totaled $41.3 million and represented 2.25% of total loans outstanding at December 31, 1999 compared to $38.0 million or 2.31% of total loans outstanding at December 31, 1998 and $35.6 million or 2.24% of total loans outstanding at December 31, 1997. The provision for loan losses was $7.0 million for 1999 compared to $6.8 million for 1998 and $7.0 million for 1997. Net charge-offs were $3.7 million for 1999 compared to $4.4 million for 1998 and $3.8 million for 1997.

Management believes that the allowance for possible loan losses at year-end 1999 is adequate to absorb estimated credit losses in the loan portfolio. See Footnote 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

--------------------------------------------------------------------------------------------------------
   (IN THOUSANDS)                         1999         1998           1997           1996         1995
--------------------------------------------------------------------------------------------------------
  AVERAGE LOANS
   (NET OF UNEARNED
   INTEREST)                          $1,715,050    $1,600,510    $1,527,694    $1,379,973    $1,318,275

  ALLOWANCE FOR POSSIBLE LOAN LOSSES:
   Beginning Balance                  $   37,989    $   35,595    $   32,347    $   29,239    $   25,438

   CHARGE-OFFS:
     Commercial                            1,014           663         1,332           868           407
     Real estate                           1,827         1,569         1,265           185           471
     Consumer                              4,210         4,976         3,530         2,971         2,019
     Leases                                  263           184           144           414            55
--------------------------------------------------------------------------------------------------------
      TOTAL CHARGE-OFFS                    7,314         7,392         6,271         4,438         2,952
--------------------------------------------------------------------------------------------------------
   RECOVERIES:
     Commercial                              331           368           400           420           175
     Real estate                           1,471         1,008           696           365           171
     Consumer                              1,708         1,521         1,198         1,404         1,074
     Leases                                  112            91           226            63            85
--------------------------------------------------------------------------------------------------------
      TOTAL RECOVERIES                     3,622         2,988         2,520         2,252         1,505
--------------------------------------------------------------------------------------------------------
        NET CHARGE-OFFS                    3,692         4,404         3,751         2,186         1,447
--------------------------------------------------------------------------------------------------------
     Provision charged
     to earnings                           6,969         6,798         6,999         5,294         5,248
--------------------------------------------------------------------------------------------------------
   ENDING BALANCE                     $   41,266    $   37,989    $   35,595    $   32,347    $   29,239
--------------------------------------------------------------------------------------------------------
  RATIO OF NET CHARGE-OFFS
   TO AVERAGE LOANS                         0.22%         0.28%         0.25%         0.16%         0.11%

  RATIO OF ALLOWANCE FOR
   POSSIBLE LOAN LOSSES TO
   END OF YEAR LOANS, NET
   OF UNEARNED INTEREST                     2.25%         2.31%         2.24%         2.20%         2.16%
--------------------------------------------------------------------------------------------------------

The following table summarizes Park's allocation of the allowance for possible loan losses. However, the total allowance for possible loan losses is available to absorb losses from any segment of the loan portfolio.

TABLE 9 - ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

-----------------------------------------------------------------------------------------------------------------------------------
                    1999                    1998                     1997                   1996                        1995

DECEMBER 31,            PERCENT OF             PERCENT OF                PERCENT OF               PERCENT OF              PERCENT OF
(DOLLARS IN             LOANS PER              LOANS PER                 LOANS PER                LOANS PER               LOANS PER
THOUSANDS)   ALLOWANCE  CATEGORY    ALLOWANCE  CATEGORY      ALLOWANCE   CATEGORY     ALLOWANCE   CATEGORY     ALLOWANCE  CATEGORY
-----------------------------------------------------------------------------------------------------------------------------------

  Commercial  $10,379       12.91%     $10,332       13.25%   $10,116      13.38%       $ 8,996        15.28%    $ 8,779     15.61%

  Real estate  11,950       58.46%      11,775       62.81%    11,420      64.73%         9,902        61.32%      8,071     61.86%

  Consumer     15,127       22.24%      13,791       20.24%    12,541      19.69%        12,513        21.80%     11,474     20.85%

  Leases        3,810        6.39%       2,091        3.70%     1,518       2.20%           936         1.60%        915      1.68%

-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL      $41,266      100.00%     $37,989      100.00%   $35,595     100.00%       $32,347       100.00%    $29,239    100.00%
-----------------------------------------------------------------------------------------------------------------------------------

As of December 31, 1999, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

NON-PERFORMING ASSETS: Non-performing loans include: l) loans whose interest is accounted for on a non-accrual basis; 2) loans whose terms have been renegotiated; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------
   DECEMBER 31,
--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)           1999    1998    1997    1996     1995
--------------------------------------------------------------------------------
  Nonaccrual loans                 $2,638  $2,155  $2,060  $2,301  $2,425

  Renegotiated loans                  429     492   1,642   2,348   2,525

  Loans past due 90 days
   or more                          2,035   2,314   2,512   2,963   1,640
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     LOANS                          5,102   4,961   6,214   7,612   6,590
--------------------------------------------------------------------------------
  OTHER REAL ESTATE OWNED             558     238     300     329     183
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     ASSETS                        $5,660  $5,199  $6,514  $7,941  $6,773
--------------------------------------------------------------------------------
  PERCENTAGE OF
   NONPERFORMING LOANS
   TO LOANS, NET OF
   UNEARNED INTEREST                0.28%    0.30%   0.39%   0.52%   0.49%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO LOANS, NET
   UNEARNED INTEREST                0.31%    0.32%   0.41%   0.54%   0.50%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO TOTAL ASSETS                  0.22%   0.21%   0.28%   0.36%   0.34%
--------------------------------------------------------------------------------


Tax equivalent interest income from loans of $151.7 million for 1999 would have increased by $136,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 1999 in the approximate amount of $307,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $42.6 million of loans included on the Corporation's watch list of potential problem loans at December 31, 1999 compared to $36.2 million at year-end 1998 and $17.6 million at year-end 1997. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms and conditions for those loans identified for inclusion on the watch list.


YEAR 2000 UPDATE
The Corporation's operations achieved a successful transition to year 2000 (Y2K). No disruptions in services have been detected. All customer and internal systems including ATMs, audio response systems and other computer-dependent services are operating in a normal manner.

The costs incurred to address the Y2K issue in implementing the Corporation's year 2000 plan in 1997, 1998 and 1999 are not material to the Corporation's financial statements and do not impact the comparability of information.

Management believes the risk of continued exposure to date-related computer problems is low. During the testing process for Y2K all sensitive dates beyond December 31, 1999 were tested and it was determined that the systems are compliant.

The Corporation will continue to monitor its performance throughout year 2000 with regard to date-related computer problems.

CAPITAL RESOURCES
LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $3.9 million during 1999 to $104.2 million at year end. Cash provided by operating activities was $59.3 million in 1999, $42.8 million in 1998, and $44.8 million in 1997. Net income was the primary source of cash for operating activities during each year. Cash used in investing activities was $197.9 million in 1999, $166.1 million in 1998, and $93.4 million in 1997. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $195.1 million in 1999, $53.2 million in 1998, and $111.3 million in 1997. Cash of $2.6 million and $6.7 million was used in 1999 and 1997, respectively, to purchase branch offices and $11.6 million was used to acquire the related loans in 1997.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $2.7 million of cash in 1999, used $109.4 million of cash in 1998 and provided $38.9 million in 1997. Cash provided by financing activities was $142.5 million in 1999, $130.0 million in 1998, and $60.4 million in 1997. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $60.5 million in 1999, $84.8 million in 1998 and $42.4 million in 1997. The purchase of deposits with the branch offices in 1999 and 1997 provided cash of $14.9 million and $49.2 million, respectively.

Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $101.5 million in 1999 and $95.0 million in 1998 and $16.5 million in 1997. Cash was used to repay long-term debt of $8.4 million in 1999, $22.4 million in 1998 and $31.5 million in 1997.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,300 million or 52.9% of interest earning assets at year-end 1999. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

An asset/liability committee monitors and forecasts rate sensitive assets and liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk, based on interest rate projections.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 1999:

TABLE 11 - INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------
   (DOLLARS                0-3           3-12       1-3         3-5        OVER 5
    IN THOUSANDS)        MONTHS         MONTHS    YEARS        YEARS       YEARS       TOTAL
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVE ASSETS:
   Investment
     securities(1)   $    26,424    $  55,397    $ 192,649    $102,343    $246,517    $  623,330

   Loans(1)              524,926      693,096      343,496     179,938      92,492     1,833,948
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      EARNING
      ASSETS             551,350      748,493      536,145     282,281     339,009     2,457,278
------------------------------------------------------------------------------------------------
  INTEREST BEARING
   LIABILITIES:
   Interest Bearing
     Checking(2)          60,559           --      181,676          --          --       242,235

   Savings
     accounts(2)         137,687           --      137,687          --          --       275,374

   Money market
     checking            150,226           --           --          --          --       150,226

   Time deposits         372,437      408,659      224,546      48,384       2,568     1,056,594

   Other                   1,427           --           --          --          --         1,427
------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS      722,336      408,659      543,909      48,384       2,568     1,725,856
------------------------------------------------------------------------------------------------
   Short-term
     borrowings          348,199           --           --          --          --       348,199

   Long-term debt             --            2            4           5          65            76
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      BEARING
      LIABILITIES      1,070,535      408,661      543,913      48,389       2,633     2,074,131
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVITY GAP      (519,185)     339,832       (7,768)    233,892     336,376       383,147

  CUMULATIVE RATE
   SENSITIVITY GAP      (519,185)    (179,353)    (187,121)     46,771     383,147

  CUMULATIVE GAP AS
   A PERCENTAGE OF
   TOTAL INTEREST
   EARNING ASSETS         -21.13%       -7.30%       -7.61%       1.90%      15.59%
------------------------------------------------------------------------------------------------

(1)Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2)Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 7.30% to a negative 20.30%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 1999, the cumulative interest bearing liabilities maturing or repricing within twelve months were $1,479 million compared to the cumulative interest earning assets maturing or repricing within twelve months of $1,300 million. For the twelve months, rate sensitive liabilities exceed rate sensitive assets by $179 million or 7.3% of earning assets. This is expressed in the table as a negative number because cumulative rate sensitive liabilities within twelve months exceed cumulative rate sensitive assets within twelve months.

A negative twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would modestly decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve month interest rate sensitivity gap position at December 31, 1998 was a negative $148 million or 6.5% of interest earning assets compared to a negative $179 million or a negative 7.3% of interest earning assets at December 31, 1999. This change in the cumulative twelve month interest rate sensitivity gap of a negative $31 million was primarily due to an increase in short-term borrowings. The cumulative interest bearing liabilities maturing or repricing within one year as a percentage of total interest earning assets was 60.2% at December 31, 1999 compared to 58.1% at December 31, 1998.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management's projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income and net income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 1999, the earnings simulation model projected that net income would decrease by 1.6% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. At December 31, 1998, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year and at December 31, 1997, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 2.2% using a declining interest rate scenario over the next year. During the past two years, Park's balance sheet has become more liability sensitive with the result that rising interest rates are projected to slightly reduce net income.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 1999, the Corporation's equity capital was $239.6 million, an increase of 1.7% over the equity capital at December 31, 1998. Stockholders' equity at December 31, 1999 was 9.09% of total assets compared to 9.58% of total assets at December 31, 1998.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 1999. At year-end 1999, the Corporation had a risk-based capital ratio of 14.41% or capital above the minimum required by $114.7 million. The capital standard of tier l capital to risk-based assets is 4% at December 31, 1999. Tier l capital includes stockholders' equity net of goodwill and any other intangible assets. At year-end 1999, the Corporation had a tier l capital to risk-based assets ratio of 13.15% or capital above the minimum required by $163.6 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 1999, the Corporation had a leverage capital ratio of 9.05% or capital above the minimum required by $131.2 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 1999. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 1999:

TABLE 12 - CAPITAL RATIOS
--------------------------------------------------------------------------------
                                                          TIER 1        TOTAL
   DECEMBER 31, 1999                       LEVERAGE     RISK-BASED    RISK-BASED
--------------------------------------------------------------------------------
  Park National Bank                          6.30%         8.54%        10.93%

  Richland Trust Company                      6.01%        10.44%        11.70%

  Century National Bank                       5.97%        10.28%        11.54%

  First-Knox National Bank                    5.83%         8.28%        11.92%

  Park National Corporation                   9.05%        13.15%        14.41%

  Minimum Capital Ratio                       4.00%         4.00%         8.00%

  Well Capitalized Ratio                      5.00%         6.00%        10.00%
--------------------------------------------------------------------------------


[GRAPH]
RISK-BASED CAPITAL RATIOS (December 31, 1999)
--------------------------------------------------------------------------------

                             LEVERAGE            TIER 1          TOTAL
--------------------------------------------------------------------------------

Park                            9.05%            13.15%          14.41%

Well-Capitalized                5.00%             6.00%          10.00%

Regulatory Minimum              4.00%             4.00%           8.00%



[GRAPH]
AVERAGE STOCKHOLDERS' EQUITY (millions)

1999          1998         1997        1996          1995

$235.5       $226.6       $207.0      $187.8        $168.4


EFFECTS OF INFLATION: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and therefore, differ greatly from most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which does have an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is Park's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------
   DECEMBER 31,
   (DOLLARS IN THOUSANDS,            1999           1998           1997            1996            1995
   EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------
  RESULTS OF OPERATIONS:
   Interest income              $   191,920     $  185,946    $   180,288     $   163,193     $   150,288

   Interest expense                  76,063         78,295         77,032          69,155          64,347

   Net interest income              115,857        107,651        103,256          94,038          85,941

   Gain/(loss) on sale
     of securities                   (3,608)            97             (7)         (1,324)           (634)

   Noninterest income                26,696         23,872         20,708          17,984          16,683

   Noninterest expense               67,540         64,309         62,408          59,112          56,501

   Provision for loan losses          6,969          6,798          6,999           5,294           5,248

   Net income                        45,747         41,572         37,693          31,700          27,829

  PER SHARE:
   Net income - basic                  4.69           4.24           3.82            3.23            2.82

   Net income - diluted                4.67           4.22           3.81            3.22            2.81

   Cash dividends declared             2.36           1.94           1.60            1.38            1.19

  AVERAGE BALANCES:
   Loans                        $ 1,715,050     $1,600,510    $ 1,527,694     $ 1,379,973     $ 1,318,275

   Investment securities            643,649        575,339        548,320         472,107         421,089

   Money market instruments
     and other                          490          2,678          8,132          39,573          17,325

---------------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS         2,359,189      2,178,527      2,084,146       1,891,653       1,756,689
---------------------------------------------------------------------------------------------------------
   Noninterest bearing deposits     277,452        256,817        228,598         207,262         196,406

   Interest bearing deposits      1,684,019      1,620,159      1,550,865       1,420,919       1,317,325
---------------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS               1,961,471      1,876,976      1,779,463       1,628,181       1,513,731
---------------------------------------------------------------------------------------------------------
   Short-term borrowings            295,309        190,175        162,626         126,721         139,035

   Long-term debt                     1,254         15,099         46,652          46,497          33,413

   Stockholders' equity             235,466        226,601        206,999         187,755         168,432

   Total assets                   2,517,489      2,335,483      2,219,582       2,011,795       1,872,999

  RATIOS:
   Return on average assets            1.82%          1.78%          1.70%           1.58%           1.49%

   Return on average equity           19.43%         18.35%         18.21%          16.88%          16.52%

   Net interest margin(1)              5.04%          5.05%          5.05%           5.09%           5.02%

   Noninterest expense to
     net revenue(1)                   46.39%         48.01%         49.51%          52.34%          54.24%

   Dividend payout ratio              50.41%         45.84%         41.93%          40.66%          38.45%

   Average stockholders' equity
     to average total assets           9.35%          9.70%          9.33%           9.33%           8.99%

   Leveraged capital                   9.05%          9.06%          8.91%           8.73%           9.06%

   Tier 1 capital                     13.15%         13.64%         13.46%          13.16%          14.06%

   Risk-based capital                 14.41%         14.92%         14.72%          14.42%          15.30%
---------------------------------------------------------------------------------------------------------

(1)Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation and share and per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.











TABLE 14 - QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------
                                                      THREE MONTHS ENDED
   (DOLLARS IN THOUSANDS,          -------------------------------------------------------
   EXCEPT PER SHARE DATA)            MARCH 31        JUNE 30       SEPT. 30        DEC. 31
------------------------------------------------------------------------------------------
  1999:
   Interest income                $    46,241    $    46,884    $    48,329    $   50,466

   Interest expense                    18,343         18,145         19,226        20,349

   Net interest income                 27,898         28,739         29,103        30,117

   Provision for loan losses            1,545          2,009          1,555         1,860

   Loss on sale of securities              --           (255)          (707)       (2,646)

   Income before income taxes          16,524         16,872         16,687        14,353

   Net income                          11,598         12,003         11,800        10,346

   Per share data:
     Net income - basic                  1.19           1.23           1.21          1.06

     Net income - diluted                1.18           1.22           1.21          1.06

   Weighted-average common
     stock outstanding - basic      9,771,925      9,762,958      9,743,255     9,736,488

   Weighted-average common
     stock equivalent - diluted     9,810,600      9,796,100      9,780,011     9,786,099
-----------------------------------------------------------------------------------------
  1998:
   Interest income                $    45,560    $    46,450    $    46,939    $   46,997

   Interest expense                    19,235         19,604         20,089        19,367

   Net interest income                 26,325         26,846         26,850        27,630

   Provision for loan losses            1,674          1,674          1,674         1,776

   Gain on the sale of securities          97             --             --            --

   Income before income taxes          15,305         15,815         15,561        13,832

   Net income                          10,583         10,949         10,766         9,274

   Per share data:
     Net income - basic                  1.07           1.12           1.10          0.95

     Net income - diluted                1.07           1.11           1.10          0.94

   Weighted-average common
     stock outstanding - basic      9,856,259      9,820,318      9,782,803     9,770,947

   Weighted-average common
     stock equivalent - diluted     9,903,490      9,867,825      9,834,681     9,817,211
-----------------------------------------------------------------------------------------

Park's common stock (symbol:PRK) is traded on the American Stock Exchange
(AMEX). At December 31, 1999, the Corporation had 2,780 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 1999 and 1998, as reported by AMEX. The sales prices and dividends per share have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 15 - MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------
                                                                         CASH
                                                                       DIVIDEND
                                                            LAST       DECLARED
                                  HIGH           LOW        PRICE      PER SHARE
--------------------------------------------------------------------------------
  1999:
   First Quarter              $    99.05    $   87.33    $   91.42    $   0.57

   Second Quarter                  95.23        87.38        95.23        0.57

   Third Quarter                   96.19        90.72        96.19        0.57

   Fourth Quarter                 116.00        91.19        96.00        0.65
--------------------------------------------------------------------------------
  1998:
   First Quarter              $    90.47    $   80.95    $   90.47    $   0.46

   Second Quarter                  98.03        85.00        96.13        0.46

   Third Quarter                  102.14        90.00        99.05        0.46

   Fourth Quarter                 101.42        86.19        98.09        0.57
--------------------------------------------------------------------------------

                            STOCKHOLDERS INFORMATION

--------------------------------------------------------------------------------
STOCK LISTING:
      AMEX Symbol - PRK
      CUSIP #700658107


GENERAL STOCKHOLDER INQUIRIES:
      Park National Corporation
      David C. Bowers, Secretary
      50 North Third Street
      Post Office Box 3500
      Newark, Ohio 43058-3500
      740/349-3708


DIVIDEND REINVESTMENT PLAN:
      The Corporation offers a plan whereby participating stockholders can purchase additional shares of Park National Corporation common stock through automatic reinvestment of their regular quarterly cash dividends. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. Details of the Plan and an enrollment card can be obtained by contacting the Secretary as indicated above.


DIRECT DEPOSIT OF DIVIDENDS:
      The Corporation's stockholders may have their dividend payments directly deposited into their checking, savings or money market account. This direct deposit of dividends is free for all stockholders. If you have any questions or need an enrollment form, please contact the Corporation's Stock Transfer Agent and Registrar indicated below.


STOCK TRANSFER AGENT AND REGISTRAR:
      First-Knox National Bank
      P.O. Box 871
      One South Main Street
      Mount Vernon, Ohio 43050-0871
      800/837-5266


FORM 10-K:
      Copies of Park National Corporation's Form 10-K for 1999, including financial statements, may be obtained, without charge, by contacting the Secretary as indicated above.


INTERNET ADDRESS:
      www.parknationalcorp.com


E-MAIL:
      main@parknationalbank.com

                         REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Ernst & Young LLP




January 18, 2000

                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

                                     ASSETS
                                                                                        1999            1998
---------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                                        $   104,222         $100,291

   INVESTMENT SECURITIES:
     Securities available-for-sale, at fair value (amortized cost of $630,586 and
       $634,809 at December 31, 1999 and 1998, respectively)                          619,009          646,403

     Securities held-to-maturity, at amortized cost (fair value of $4,451 and
       $6,347 at December 31, 1999 and 1998, respectively)                              4,321            6,064
---------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENT SECURITIES                                                  623,330          652,467
---------------------------------------------------------------------------------------------------------------
   Loans                                                                            1,850,710        1,654,003
     Unearned loan interest                                                           (16,762)         (12,491)
---------------------------------------------------------------------------------------------------------------
         TOTAL LOANS                                                                1,833,948        1,641,512
---------------------------------------------------------------------------------------------------------------
     Allowance for possible loan losses                                               (41,266)         (37,989)
---------------------------------------------------------------------------------------------------------------
         NET LOANS                                                                  1,792,682        1,603,523
---------------------------------------------------------------------------------------------------------------
   OTHER ASSETS:
     Premises and equipment, net                                                       26,542           26,755
     Accrued interest receivable                                                       14,226           14,356
     Other                                                                             73,335           63,387
---------------------------------------------------------------------------------------------------------------
         TOTAL OTHER ASSETS                                                           114,103          104,498
---------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                                            $2,634,337       $2,460,779
---------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                          CONSOLIDATED BALANCE SHEETS               (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

---------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                             1999           1998
---------------------------------------------------------------------------------------------------
   DEPOSITS:
     Noninterest bearing                                                 $   289,291    $   285,574
     Interest bearing                                                      1,725,856      1,654,204
---------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                                      2,015,147      1,939,778
---------------------------------------------------------------------------------------------------
   BORROWINGS:
     Short-term borrowings                                                   348,199        246,659
     Long-term debt                                                               76          8,430
   OTHER LIABILITIES:
     Accrued interest payable                                                  7,447          6,938
     Other                                                                    23,888         23,284
---------------------------------------------------------------------------------------------------
       TOTAL OTHER LIABILITIES                                                31,335         30,222
---------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                 2,394,757      2,225,089
---------------------------------------------------------------------------------------------------

   STOCKHOLDERS' EQUITY:
     Common stock, no par value (20,000,000 shares authorized;
       10,031,135 shares issued in 1999 and 10,031,077 issued in 1998)        68,383         68,398
     Accumulated other comprehensive income, net                              (7,525)         7,536
     Retained earnings                                                       199,736        177,050
     Less: Treasury stock (291,301 shares in 1999 and
       257,765 shares in 1998)                                               (21,014)       (17,294)
---------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                          239,580        235,690
---------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 2,634,337    $ 2,460,779
---------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------
                                                                      1999                     1998                    1997
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST INCOME:
     Interest and fees on loans                                      $150,892                 $147,632                 $142,500
     Interest and dividends on:
       Obligations of U.S. Government, its agencies
         and other securities                                          35,675                   33,290                   33,229
       Obligations of states and political subdivisions                 5,323                    4,872                    4,099
     Other interest income                                                 30                      152                      460
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                          191,920                  185,946                  180,288
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE:
     Interest on deposits:
       Demand and savings deposits                                     12,881                   15,995                   16,749
       Time deposits                                                   49,503                   52,346                   49,699
     Interest on short-term borrowings                                 13,601                    9,079                    7,738
     Interest on long-term debt                                            78                      875                    2,846
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                          76,063                   78,295                   77,032
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                          115,857                  107,651                  103,256
-------------------------------------------------------------------------------------------------------------------------------
   Provision for loan losses                                            6,969                    6,798                    6,999
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          108,888                  100,853                   96,257
-------------------------------------------------------------------------------------------------------------------------------
   OTHER INCOME:
     Income from fiduciary activities                                   5,662                    5,081                    5,192
     Service charges on deposit accounts                                7,673                    6,823                    6,308
     Gain/(loss) on sales of securities                                (3,608)                      97                       (7)
     Other service income                                               4,535                    5,149                    3,598
     Other                                                              8,826                    6,819                    5,610
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                           $  23,088                $  23,969                $  20,701
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME            (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------
                                                       1999      1998      1997
-------------------------------------------------------------------------------
  OTHER EXPENSE:
     Salaries and employee benefits                 $34,909   $31,738   $31,888
     Data processing fees                             5,160     4,518     5,306
     Fees and service charges                         3,666     3,344     3,732
     Net occupancy expense of bank premises           3,643     3,351     3,339
     Amortization of intangibles                      2,379     2,787     2,019
     Furniture and equipment expense                  4,002     4,807     3,680
     Insurance                                          747       786       774
     Marketing                                        2,306     2,247     2,182
     Postage and telephone                            3,183     3,007     2,747
     State taxes                                      1,747     1,729     1,957
     Other                                            5,798     5,995     4,784
-------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE                           67,540    64,309    62,408
-------------------------------------------------------------------------------
         INCOME BEFORE FEDERAL INCOME TAXES          64,436    60,513    54,550
  Federal income taxes                               18,689    18,941    16,857
-------------------------------------------------------------------------------
         NET INCOME                                 $45,747   $41,572   $37,693
-------------------------------------------------------------------------------

  EARNINGS PER SHARE:
         BASIC                                      $  4.69   $  4.24   $  3.82
         DILUTED                                    $  4.67   $  4.22   $  3.81
-------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     COMMON STOCK                 ACCUMULATED
                                                                 --------------------                OTHER
                                                                    SHARES              RETAINED COMPREHENSIVE  TREASURY
                                                                 OUTSTANDING  AMOUNT    EARNINGS     INCOME,    NETSTOCK    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, JANUARY 1, 1997                                      9,822,159   $ 64,611   $ 132,648   $  4,687   $ (2,985)  $ 198,961
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                     (101,557)        --          --         --     (6,249)     (6,249)
     Treasury stock reissued primarily for
       stock options exercised                                      28,647         --          --         --      1,522       1,522
     Shares issued for dividend reinvestment plan
       and stock options                                           113,337      2,325          --         --         --       2,325
     Cash payment for fractional shares in merger                     (630)       (40)         --         --         --         (40)
     Tax benefit from exercise of stock options                         --      1,379          --         --         --       1,379
     Net income                                                         --         --      37,693         --         --      37,693
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $1,256                                             2,332                  2,332
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                       2,332
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    40,025
       Cash dividends:
       Corporation at $1.60 per share                                   --         --     (14,905)        --         --     (14,905)
       Cash dividends declared at First-Knox, prior to merger           --         --        (901)        --         --        (901)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1997                                    9,861,956     68,275     154,535      7,019     (7,712)    222,117
-----------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                       (130,439)        --          --         --    (11,829)    (11,829)
     Treasury stock reissued primarily for
       stock options exercised                                      39,481         --          --         --      2,247       2,247
     Shares issued for stock options                                 2,314         81          --         --         --          81
     Tax benefit from exercise of stock options                         --         42          --         --         --          42
     Net income                                                         --         --      41,572         --         --      41,572
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $278                                                 517                    517
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                         517
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                      42,089
       Cash dividends:
       Corporation at $1.94 per share                                   --         --     (19,057)        --         --     (19,057)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1998                                    9,773,312   $ 68,398   $ 177,050   $  7,536   $(17,294)  $ 235,690
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                      (55,888)        --          --         --     (5,147)     (5,147)
     Treasury stock reissued primarily for
       stock options exercised                                      22,352         --          --         --      1,427       1,427
     Shares issued for stock options                                   652         22          --         --         --          22
     Tax benefit from exercise of stock options                         --         14          --         --         --          14
     Cash payment for fractional shares in 5% stock dividend          (594)       (51)                                          (51)
     Net income                                                         --         --      45,747         --         --      45,747
     Other comprehensive income, net of tax:
       Unrealized net holding loss on securities
         available-for-sale, net of income taxes of $(8,110)                                         (15,061)               (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                     (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    30,686
       Cash dividends:
       Corporation at $2.36 per share                                   --         --     (23,061)        --         --     (23,061)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1999                                    9,739,834   $ 68,383   $ 199,736   $ (7,525)  $(21,014)  $ 239,580
-----------------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands)

--------------------------------------------------------------------------------------------
                                                            1999         1998         1997
--------------------------------------------------------------------------------------------
   OPERATING ACTIVITIES:
     Net income                                          $  45,747    $  41,572    $  37,693
     Adjustments to reconcile net income to net cash
         provided by operating activities:
       Provision for loan losses                             6,969        6,798        6,999
       Amortization of loan costs and fees, net             (1,069)        (796)        (788)
       Provision for depreciation and amortization           3,541        4,491        3,273
       Amortization of the excess of cost over net assets
         of banks purchased                                  2,379        2,787        2,019
       Accretion of investment security discounts, net        (369)      (1,357)      (1,726)
       Deferred income taxes                                 4,806          829          139
       Realized investment security losses (gains)           3,608          (97)           7
       Changes in assets and liabilities:
         Increase in other assets                           (6,695)     (11,762)      (5,781)
         Increase in other liabilities                         367          338        2,949
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES        59,284       42,803       44,784
--------------------------------------------------------------------------------------------
   INVESTING ACTIVITIES:
     Proceeds from sales of available-for-sale securities  141,607       51,839       45,083
     Proceeds from maturities of securities:
       Held-to-maturity                                      1,743        1,727        2,973
       Available-for-sale                                  170,829      133,674      141,765
     Purchases of securities:
       Available-for-sale                                 (311,453)    (296,672)    (150,873)
     Net increase in loans                                (195,059)     (53,192)    (111,284)
     Purchase of loans                                          --           --      (11,582)
     Cash paid for branches                                 (2,587)          --       (6,748)
     Purchases of premises and equipment, net               (2,938)      (3,442)      (2,740)
--------------------------------------------------------------------------------------------
           NET CASH USED IN INVESTING ACTIVITIES          (197,858)    (166,066)     (93,406)
--------------------------------------------------------------------------------------------
   FINANCING ACTIVITIES:
     Purchase of deposits                                   14,887           --       49,192
     Net increase in deposits                               60,482       84,814       42,354
     Net increase in short-term borrowings                 101,540       95,035       16,513
     Cash payment for fractional shares of common stock        (51)          --          (40)
     Exercise of stock options                                  36          123        3,704
     Purchase of treasury stock, net                        (3,720)      (9,582)      (4,727)
     Repayment of long-term debt                            (8,354)     (22,438)     (31,507)
     Cash dividends paid                                   (22,315)     (17,983)     (15,047)
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES       142,505      129,969       60,442
--------------------------------------------------------------------------------------------
           INCREASE IN CASH AND CASH EQUIVALENTS             3,931        6,706       11,820
   Cash and cash equivalents at beginning of year          100,291       93,585       81,765
--------------------------------------------------------------------------------------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR      $ 104,222    $ 100,291    $  93,585
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Park National Corporation (the Corporation or Park) and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.

ORGANIZATION

The Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), and The First-Knox National Bank of Mount Vernon (FKNB), the Corporation is engaged in a general commercial banking and trust business, primarily in Central Ohio. A new wholly owned subsidiary of the Corporation, Guardian Finance Company (GFC), began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division (PND) headquartered in Newark, Ohio and the Fairfield National Division (FND) headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division (FKND) headquartered in Mount Vernon, Ohio and the Farmers and Savings Division (FSD) headquartered in Loudonville, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with current year presentation.

INVESTMENT SECURITIES

Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4).

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 1999 and 1998, the Corporation did not hold any trading securities.

Gains and losses realized on the sale of investment securities have been accounted for on the completed transaction method in the year of sale on an "identified certificate" basis.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever are the shorter periods. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized.

OTHER REAL ESTATE OWNED

Other real estate owned is recorded at the lower of cost or fair market value (which is not in excess of estimated net realizable value) and consists of property acquired through foreclosure, loans in judgment and subject to redemption, and real estate held for sale. Subsequent to acquisition, allowances for losses are established if carrying values exceed fair value less estimated costs to sell. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell), whereas costs relating to holding the properties are charged to expense.

INCOME RECOGNITION

Income earned by the Corporation and its subsidiaries is recognized principally on the accrual basis of accounting. Loan origination fees are amortized over the life of the loans using the interest method on a loan by loan basis, and origination costs are deferred and amortized if material. Certain fees, principally service, are recognized as income when billed or collected.

The Corporation's subsidiaries suspend the accrual of interest when, in management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on non-accrual, the Corporation's subsidiaries charge all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is that amount believed adequate to absorb estimated credit losses in the loan portfolio based on management's evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current and anticipated economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these and other pertinent factors.

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

LEASE FINANCING

Leases of equipment, automobiles, and aircraft to customers generally are direct leases in which the Corporation's subsidiaries have acquired the equipment, automobiles, or aircraft with no outside financing.

Such leases are accounted for as direct financing leases for financial reporting purposes. Under the direct financing method, a receivable is recorded for the total amount of the lease payments to be received.

Unearned lease income, representing the excess of the sum of the aggregate rentals of the equipment, automobiles or aircraft over its cost is included in income over the term of the lease under the interest method.

EXCESS OF COST OVER NET ASSETS OF BANKS PURCHASED

The excess of cost over net assets of the banks purchased is being amortized, principally on the straight-line method, over periods ranging from seven to fifteen years.

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

--------------------------------------------------------------------------------
   DECEMBER 31,                                     1999       1998       1997
   (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
  Interest paid on deposits and other borrowings   $75,554    $77,905    $77,105
--------------------------------------------------------------------------------
  Income taxes paid                                $17,947    $19,550    $14,104
--------------------------------------------------------------------------------

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK DIVIDEND

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

ACCOUNTING CHANGES

Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The statement requires the Corporation's unrealized gains or losses on securities available-for-sale, to be included in other comprehensive income. Since SFAS No. 130 only requires additional information, it had no impact on the Corporation's financial position or results of operations. Prior year financial statements have been reclassified to conform with the new requirements. Comprehensive income is presented in the Statements of Changes in Stockholders' Equity.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. Although the statement allows for early adoption in any quarterly period that began after June 1998, the Corporation has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The Corporation did not use any derivative instruments in 1999 and 1998 and as a result does not expect that adoption of this statement will have any impact on the Corporation's financial position, results of operations and cash flows.


2. ACQUISITIONS

On May 5, 1997, the Corporation merged with First-Knox Banc Corp.
(First-Knox), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately 2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of the Corporation have been restated to show Park and First-Knox on a combined basis.

On September 24, 1999, Park National Division acquired a branch office in Utica, Ohio from National City Bank. In addition to the fixed assets, the purchase included $15 million of deposits. The excess of the cost over net assets purchased was $2 million and is being amortized using the straight-line method over seven years.

On December 8, 1997, Fairfield National Division acquired three branch offices in Lancaster, Ohio from KeyBank National Association. In addition to the fixed assets, the purchase included $49 million of deposits and $12 million of loans. The excess of the cost over net assets purchased was $6 million and is being amortized using the straight-line method over seven years.

On December 14, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing customary of a transaction of this type. The UB merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing customary of a transaction of this type. The SNB merger is expected to be completed during the second quarter of 2000.

3. RESTRICTIONS ON CASH
   AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $20,487,000 and $16,851,000 at December 31, 1999 and 1998,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows (in thousands):


----------------------------------------------------------------------------------------
                                                       GROSS        GROSS
                                                     UNREALIZED   UNREALIZED
                                        AMORTIZED     HOLDING      HOLDING    ESTIMATED
   (IN THOUSANDS)                         COST         GAINS       LOSSES     FAIR VALUE
----------------------------------------------------------------------------------------
  1999:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $208,896     $     98     $  7,467     $201,527

     Obligations of states and
      political subdivisions              99,209          626        1,792       98,043

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      298,433          246        3,431      295,248

     Other equity securities              24,048          377          234       24,191
----------------------------------------------------------------------------------------
      TOTAL                             $630,586     $  1,347     $ 12,924     $619,009
----------------------------------------------------------------------------------------
  1999:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  4,290     $    131     $      2     $  4,419

     Other asset-backed securities            31            1            0           32
----------------------------------------------------------------------------------------
      TOTAL                             $  4,321     $    132     $      2     $  4,451
----------------------------------------------------------------------------------------
  1998:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $172,150     $  3,380     $     --     $175,530

     Obligations of states and
      political subdivisions             100,790        4,159           45      104,904

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      341,247        3,574          237      344,584

     Other equity securities              20,622          763           --       21,385
----------------------------------------------------------------------------------------
      TOTAL                             $634,809     $ 11,876     $    282     $646,403
----------------------------------------------------------------------------------------
  1998:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  5,712     $    283     $      3     $  5,992

     Other asset-backed securities           352            3           --          355
----------------------------------------------------------------------------------------
      TOTAL                             $  6,064     $    286     $      3     $  6,347
----------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 1999 are shown below (in thousands) by contractual maturity except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.


-----------------------------------------------------------------------------------------
                                                  UNREALIZED     WEIGHTED
                                       AMORTIZED  ESTIMATED      AVERAGE          AVERAGE
   (DOLLARS IN THOUSANDS)                COST     FAIR VALUE     MATURITY          YIELD
-----------------------------------------------------------------------------------------
  SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury and agencies' notes:
     Due within one year               $ 10,576     $ 10,674      .9 years          7.38%

     Due five through ten years         198,320      190,853     7.8 years          6.59%
-----------------------------------------------------------------------------------------
      TOTAL                            $208,896     $201,527     7.5 years          6.63%
-----------------------------------------------------------------------------------------
  Obligations of states and
   political subdivisions:
     Due within one year               $  3,328     $  3,354      .6 years          8.16%

     Due one through five years          22,116       22,384     3.1 years          7.64%

     Due five through ten years          40,351       40,381     7.8 years          7.42%

     Due over ten years                  33,414       31,924    12.5 years          6.98%
-----------------------------------------------------------------------------------------
      TOTAL                            $ 99,209     $ 98,043     8.1 years          7.35%
-----------------------------------------------------------------------------------------
  U.S. Government agencies'
   asset-backed securities and
   other asset-backed securities:
     Due within one year               $ 14,975     $ 15,003      .7 years          6.68%

     Due one through five years         270,317      267,517     3.6 years          6.77%

     Due five through ten years          13,141       12,728     5.4 years          6.31%
-----------------------------------------------------------------------------------------
      TOTAL                            $298,433     $295,248     3.5 years          6.75%
-----------------------------------------------------------------------------------------
  SECURITIES HELD-TO-MATURITY
  Obligations of state and
   political subdivisions:
     Due within one year               $  1,387     $  1,430      .9 years         11.26%

     Due one through five years           2,128        2,214     2.5 years         10.44%

     Due five through ten years             630          630     8.0 years          7.63%

     Due over ten years                     145          145    10.9 years          7.63%
-----------------------------------------------------------------------------------------
      TOTAL                            $  4,290     $  4,419     3.1 years         10.20%
-----------------------------------------------------------------------------------------
  OTHER ASSET-BACKED SECURITIES:
     Due one through five years        $     31     $     32     3.6 years          8.70%
-----------------------------------------------------------------------------------------


Investment securities having a book value of $474,877,000 and $432,489,000 at December 31, 1999 and 1998, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 1999, 1998 and 1997, gross gains of $335,000, $159,000, and $64,000 and gross losses of $3,943,000, $62,000 and $71,000 were realized, respectively. Tax benefits related to net securities losses were $1,263,000 in 1999, and $2,000 in 1997. Tax expense related to net securities gains in 1998 was $34,000.


5. LOANS

The composition of the loan portfolio is as follows:

---------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)          1999          1998
---------------------------------------------------------------------
  Commercial, financial and agricultural   $  236,718     $  217,504

  REAL ESTATE:
   Construction                                72,968         70,998

   Residential                                693,930        679,239

   Commercial                                 305,193        280,789

  Consumer, net                               407,849        332,320

  LEASES, NET                                 117,290         60,662
---------------------------------------------------------------------
   TOTAL LOANS                             $1,833,948     $1,641,512
---------------------------------------------------------------------

Under the Corporation's credit policies and practices, all non-accrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and
118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as non-accrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.

Non-accrual and restructured loans are summarized as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)             1999       1998
------------------------------------------------------------------
  Impaired loans:
   Non-accrual                                   $2,638     $2,150

   Restructured                                     429        492

     Total impaired loans                         3,067      2,642

  Other non-accrual loans                            --          5
------------------------------------------------------------------
      TOTAL NON-ACCRUAL AND RESTRUCTURED LOANS   $3,067     $2,647
------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 1999 and 1998 was $607,000 and $436,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $2,576,000, $2,457,000 and $3,599,000 for 1999, 1998 and 1997, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 1999, 1998, and 1997, the Corporation recognized $321,000, $149,000 and $283,000, respectively, of interest income on impaired loans, which included $307,000, $121,000 and $270,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 1999 and 1998, loans aggregating approximately $52,738,000 and $45,079,000, respectively, were outstanding to such parties.


6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                     1999         1998          1997
-------------------------------------------------------------------------------
  Balance, January 1                       $ 37,989      $ 35,595      $ 32,347

   Provision for loan losses                  6,969         6,798         6,999

   Losses charged to the reserve             (7,314)       (7,392)       (6,271)

   Recoveries                                 3,622         2,988         2,520
-------------------------------------------------------------------------------
  BALANCE, DECEMBER 31                     $ 41,266      $ 37,989      $ 35,595
-------------------------------------------------------------------------------


7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

-------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                         1999       1998
-------------------------------------------------------------------------------
  Total minimum payments to be received                    $  86,991  $  50,118

  Estimated unguaranteed residual value of leased property    43,211     19,230

  Less unearned income                                       (12,912)    (8,686)
-------------------------------------------------------------------------------
   TOTAL                                                   $ 117,290  $  60,662
-------------------------------------------------------------------------------

Minimum lease payments, in thousands, to be received as of December 31, 1999 are:

-----------------------------------------------
   (IN THOUSANDS)
-----------------------------------------------
  2000                                  $31,836

  2001                                   21,393

  2002                                   15,884

  2003                                   11,731

  2004                                    5,219

  Thereafter                                928
-----------------------------------------------
   TOTAL                                $86,991
-----------------------------------------------


8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

--------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999          1998
--------------------------------------------------------------------------
  Land                                             $  6,550      $  6,392

  Buildings                                          27,019        26,203

  Equipment, furniture and fixtures                  29,491        27,514

  Leasehold improvements                              1,204         1,144
--------------------------------------------------------------------------
   TOTAL                                             64,264        61,253
--------------------------------------------------------------------------
  Less accumulated depreciation and amortization    (37,722)      (34,498)
--------------------------------------------------------------------------
   PREMISES AND EQUIPMENT, NET                     $ 26,542      $ 26,755
--------------------------------------------------------------------------

Depreciation and amortization expense amounted to $3,541,000, $4,491,000 and $3,273,000 for the three years ended December 31, 1999, 1998 and 1997, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year (in thousands):

--------------------------------------------------
   (IN THOUSANDS)
--------------------------------------------------
  2000                               $  451,644

  2001                                  372,236

  2002                                  284,994

  2003                                  262,183

  2004                                  240,270

  Thereafter                            212,500
--------------------------------------------------
   TOTAL                             $1,823,827
--------------------------------------------------

Rent expense amounted to $704,000, $659,000 and $639,000, for the three years ended December 31, 1999, 1998 and 1997, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

-------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999         1998
-------------------------------------------------------------------------

  Securities sold under agreements to repurchase
   and federal funds purchased                     $149,679     $160,616

  Federal Home Loan Bank advances                   190,100       80,000

  Other short-term borrowings                         8,420        6,043
-------------------------------------------------------------------------
   TOTAL SHORT-TERM BORROWINGS                     $348,199     $246,659
-------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 1999, 1998 and 1997 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

-------------------------------------------------------------------------
                                     REPURCHASE                  DEMAND
                                     AGREEMENTS     FEDERAL      NOTES
                                    AND FEDERAL    HOME LOAN    DUE U.S.
                                       FUNDS         BANK       TREASURY
   (Dollars in thousands)            PURCHASED     ADVANCES     AND OTHER
-------------------------------------------------------------------------
  1999:
   ENDING BALANCE                    $149,679      $190,100      $  8,420

   HIGHEST MONTH-END BALANCE          188,269       197,600        10,044

   AVERAGE DAILY BALANCE              157,993       133,418         3,898

   WEIGHTED-AVERAGE INTEREST RATE:
     AS OF YEAR-END                      4.20%         5.82%         4.47%

     PAID DURING THE YEAR                4.11%         5.18%         5.07%
-------------------------------------------------------------------------
  1998:
   Ending balance                    $160,616      $ 80,000      $  6,043

   Highest month-end balance          182,957       104,300         6,043

   Average daily balance              157,951        29,356         2,868

   Weighted-average interest rate:
     As of year-end                      4.21%         6.00%         4.06%

     Paid during the year                4.58%         5.83%         4.87%
-------------------------------------------------------------------------
  1997:
   Ending balance                    $127,587      $ 18,900      $  5,137

   Highest month-end balance          161,172        86,000         5,137

   Average daily balance              132,976        26,741         2,909

   Weighted-average interest rate:
     As of year-end                      4.61%         6.25%         5.75%

     Paid during the year                4.60%         5.49%         5.25%
-------------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


10. LONG-TERM DEBT

Long-term debt is listed below:

-----------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)               1999        1998
-----------------------------------------------------------------------
  FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
   MONTHLY PRINCIPAL AND INTEREST PAYMENTS:

     2.00% Advance due November 1, 2027            $   38       $   39

     2.00% Advance due January 1, 2028                 38           39

     5.60% Advance due August 1, 2003                  --        1,443

     5.70% Advance due May 1, 2004                     --        3,199

     5.85% Advance due January 1, 2016                 --        3,710
-----------------------------------------------------------------------
      TOTAL LONG-TERM DEBT                         $   76       $8,430
-----------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995 and amended April 20, 1998. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 735,000. At December 31, 1999, 420,214 common shares were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

In conjunction with the First-Knox Merger in 1997, the Corporation assumed the 1995 First-Knox Director's Stock Option and Stock Appreciation Rights Plan and the 1990 First-Knox Stock Option and Stock Appreciation Rights Plan. Additionally, in conjunction with the merger in 1997, all former First-Knox Plans were terminated with respect to the granting of any additional options and stock appreciation rights.

The Corporation's stock option activity and related information is summarized below. All data has been restated, as applicable, for subsequent stock dividends.


--------------------------------------------------------------------------------------------------------------
                                            STOCK OPTIONS                    STOCK APPRECIATION RIGHTS
                         -----------------------------------------  ------------------------------------------
                                                  OUTSTANDING                             OUTSTANDING
                                         ------------------------                    -------------------------
                                                         WEIGHTED                                   WEIGHTED
                                                         AVERAGE                                    AVERAGE
                          NUMBER                        EXERCISE     NUMBER                         EXERCISE
                         AVAILABLE                      PRICE PER   AVAILABLE                       PRICE PER
                         FOR GRANT        NUMBER          SHARE     FOR GRANT         NUMBER         SHARE
--------------------------------------------------------------------------------------------------------------
  January 1, 1997         219,537         190,883        $ 30.43      36,388          27,791        $ 23.52

   Granted                (91,775)         91,775          59.20          --              --             --

   Exercised                   --        (143,901)         26.72          --         (27,767)         23.52

   Forfeited/Expired      (80,511)         (4,449)         56.26     (36,388)            (24)         22.90
--------------------------------------------------------------------------------------------------------------
  December 31, 1997        47,251         134,308        $ 53.22          --              --             --

   Authorized             525,000              --          --             --              --             --

   Granted                (91,719)         91,719          88.60          --              --             --

   Exercised                   --         (37,910)         51.57          --              --             --

   Forfeited/Expired        6,832          (6,832)         58.61          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1998       487,364         181,285        $ 71.23          --              --             --

   Granted                (71,407)         71,407          91.36          --              --             --

   Exercised                   --         (19,137)         56.60          --              --             --

   Forfeited/Expired        4,257          (4,257)         84.91          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1999       420,214         229,298        $ 78.47          --              --            --
--------------------------------------------------------------------------------------------------------------
  Range of exercise prices:                                   $33.04 - $110.75

  Weighted-average remaining contractual life:                3.4 Years

  Exerciseable at year end:                                   222,333

  Weighted-average exercise price of exerciseable options:    $78.09
--------------------------------------------------------------------------------------------------------------


Compensation expense related to stock appreciation rights was $0, $0 and $339,000 in 1999, 1998 and 1997, respectively.

The Corporation has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 1999, 1998 and 1997 respectively: risk-free interest rates of 5.50%, 5.25% and 6.25%; a dividend yield of 2.50%, a volatility factor of the expected market price of the Corporation's common stock of .213, .237 and .219 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $18.04, $18.52 and $13.28 for 1999, 1998 and 1997, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Corporation's pro-forma information follows:


------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS,                        1999             1998            1997
   EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------
  Net income as reported                     $   45,747       $   41,572       $   37,693

  Pro-forma net income                           44,358           39,814           36,620

  Basic earnings per share as reported             4.69             4.24             3.82

  Pro-forma basic earnings per share               4.55             4.06             3.72

  Diluted earnings per share as reported           4.67             4.22             3.81

  Pro-forma diluted earnings per share             4.53             4.04             3.70
------------------------------------------------------------------------------------------

12. BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on an employee's years of service and compensation. The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes.

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                1999            1998
-------------------------------------------------------------------------------

  CHANGE IN BENEFIT OBLIGATION:
   Benefit obligation at beginning of year            $ 17,497        $ 16,498

   Service cost                                          1,197           1,055

   Interest cost                                         1,120           1,189

   Actuarial                                            (1,535)          2,096

   Benefits paid                                        (1,071)         (3,341)

     BENEFIT OBLIGATION AT END OF YEAR                  17,208          17,497
-------------------------------------------------------------------------------
  CHANGE IN PLAN ASSETS:
   Fair value of plan assets at beginning of year       17,135          19,578

   Actual return on plan assets                          2,951             662

   Company contributions                                   602             236

   Benefits paid                                        (1,071)         (3,341)

     FAIR VALUE OF PLAN ASSETS AT END OF YEAR           19,617          17,135

   Funded status of the plan (underfunded)               2,409            (362)

   Unrecognized net actuarial loss (gain)               (2,803)            314

   Unrecognized prior service cost                           9               3

   Unrecognized net transaction asset                      (93)           (157)

     Accrued benefit cost                             $   (478)       $   (202)



----------------------------------------------------------------------------------------
                                                 1999            1998
----------------------------------------------------------------------------------------
  WEIGHTED AVERAGE ASSUMPTIONS:
   Discount rate                                  7.64%           6.52%

   Expected return on plan assets                 8.00%           8.00%

   Rate of compensation increase                  5.00%           5.00%

----------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                        1999            1998            1997
----------------------------------------------------------------------------------------
  COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost                                $ 1,197         $ 1,055         $   942

   Interest cost                                 1,120           1,189           1,098

   Expected return on plan assets               (1,369)         (1,555)         (1,375)

   Amortization of prior service cost               (6)            (64)             (6)

   Recognized net actuarial loss                   (64)            (62)            (60)

     Benefit cost                              $   878         $   563         $   599
----------------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $717,000, $724,000 and $586,000 for 1999, 1998
and 1997, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1999 and 1998, the accrued benefit cost for this plan totaled $520,000 and $32,000, respectively. The expense for the Corporation was $480,000, $30,000, and $14,000 for 1999, 1998, and 1997, respectively.


13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

----------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                  1999          1998
----------------------------------------------------------------------------
  DEFERRED TAX ASSETS:
   Allowance for loan losses                         $14,443       $13,352

   Unrealized holding loss on securities               4,052            --

   Deferred loan fees                                    695           461

   Deferred compensation                                 413           474

   Other                                               3,697         3,259
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX ASSETS                        23,300        17,546
----------------------------------------------------------------------------
  DEFERRED TAX LIABILITIES:
   Lease revenue reporting                            12,816         6,951

   Unrealized holding gain on securities                  --         4,058

   Fixed assets, principally due to depreciation         542           506

   Other                                               6,148         5,541
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX LIABILITIES                   19,506        17,056
----------------------------------------------------------------------------
      NET DEFERRED TAX ASSETS                        $ 3,794       $   490
----------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

-----------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                  1999          1998          1997
-----------------------------------------------------------------------------
  Currently payable                      $13,883       $18,112       $16,718

  Deferred                                 4,806           829           139
-----------------------------------------------------------------------------
   TOTAL                                 $18,689       $18,941       $16,857
-----------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 1999, 1998, and 1997.

--------------------------------------------------------------------------
   DECEMBER 31                            1999         1998         1997
--------------------------------------------------------------------------
  Statutory corporate tax rate            35.0%        35.0%        35.0%

  Changes in rates resulting from:
   Tax-exempt interest income             (3.4%)       (3.0%)       (2.9%)

   Tax credits (low income housing)       (1.7%)       (1.0%)        (.9%)

   Other                                   (.9%)         .3%         (.3%)
--------------------------------------------------------------------------
  EFFECTIVE TAX RATE                      29.0%        31.3%        30.9%
--------------------------------------------------------------------------

The following is a summary of the income tax effect allocated to other comprehensive income.


-------------------------------------------------------------------------------------
                                           BEFORE-TAX         TAX          NET-OF-TAX
   YEAR ENDED DECEMBER 31, 1999              AMOUNT          EXPENSE         AMOUNT
-------------------------------------------------------------------------------------
  Unrealized losses on
   available-for-sale securities            $(26,779)       $ (9,373)       $(17,406)

  Less: reclassification adjustment for
   losses realized in net income               3,608           1,263           2,345
-------------------------------------------------------------------------------------
  Other comprehensive income                $(23,171)       $ (8,110)       $(15,061)
-------------------------------------------------------------------------------------
   Year ended December 31, 1998

  Unrealized gains on
   available-for-sale securities            $    892        $    312        $    580

  Less: reclassification adjustment for
   gains realized in net income                  (97)            (34)            (63)
-------------------------------------------------------------------------------------
  Other comprehensive income                $    795        $    278        $    517
-------------------------------------------------------------------------------------
   Year ended December 31, 1997

  Unrealized gains on
   available-for-sale securities            $  3,581        $  1,254        $  2,327

  Less: reclassification adjustment for
   losses realized in net income                   7               2               5
-------------------------------------------------------------------------------------
  Other comprehensive income                $  3,588        $  1,256        $  2,332
-------------------------------------------------------------------------------------


14. EARNINGS PER SHARE
SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:


--------------------------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31                                 1999            1998             1997
   (DOLLARS IN THOUSANDS,
   EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------
  NUMERATOR:
   Net income                                        $   45,747       $   41,572       $   37,693

  DENOMINATOR:
   Basic earnings per share:
     Weighted-average shares                          9,753,656        9,807,582        9,855,119

   Effect of dilutive securities - stock options         39,546           48,220           39,841

   Diluted earnings per share:
     Adjusted weighted-average shares
     and assumed conversions                          9,793,202        9,855,802        9,894,960

  EARNINGS PER SHARE:
   Basic earnings per share                          $     4.69       $     4.24       $     3.82

   Diluted earnings per share                        $     4.67       $     4.22       $     3.81
--------------------------------------------------------------------------------------------------


15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 1999, approximately $20,798,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

16. FINANCIAL INSTRUMENTS WITH
    OFF-BALANCE SHEET RISK AND
    FINANCIAL INSTRUMENTS WITH
    CONCENTRATIONS OF CREDIT RISK

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)    1999              1998
------------------------------------------------------------------
  Loan commitments                     $289,448          $267,602

  Unused credit card limits              96,193            96,710

  Standby letters of credit               6,585             3,953
------------------------------------------------------------------

The loan commitments are generally for variable rates of interest.

The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Central Ohio. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the economic conditions in each borrower's geographic location.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

OFF-BALANCE SHEET INSTRUMENTS: Fair values for the Corporation's loan commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

The fair value of financial instruments at December 31, 1999 and 1998 is as follows (in thousands):

------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                 1999                                 1998
   (IN THOUSANDS)                   CARRYING             FAIR             CARRYING            FAIR
                                     AMOUNT             VALUE              AMOUNT             VALUE
------------------------------------------------------------------------------------------------------
  FINANCIAL ASSETS:
   Cash and federal funds
     sold                        $   104,222        $   104,222        $   100,291        $   100,291

   Investment securities             623,330            623,460            652,467            652,750

   Loans:
     Commercial, financial
      and agricultural               236,718            236,718            217,504            217,504

     Real estate:
      Construction                    72,968             72,968             70,998             70,998

      Residential                    693,930            699,671            679,239            688,497

      Commercial                     305,193            303,724            280,789            281,162

      Consumer, net                  407,849            406,373            332,320            334,138
------------------------------------------------------------------------------------------------------
        TOTAL LOANS                1,716,658          1,719,454          1,580,850          1,592,299
------------------------------------------------------------------------------------------------------
        Allowance for
        loan losses                  (41,266)                --            (37,989)                --
------------------------------------------------------------------------------------------------------
         LOANS
         RECEIVABLE, NET         $ 1,675,392        $ 1,719,454        $ 1,542,861        $ 1,592,299
------------------------------------------------------------------------------------------------------
  FINANCIAL LIABILITIES:
   Noninterest bearing
     checking                    $   289,291        $   289,291        $   285,574        $   285,574

   Interest bearing checking         242,235            242,235            235,113            235,113

   Savings                           275,374            275,374            276,546            276,546

   Money market accounts             150,226            150,226            159,722            159,722

   Time deposits                   1,056,594          1,057,518            981,305            988,152

   Other                               1,427              1,427              1,518              1,518
------------------------------------------------------------------------------------------------------
        TOTAL DEPOSITS           $ 2,015,147        $ 2,016,071        $ 1,939,778        $ 1,946,625
------------------------------------------------------------------------------------------------------
   Short-term borrowings             348,199            348,199            246,659            246,659

   Long-term debt                         76                 40              8,430              8,526

  UNRECOGNIZED FINANCIAL
   INSTRUMENTS:
   Loan commitments                       --               (289)                --               (268)

   Standby letters of credit              --                (33)                --                (20)
------------------------------------------------------------------------------------------------------


18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 1999 and December 31, 1998 (dollars in thousands):

----------------------------------------------------------------------------------------
   DECEMBER 31,                               1999                       1998
   (DOLLARS IN THOUSANDS)           AMOUNT            RATIO     AMOUNT           RATIO
----------------------------------------------------------------------------------------
  Total equity (1)                 $239,580           9.09%    $235,690           9.58%

  Tier 1 capital (2)                235,124          13.15%     215,990          13.64%

  Total risk-based capital (3)      257,708          14.41%     236,356          14.92%

  Leverage (4)                      235,124           9.05%     215,990           9.06%
----------------------------------------------------------------------------------------

(1) Computed in accordance with generally accepted accounting principles, including accumulated other comprehensive income.

(2) Stockholders' equity less certain intangibles and accumulated other comprehensive income; computed as a ratio to risk-adjusted assets as defined.

(3) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets, as defined.

(4) Tier 1 capital computed as a ratio to average total assets less certain intangibles.

The Corporation's Tier 1, total risk-based capital and leverage ratios are well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 1999, and 1998, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.


19. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries and their respective divisions. The operating results of the banking subsidiaries and their respective divisions are monitored closely by senior management and each president of the subsidiary or division is held accountable for their results. Information about reportable segments is listed below (in thousands). See Note 1 for a detailed description of individual banking subsidiaries and their respective divisions


-----------------------------------------------------------------------------------------------------------------------------------
  OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                                                                               ALL
                                      PND          FND        RTC         CNB        FKND         FSD         OTHER         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income             $  41,448    $  12,734  $  17,739    $  16,520  $  23,095    $   3,211    $   1,110    $  115,857

  Provision for loan losses             710          755      1,039        1,410      2,353          646           56         6,969

  Other income                       12,290        2,081      1,261        2,280      4,213          343          620        23,088

  Depreciation and amortization       1,092          406        483          489        814          103          154         3,541

  Other expense                      22,649        7,461      9,822        8,727     11,828        1,576        1,936        63,999
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,287        6,193      7,656        8,174     12,313        1,229         (416)       64,436
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,876        1,984      2,571        2,486      3,548          326       (1,102)       18,689
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,411    $   4,209  $   5,085    $   5,688  $   8,765    $     903    $     686    $   45,747
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCES AT DECEMBER 31, 1999:

  Assets                          $ 949,212    $ 280,451  $ 435,220    $ 393,733  $ 541,724    $  62,474    $ (28,477)   $2,634,337

  Loans                             693,579      168,078    243,037      269,897    396,412       62,374          571     1,833,948

  Deposits                          691,356      219,598    354,521      316,702    394,084       57,598      (18,712)    2,015,147
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1998

  Net interest income             $  39,877    $  11,586  $  16,018    $  15,510  $  20,910    $   2,827    $     923    $  107,651

  Provision for loan losses           2,880          600      1,602          480      1,116          120           --         6,798

  Other income                       11,468        2,349      2,972        3,079      3,833          268           --        23,969

  Depreciation and amortization       1,119          354        558          648      1,513          149          150         4,491

  Other expense                      20,483        6,689      9,283        8,168     11,646        1,490        2,059        59,818
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         26,863        6,292      7,547        9,293     10,468        1,336       (1,286)       60,513
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,530        2,038      2,541        2,961      2,927          376         (432)       18,941
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  18,333    $   4,254  $   5,006    $   6,332  $   7,541    $     960    $    (854)   $   41,572
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1998:

  Assets                          $ 865,974    $ 277,482  $ 413,590    $ 385,150  $ 484,965    $  62,303    $ (28,685)   $2,460,779

  Loans                             636,189      149,487    213,360      239,032    351,695       51,749           --     1,641,512

  Deposits                          641,618      219,907    337,964      310,769    394,470       55,789      (20,739)    1,939,778
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1997

  Net Interest Income             $  39,106    $   9,676  $  16,018    $  14,590  $  20,507    $   2,569    $     790    $  103,256

  Provision for loan losses             220          450        650          330      4,870          479           --         6,999

  Other income                       10,648        1,740      2,383        2,571      3,148          211           --        20,701

  Depreciation and amortization         824          219        505          494      1,000           82          149         3,273

  Other expense                      19,138        5,046      9,531        7,928     15,144        1,579          769        59,135
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,572        5,701      7,715        8,409      2,641          640         (128)       54,550
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                9,559        1,808      2,520        2,604        125          128          113        16,857
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,013    $   3,893  $   5,195    $   5,805  $   2,516    $     512    $    (241)   $   37,693
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1997:

  Assets                          $ 777,707    $ 250,324  $ 401,683    $ 353,816  $ 492,315    $  63,322    $ (50,784)   $2,288,383

  Loans                             589,044      137,567    229,658      247,663    340,888       47,107           --     1,591,927

  Deposits                          578,050      211,004    330,922      301,967    384,278       56,946       (8,203)    1,854,964
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.


--------------------------------------------------------------------------------------------------------------------------
                                INTEREST       DEPRECIATION       OTHER         INCOME
                                 INCOME          EXPENSE         EXPENSE         TAXES            ASSETS         DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
   1999:

  Totals for reportable
   segments                   $   114,747     $     3,387     $    62,063     $    19,791      $ 2,662,814      $ 2,033,859

  Elimination of
   intersegment items                  --              --              --              --          (40,904)         (18,712)

  Parent Co. and GFC totals
   - not eliminated                 1,110               4           1,936          (1,102)          12,427               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     TOTALS                   $   115,857     $     3,541     $    63,999     $    18,689      $ 2,634,337      $ 2,015,147
-----------------------------------------------------------------------------------------------------------------------------
   1998:

  Totals for reportable
   segments                   $   106,728     $     4,341     $    57,759     $    19,373      $ 2,489,464      $ 1,960,517

  Elimination of
   intersegment items                  --              --              --              --          (35,764)         (20,739)

  Parent Co. totals
   - not eliminated                   923              --           2,059            (432)           7,079               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   107,651     $     4,491     $    59,818     $    18,941      $ 2,460,779      $ 1,939,778
-----------------------------------------------------------------------------------------------------------------------------
   1997:

  Totals for
   reportable segments        $   102,466     $     3,124     $    58,366     $    16,744      $ 2,339,167      $ 1,863,167

  Elimination of
   intersegment items                  --              --              --              --          (57,181)          (8,203)

  Parent Co. totals
   - not eliminated                   790              --             769             113            6,397               --

  Other items                          --             149              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   103,256     $     3,273     $    59,135     $    16,857      $ 2,288,383      $ 1,854,964
-----------------------------------------------------------------------------------------------------------------------------


20. PARENT COMPANY STATEMENTS

The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below.

Investments in subsidiaries are accounted for using the equity method of accounting.

The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents noninterest bearing deposits with a bank subsidiary.

Net cash provided by operating activities reflects cash payments for income taxes of $652,000, $18,000 and $1,040,000 in 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, stockholders' equity reflected in the Parent Company balance sheet includes $86.7 million and $82.4 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          AT DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------
   (IN THOUSANDS)                                    1999         1998
-------------------------------------------------------------------------
  ASSETS:
   Cash                                            $ 25,148     $ 29,770

   Investment in subsidiaries                       166,692      170,927

   Debentures receivable from subsidiary banks       20,000       12,000

   Other investments                                  1,408          507

   Dividends receivable from subsidiaries            25,500       21,375

   Other assets                                       8,397        7,115
-------------------------------------------------------------------------
      TOTAL ASSETS                                 $247,145     $241,694
-------------------------------------------------------------------------
  LIABILITIES:
   Dividends payable                               $  6,331     $  5,586

   Other liabilities                                  1,234          418
-------------------------------------------------------------------------
     TOTAL LIABILITIES                                7,565        6,004

     TOTAL STOCKHOLDERS' EQUITY                     239,580      235,690
-------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $247,145     $241,694
-------------------------------------------------------------------------


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------
   (IN THOUSANDS)                              1999          1998        1997
-------------------------------------------------------------------------------
  INCOME:
   Dividends from subsidiaries               $ 34,500     $ 33,500     $ 45,097

   Interest and dividends                         960          923          790

                  Other                           619           --           --
--------------------------------------------------------------------------------
     TOTAL INCOME                              36,079       34,423       45,887
--------------------------------------------------------------------------------
  EXPENSE:
   Amortization of intangibles                     --          295          304

   Other, net                                   1,767        1,764          465
--------------------------------------------------------------------------------
     TOTAL EXPENSES                             1,767        2,059          769
--------------------------------------------------------------------------------
     INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          34,312       32,364       45,118

  Federal income tax benefit (expense)          1,074          432         (113)
--------------------------------------------------------------------------------
     INCOME BEFORE EQUITY IN
      UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          35,386       32,796       45,005

  Equity in undistributed earnings
   of subsidiaries                             10,361        8,776       (7,312)
--------------------------------------------------------------------------------
     NET INCOME                              $ 45,747     $ 41,572     $ 37,693
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


------------------------------------------------------------------------------------
   (IN THOUSANDS)                                     1999        1998        1997
------------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
   Net income                                     $ 45,747     $ 41,572    $ 37,693

  Adjustments to reconcile net income to
     net cash provided by operating activities:
   Amortization                                         --          295         304

   Undistributed earnings of subsidiaries          (10,361)      (8,776)      7,312

   (Increase) decrease in dividends
     receivable from subsidiaries                   (4,125)      10,325     (23,000)

   Increase in other assets                         (1,214)        (979)     (1,345)

   Increase (decrease) increase in
     other liabilities                                 816         (474)       (259)
------------------------------------------------------------------------------------
      NET CASH PROVIDED BY
        OPERATING ACTIVITIES                        30,863       41,963      20,705
------------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Purchase of debenture from
     subsidiary bank                               (10,000)          --     (10,000)

   Capital contribution to subsidiary                 (300)          --          --

   Purchase of investment securities                (1,135)        (423)         --

   Other, net                                        2,000          (42)     (1,379)
------------------------------------------------------------------------------------
      NET CASH USED IN
        INVESTING ACTIVITIES                        (9,435)        (465)    (11,379)
------------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
   Cash dividends paid                             (22,315)     (17,983)    (15,047)

   Proceeds from issuance of
     common stock                                       36          123       3,664

   Purchase of treasury stock, net                  (3,771)      (9,582)     (4,727)
------------------------------------------------------------------------------------
      NET CASH USED IN
        FINANCING ACTIVITIES                       (26,050)     (27,442)    (16,110)
------------------------------------------------------------------------------------
      (DECREASE) INCREASE IN CASH                   (4,622)      14,056      (6,784)

  Cash at beginning of year                         29,770       15,714      22,498
------------------------------------------------------------------------------------
      CASH AT END OF YEAR                         $ 25,148     $ 29,770    $ 15,714
------------------------------------------------------------------------------------


                                                                      APPENDIX C


                   [LETTERHEAD OF MCDONALD INVESTMENTS INC.]

March 21, 2000


Board of Directors
SNB Corp.
499 S. Broadway
Greenville, OH   45331

Attention:   Mr. Fred C. Brumbaugh
             Chairman and President

Members of the Board:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common shares ("SNB Common"), of SNB Corp. ("SNB"), of the Exchange Ratio, as set forth in the Agreement and Plan of Merger, as amended (the "Agreement"), between SNB and Park National Corporation ("Park National").

         The Agreement provides for the merger (the "Merger") of SNB with and into Park National, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of SNB Common, other than shares held in the treasury of SNB, will be converted into the right to receive approximately 5.37 common shares ("Park National Common") of Park National, as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as SNB's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i)   Reviewed the Agreement and exhibits;

     (ii) Reviewed certain publicly available financial statements of SNB and Park National;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of SNB and Park National provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of SNB and Park National concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for Park National Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of SNB and Park National with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion; and

     (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of SNB and Park National contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either SNB or Park National, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either SNB or Park National. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared or reviewed by management of SNB and Park National, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of SNB and Park National, as to the future performance of SNB, Park National, and SNB and Park National combined, as the case may be. We have not been engaged to, and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of SNB

Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to SNB, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

         In the ordinary course of business, we may actively trade securities of Park National and SNB for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of SNB Common, and does not address the underlying business decision by SNB's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any SNB shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of SNB Common or Park National Common may be at the Effective Time of the Merger or as to the prospects of SNB's business or Park National's business.

         This opinion is directed to the Board of Directors of SNB and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of SNB Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such document, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of SNB Common from a financial point of view.

                                          Very truly yours,

                                          /s/ McDonald Investments Inc.

                                          McDonald Investments Inc.

                                                                      APPENDIX D

                        OHIO REVISED CODE SECTION 1701.85
          DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.